Execution Version
THIRD AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT AND OMNIBUS AMENDMENT TO LOAN DOCUMENTS
THIS THIRD AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT AND OMNIBUS AMENDMENT TO LOAN DOCUMENTS (this “Agreement”) is dated as of August 2, 2024 (the “Third Amendment Effective Date”), by and among GREAT SOUTHERN HOMES, INC., a South Carolina corporation (“GSH”), UNITED HOMES GROUP, INC., a Delaware corporation (“UHG”), and ROSEWOOD COMMUNITIES, INC., a South Carolina corporation (“Rosewood”; GSH, UHG and Rosewood, together with any other borrower which may join in the Credit Agreement after the date hereof, whether by execution of a joinder to the Credit Agreement or otherwise, individually or collectively as the context may suggest or require, jointly and severally, the “Borrower”), the Lenders party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the administrative agent for the Lenders (together with its successors and assigns, the “Administrative Agent”).
W I T N E S S E T H :
WHEREAS, Borrower, the lenders party thereto (collectively, the “Lenders”), Wells Fargo Securities, LLC, as the joint Lead Arranger and sole Bookrunner, Regions Bank, as the joint Lead Arranger and Syndication Agent, Flagstar Bank, as the Documentation Agent, and the Administrative Agent entered into that certain Second Amended and Restated Credit Agreement dated as of August 10, 2023, as amended by that certain Letter Agreement dated as of September 29, 2023, as further amended by that certain Letter Agreement dated as of October 20, 2023, as further amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated as of December 22, 2023, and as further amended by that certain Second Amendment to Second Amended and Restated Credit Agreement dated as of January 26, 2024 (as amended, and as the same may have been further amended, restated, supplemented, or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”); and
WHEREAS, the Borrower, the Requisite Lenders and the Administrative Agent desire to amend certain provisions of the Credit Agreement, including, without limitation, extending the Revolving Loan Termination Date, on the terms and conditions contained herein.
NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, each of the parties hereto hereby covenant and agree as follows:
SECTION 1. Definitions. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement. Each reference to “hereof,” “hereunder,” “herein,” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall from and after the date hereof refer to the Credit Agreement as amended hereby.
SECTION 2. Technical Amendment. In order to correct an error in the Credit Agreement and conform it to the term sheet provided to the Lenders in connection with the Second Amendment to Second Amended and Restated Credit Agreement dated as of January 26, 2024, the Borrower and the

Administrative Agent agree that on and as of the Third Amendment Effective Date, the reference to (i) “Unused Amount” in the top row of the table contained in Section 3.5(b) of the Credit Agreement is deleted and replaced with “Aggregate Outstanding Principal Balance of Revolving Loans and Letter of Credit Liabilities” and (ii) “Unused Amount” in the body of Section 3(b) of the Credit Agreement is deleted.
SECTION 3. Amendments to the Credit Agreement. The parties hereto hereby agree that on and as of the Third Amendment Effective Date:
(a)    the text of the Credit Agreement (other than the Exhibits and Schedules thereto (except for Schedule I, Schedule 7.1(b), Schedule 7.1(g) and Schedule 7.1(i), which are being amended hereunder)) is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined) as set forth in the pages of the Credit Agreement attached hereto as Exhibit A.
(b)    Each of Schedule I, Schedule 7.1(b), Schedule 7.1(g) and Schedule 7.1(i) is hereby deleted in its entirety and replaced with each of Schedule I (Commitments), Schedule 7.1(b) (Ownership Structure), Schedule 7.1(g) (Indebtedness and Guaranties) and Schedule 7.1(i) (Litigation).
SECTION 4. Omnibus Amendments to Loan Documents. The parties hereto hereby agree that on and as of the Third Amendment Effective Date:
(a)    Except for references in the Notes and the Mortgages, all references to the term “Credit Agreement” in the Loan Documents and the Hazardous Materials Indemnity Agreement shall hereafter refer to the Credit Agreement, as amended by this Agreement; and
(b)    All references to the term “Loan Document” in the Loan Documents and the Hazardous Materials Indemnity Agreement by whatever nomenclature shall hereafter refer to such Loan Document as amended by this Agreement.
SECTION 5. Acknowledgement Regarding Debt Service Coverage Ratio. The Administrative Agent and each of the Lenders hereby acknowledge and agree that, notwithstanding the requirement contained in Section 10.1(c) of the Existing Credit Agreement, the Lenders are waiving the Debt Service Coverage Ratio requirement contained in said Section 10.1(c) (the “Existing Debt Service Coverage Ratio Test”) for the second quarter of the 2024 fiscal year (the “Specified Waiver”), which waiver shall be deemed effective as of the last day of such fiscal quarter, and, in addition, to the extent applicable, waive any Default or Event of Default which may have occurred solely as a result of the Borrower’s failure to satisfy the Existing Debt Service Coverage Ratio Test in such fiscal quarter. The Specified Waiver is a limited, one-time waiver and shall not be deemed to (a) constitute a waiver of any other Default or Event of Default or any other breach of the Credit Agreement or any of the other Loan Documents, whether now existing or hereafter arising, (b) constitute a waiver of any right or remedy of the Administrative Agent or any of the Lenders under any Loan Document which does not arise solely as a result of any non-compliance with the provisions of Section 10.1(c) of the Existing Credit Agreement for the period set forth above (all such rights and remedies being expressly reserved by the Administrative Agent and the Lenders), or (c) establish a custom or course of dealing or conduct between the Administrative Agent and/or the Lenders, on the one hand, and Borrower on the other hand. Any waiver provided for herein shall not be deemed to constitute consent to any other act, omission, deviation or any breach of the Credit Agreement or any of the other Loan Documents.
SECTION 6. Miscellaneous.
(a)    Effect of Agreement. Except as set forth expressly hereinabove (including the recitals hereto), all terms of the Credit Agreement and the other Loan Documents shall be and remain in full force and effect, and shall constitute the legal, valid, binding, and enforceable obligations of the Borrower.
(b)    Loan Document. For the avoidance of doubt, the Borrower, the Lenders party hereto and the Administrative Agent hereby acknowledge and agree that this Agreement is a Loan Document.
(c)    No Novation or Mutual Departure. The Borrower expressly acknowledges and agrees that (i) there has not been, and this Agreement does not constitute or establish, a novation with respect to the Credit Agreement or any of the other Loan Documents, or a mutual departure from the strict terms, provisions, and conditions thereof, other than with respect to the amendments contained in Section 2, Section 3, Section 4 and Section 5 above; and (ii) nothing in this Agreement shall affect or limit the Administrative Agent’s or the Lenders’ right to demand payment of liabilities owing from the Borrower to the Administrative Agent or any Lender under, or to demand strict performance of the terms, provisions and conditions of, the Credit Agreement and the other Loan Documents, to exercise any and all rights, powers, and remedies under the Credit Agreement or the other Loan Documents or at law or in equity, or to do any and all of the foregoing, immediately at any time after the occurrence of a Default or an Event of Default under the Credit Agreement or the other Loan Documents.
(d)    Ratification. The Borrower hereby (i) restates, ratifies, and reaffirms each and every term, covenant, and condition set forth in the Credit Agreement and the other Loan Documents to which each is a party effective as of the date hereof and (ii) restates and renews each and every representation and warranty heretofore made by it in the Credit Agreement and the other Loan Documents as fully as if made on the date hereof and with specific reference to this Agreement and any other Loan Documents executed or delivered in connection herewith (except with respect to representations and warranties made as of an expressed date, in which case such representations and warranties shall be true and correct as of such date). To the extent there are any conflicts between the terms of this Agreement and the terms of the Credit Agreement, the terms of this Agreement shall control.
(e)    No Default. To induce the Administrative Agent and the Lenders party hereto to enter into this Agreement and to continue to make advances pursuant to the Credit Agreement (subject to the terms and conditions thereof), the Borrower hereby acknowledges and agrees that, as of the date hereof, and after giving effect to the terms hereof, there exists (i) no Default or Event of Default and (ii) no right of offset, defense, counterclaim, claim, or objection in favor of the Borrower arising out of or with respect to any of the Loans or other obligations of the Borrower owed to the Administrative Agent and the Lenders party hereto under the Credit Agreement or any other Loan Document.
(f)    Release. The Borrower hereby ratifies, reaffirms and acknowledges that the Loan Documents represent their valid, enforceable and collectible obligations, and that they have no existing claims, defenses (personal or otherwise) or rights of setoff with respect thereto. The Borrower hereby releases the Administrative Agent and Lenders, their respective parent corporations, subsidiaries and affiliates, any holder of or participant in the Loan, and each of their respective present and former officers, directors, shareholders, representatives, consultants, attorneys, employees and agents, and their respective heirs, personal representatives, successors and assigns (collectively, the “Released Parties”), from any and all claims, liabilities, damages, actions and causes of action of every nature or character

(collectively, the “Claims”), known or unknown, direct or indirect, at law or in equity, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of this Agreement, or that may hereafter be discovered with respect to acts or omissions occurring prior to such date, relating to the Loan, the administration of the Loan or the modifications described herein. The Borrower expressly waives and relinquishes all rights and benefits under any law or legal principle of similar effect in any jurisdiction, with respect to released Claims to the extent the same may be lawfully waived by the Borrower. The Borrower understands and agrees that the release set forth herein is a full and final release of any and all Claims of every nature and kind whatsoever arising out of the facts and circumstances described herein and that the above release extinguishes Claims that are known, unknown, foreseen or unforeseen.
(g)    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. This Agreement may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of the Agreement.
(h)    Fax or Other Electronic Transmission. Delivery by one or more parties hereto of an executed counterpart of this Agreement via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including, without limitation, in portable document format (“PDF”)) shall have the same force and effect as the delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Each party hereto hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of its signature, and hereby agrees that such electronically transmitted or signed signatures shall be conclusive proof, admissible in judicial proceedings, of such party’s execution of this Agreement.
(i)    Recitals Incorporated Herein. The preamble and the recitals to this Agreement are hereby incorporated herein by this reference.
(j)    Section References. Section titles and references used in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.
(k)    Further Assurances. The Borrower agrees to take, at the Borrower’s sole cost and expense, such further actions as the Administrative Agent shall reasonably request from time to time to evidence the amendments set forth herein and the transactions contemplated hereby.
(l)    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of South Carolina but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of South Carolina.

(m)    Expenses. The Borrower shall reimburse the Administrative Agent upon demand for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.
(n)    Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.
SECTION 7. Conditions Precedent. This Agreement shall become effective only upon the satisfaction of the following conditions precedent:
(a)    The Administrative Agent shall have received each of the following, each in form and substance reasonably satisfactory to the Administrative Agent:
(i)    counterparts of this Agreement duly executed by the Borrower, Lenders and the Administrative Agent;
(ii)    each Lender shall have received its respective Note, conforming to the requirements of the Credit Agreement and duly executed and delivered by a duly authorized officer of the Borrower;
(iii)    a duly executed certificate of a Responsible Officer of the Borrower, dated as of the date hereof, including a certificate of incumbency with respect each of the officers of such Person authorized to execute and deliver this Agreement and the other Loan Documents, together with the following items: (1) a good standing certificate for such Person issued by the jurisdiction of incorporation of such Person, (2) a true, complete and correct copy of the resolutions of such Person authorizing such Person to execute, deliver and perform this Agreement and the other Loan Documents to which such Person is a party, and (3) the governing documents of such Person or a statement, in form and substance reasonably satisfactory to the Administrative Agent, that the governing documents of the Borrower and each such Person have not been amended, modified or rescinded since the most recent delivery of such documents to the Lenders (as defined in the Credit Agreement), and as of the Effective Date, no actions or proceedings for the amendment, modification, or rescission of such governing documents are pending or contemplated;
(iv)    legal opinion of counsel to the Borrower addressed to each Lender and the Administrative Agent and dated as of the Third Amendment Effective Date, in form and substance reasonably satisfactory to the Administrative Agent;
(v)    UCC searches for the state office filings on Borrower in the jurisdiction in which such Persons are organized; and
(vi)    such other documents, agreements and instruments as Administrative Agent may reasonably request.
(b)    the Borrower shall have paid to the Administrative Agent all fees, expenses and reimbursement amounts due and payable to the Administrative Agent (including, without limitation, the fees and expenses of counsel to the Administrative Agent).

SECTION 8. Post-Closing Obligation. On or before the date that is thirty (30) days after the Third Amendment Effective Date, the Administrative Agent shall have received and approved (a) counterparts of an amendment to each Mortgage in form and substance reasonably satisfactory to Administrative Agent and duly executed by the Borrower, (b) legal opinion of counsel to the Borrower addressed to each Lender and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, and (c) title insurance endorsements, in form and substance reasonably satisfactory to the Administrative Agent, insuring the continued enforceability and priority of the Liens created under each Mortgage, as amended.
[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, each of the Borrower, the Administrative Agent, and the Lenders party hereto has caused this Agreement to be duly executed by its duly authorized officer as of the Third Amendment Effective Date.
BORROWER:

GREAT SOUTHERN HOMES, INC.,
a South Carolina corporation

By:    /s/ Michael P. Nieri
Name: Michael P. Nieri
Title: Chief Executive Officer

UNITED HOMES GROUP, INC.,
a Delaware corporation

By:    /s/ Michael P. Nieri
Name: Michael P. Nieri
Title: Chief Executive Officer

ROSEWOOD COMMUNITIES, INC.,
a South Carolina corporation

By:    /s/ Keith Feldman
Name: Keith Feldman
Title: President

ADMINISTRATIVE AGENT AND LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Amanda Henley
Name: Amanda Henley
Title: Director

LENDERS:

REGIONS BANK

By: /s/ Justin Smith
Name: Justin Smith
Title: Senior Vice President

UNITED BANK

By: /s/ Jay Ratterree
Name: Jay Ratterree
Title: Market President

THIRD COAST BANK, a Texas state bank, formerly known as THIRD COAST BANK SSB

By: /s/ Tiffany Weber
Name: Tiffany Weber
Title: Bank Officer

EXHIBIT A
[To be attached.]

Exhibit A to ~~Second~~Third Amendment to Second Amended and Restated Credit Agreement
and Omnibus Amendment to Loan Documents, dated as of ~~January 26~~August 2, 2024

Loan Number WB11946

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 10, 2023
by and among

GREAT SOUTHERN HOMES, INC., a South Carolina corporation,
UNITED HOMES GROUP, INC., a Delaware corporation, and
ROSEWOOD COMMUNITIES, INC., a South Carolina corporation,
collectively, as the Borrower

THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 13.6,
as the Lenders

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Administrative Agent

______________________________________________________

WELLS FARGO SECURITIES, LLC,
as joint Lead Arranger and sole Bookrunner

REGIONS BANK,
as joint Lead Arranger and Syndication Agent

and

FLAGSTAR BANK,
as Documentation Agent

i

(continued)

ii

(continued)

iii

(continued)

iv

SCHEDULE I    Commitments
SCHEDULE II    Completion Stage Schedule
SCHEDULE 4.1    Initial Borrowing Base Properties
SCHEDULE 7.1(b)    Ownership Structure
SCHEDULE 7.1(f)    Properties
SCHEDULE 7.1(g)    Indebtedness and Guaranties
SCHEDULE 7.1(h)    Material Contracts
SCHEDULE 7.1(i)    Litigation
SCHEDULE 7.1(m)    Employee Benefit Plans
SCHEDULE 7.1(r)    Affiliate Transactions
SCHEDULE 8.18    Post-Closing Matters

EXHIBIT A    Form of Assignment and Assumption Agreement
EXHIBIT B    Form of Borrowing Base Certificate
EXHIBIT C    Form of Amended and Restated Hazardous Materials Indemnity Agreement
EXHIBIT D    Form of Joinder Agreement
EXHIBIT E    Form of Notice of Borrowing
EXHIBIT F    Form of Revolving Note
EXHIBIT G    Form of Disbursement Instruction Agreement
EXHIBIT H    Form of Compliance Certificate
EXHIBITS I-1 – I-4    Forms of U.S. Tax Compliance Certificates
EXHIBIT J    RESERVED
v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of August 10, 2023, by and among GREAT SOUTHERN HOMES, INC., a South Carolina corporation (“GSH”), UNITED HOMES GROUP, INC., a Delaware corporation (“UHG”), and ROSEWOOD COMMUNITIES, INC., a South Carolina corporation (“Rosewood”; Rosewood, UHG and GSH, together with any other borrower which joins this Agreement after the date hereof, whether by the execution of a joinder to this Agreement or otherwise, individually or collectively as the context may suggest or require, jointly and severally, the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 13.6 (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent (the “Administrative Agent”), with WELLS FARGO SECURITIES, LLC, as joint Lead Arranger and sole Bookrunner (in such capacities, the “Arranger”), REGIONS BANK, as joint Lead Arranger and Syndication Agent (in such capacities, the “Syndication Agent”), and FLAGSTAR BANK, N.A., as the Documentation Agent (“Documentation Agent”).
WHEREAS, GSH, the lenders party thereto, and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of March 30, 2023 (as the same may have been amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”); and
WHEREAS, UHG owns 100% of the ownership and economic interest of GSH and has requested that it become a party to the Existing Credit Agreement by virtue of this Agreement; and
WHEREAS, the Borrower, Lenders and the Administrative Agent have agreed to amend and restate the Existing Credit Agreement in its entirety as, and in accordance with and subject to the terms and conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
ARTICLE I     DEFINITIONS
Section 1.1     Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
“Actual Costs” means, with respect to the acquisition of Land Held for Development, the acquisition and development of Lots Under Development, the acquisition of a Finished Lot or the construction of a Housing Unit on a Lot for a Model Housing Unit, Speculative Housing Unit or Presold Housing Unit, as applicable, the amount that the Borrower has actually expended (to the extent such expenditures shall ultimately constitute costs of sales in accordance with GAAP, but in any event excluding general administrative corporate overhead) as of the last day of the most recent calendar month with respect to which the Borrower is required to have delivered a certificate pursuant to Section 9.4(d), for:
(a)    the acquisition of such Land Held for Development;
(b)    the acquisition and development of such Lots Under Development;

(c)    the acquisition of such Finished Lots; or
(d)    the construction of such Housing Unit on a Lot for a Model Housing Unit, Speculative Housing Unit or Presold Housing Unit.
“Adjusted Appraised Value” means, with respect to each individual Housing Unit, (a) the Fair Market Value of the Floor Plan of such Housing Unit, as determined by the Appraisal, plus or minus, as the case may be, (b) the Fair Market Value of any major structural changes (e.g., basement or garage) included or not included in such individual Housing Unit, as such values are set forth in the Appraisal; provided, however, any adjustment pursuant to subclause (b) is subject to the Administrative Agent’s prior approval.
“Adjusted Daily Simple SOFR” means, for any day (a “Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) the sum of (i) SOFR for the day (such day, a “Simple SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (A) if such Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Simple SOFR Rate Day or (B) if such Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any Simple SOFR Determination Day, SOFR in respect of such Simple SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Adjusted Daily Simple SOFR has not occurred, then SOFR for such Simple SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple SOFR for no more than three (3) consecutive Simple SOFR Rate Days and (ii) the Simple SOFR Adjustment and (b) the Floor. Any change in Adjusted Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Administrative Agent” means Wells Fargo Bank, National Association, as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 12.10.
“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” has the meaning given that term in Section 5.6.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Unless explicitly set forth to the contrary, a reference to an “Affiliate” means a reference to an Affiliate of the Borrower.
“Agent Parties” has the meaning given that term in Section 4.6.

“Agreement” has the meaning given that term in the preamble hereto.
“Agreement Date” means the date as of which this Agreement is dated.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the U.K. Bribery Act 2010, as amended, and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Applicable Margin” means the percentage rate set forth below corresponding to the “Leverage Ratio” as determined in accordance with the definition thereof:

Level	Leverage Ratio	Applicable Margin for SOFR Loans	Applicable Margin for Base Rate Loans
1	Less than 1.00 to 1.00	2.75%	2.75%
2	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	3.00%	3.00%
3	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	3.15%	3.15%
4	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	3.30%	3.30%
5	Greater than or equal to 2.50 to 1.00	3.50%	3.50%

The Applicable Margin for Loans shall be determined by the Administrative Agent from time to time, based on the Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 9.3. Any adjustment to the Applicable Margin shall be effective as of the first (1st) day of the calendar month immediately following the month during which the Borrower delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 9.3. If the Borrower fails to deliver a Compliance Certificate pursuant to Section 9.3, the Applicable Margin shall equal the percentages corresponding to Level 3 until the first (1st) day of the calendar month immediately following the month that the required Compliance Certificate is delivered. Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the

Administrative Agent first determines the Applicable Margin for Loans as set forth above, the Applicable Margin shall be determined based on Level 3. Thereafter, such Applicable Margin shall be adjusted from time to time as set forth in this definition. The provisions of this definition shall be subject to Section 2.6(c).
“Appraisal” means, with respect to any Property, an appraisal prepared by a M.A.I. (or other qualified appraiser acceptable to the Administrative Agent) commissioned by and addressed to, or otherwise acceptable to, the Administrative Agent (acceptable to the Administrative Agent as to form, substance and appraisal date), having at least the minimum qualifications required under Applicable Law governing the Administrative Agent and the Lenders, including without limitation, FIRREA.
“Appraised Value” means, with respect to any Property, the applicable value of such Property as reflected in the most recent Appraisal of such Property as the same may have been adjusted by the Administrative Agent based upon its internal review of such Appraisal which is based on criteria and factors then generally used and considered by the Administrative Agent in determining the value of similar real estate properties (and after adjustment for any senior liens and regular and special tax assessments), which review shall be conducted prior to acceptance of such Appraisal by the Administrative Agent. “Appraised Value” shall be determined as follows:

Borrowing Base Property Type	Appraisal Basis
Presold Housing Unit	the Adjusted Appraised Value for such Presold Housing Unit
Speculative Housing Unit	the Adjusted Appraised Value for such Speculative Housing Unit
Model Housing Unit	the Adjusted Appraised Value for such Model Housing Unit
Finished Lot	“as-is” value
Lot Under Development	(i) “as is” value and (ii) hypothetical “as if complete” value
Land Held for Development	“as-is” value

“Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.
“Approved Market” means (a) the State of South Carolina, (b) the Augusta-Richmond County, GA-SC Metropolitan Statistical Area, (c) the State of North Carolina or (d) a geographic area that is otherwise approved in writing by the Administrative Agent and the Requisite Lenders at the request of the Borrower.
“Approved Sales Contract” means a bona fide, legally binding, enforceable contract for the sale of a Housing Unit, between a Borrower, as seller, and a third party unrelated to the Borrower, as buyer, with respect to which (i) the form and substance of such contract shall be normal and customary for that market, (ii) to the extent permitted by local law, a market-based earnest money deposit consistent with similar product type has been received by the Borrower, (iii) the Borrower has received sufficient information that would indicate that, to the extent the applicable contract contains a financing contingency, (A) such buyer has submitted a mortgage loan application to a qualified single family mortgage lender for the financing of the acquisition of such Housing Unit and (B) such single family mortgage lender has or can provide evidence that buyer is qualified for the financing designated in the contract, and (iv) such buyer has fully satisfied any and all other conditions of the Borrower as specified in such contract of sale. Notwithstanding the foregoing, if after the date of such contract any of the aforementioned conditions cease to exist, then such contract shall thereafter no longer be deemed an Approved Sales Contract. Administrative Agent reserves the right to periodically audit the Borrower’s records to ensure that any Housing Unit designated as a Presold Housing Unit satisfies all of the conditions referenced above.
“Assignee Lender” has the meaning given that term in Section 2.1(e).
“Assignor Lender” has the meaning given that term in Section 2.1(e).
“Assignment and Assumption” means an Assignment and Assumption Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.6), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.
    “Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Adjusted Daily Simple SOFR in effect on such day; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Adjusted Daily Simple SOFR (provided that clause (c) shall not be applicable during any period in which Adjusted Daily Simple SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than the Floor.
“Base Rate Loan” means a Revolving Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.

“Benchmark” means, initially, Adjusted Daily Simple SOFR; provided that if a Benchmark Transition Event has occurred with respect to Adjusted Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.2(c).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.2(c) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.2(c).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of

Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan.”
“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.
“Borrower Information” has the meaning given that term in Section 2.6(c).
“Borrowing Base” means an amount equal to the sum of the Borrowing Base Values of the Borrowing Base Properties as determined from time to time in accordance with this Agreement. Notwithstanding anything to the contrary contained herein:
(a)    the aggregate Borrowing Base Value of Land Held for Development shall not exceed at any time five percent (5%) of the Borrowing Base (and any amount in excess of such limitation shall be excluded from the calculation of Borrowing Base);
(b)    the aggregate Borrowing Base Value of Lots Under Development shall not exceed at any time five percent (5%) of the Borrowing Base (and any amount in excess of such limitation shall be excluded from the calculation of Borrowing Base);
(c)    the aggregate Borrowing Base Value of Finished Lots shall not exceed at any time twenty percent (20%) of the Borrowing Base (and any amount in excess of such limitation shall be excluded from the calculation of Borrowing Base);
(d)    the aggregate Borrowing Base Value of Land Held for Development, Lots Under Development and Finished Lots shall not exceed at any time twenty-five percent (25%) of the Borrowing Base (and any amount in excess of such limitation shall be excluded from the calculation of Borrowing Base);
(e)    the aggregate Borrowing Base Value of Speculative Housing Units and Model Housing Units shall not exceed at any time sixty-five percent (65%) of the aggregate Borrowing Base Value of all Housing Units (and any amount in excess of such limitation shall be excluded from the calculation of Borrowing Base); and
(f)    the Borrowing Base Value of Housing Units attributable to vertical improvements with respect thereto will be excluded until such time as a final plat with respect to the subdivision project in which such Housing Units are located has been approved by, and duly recorded with, the applicable Governmental Authority;
provided, however, a Property that is no longer included in the Borrowing Base because of expiration of the term during which such Property was entitled to be included in the Borrowing Base or because it is ineligible to be Borrowing Base Property pursuant to any provision of this Agreement will nevertheless remain part of the Collateral until released as permitted by this Agreement.
“Borrowing Base Certificate” means a report in substantially the form of Exhibit B, certified by a Responsible Officer of each Borrower, setting forth the Borrowing Base Property and calculations required to establish the Borrowing Base Value for each Borrowing Base Property and the Borrowing Base for all Borrowing Base Properties as of a specified date, all in form and detail satisfactory to the Administrative Agent.

“Borrowing Base Property” means Eligible Property that the Administrative Agent has agreed to include in calculations of the Borrowing Base pursuant to Section 4.1. A Property shall be excluded from the determination of the Borrowing Base if at any time such Property shall cease to be an Eligible Property and no Property may be added to the Borrowing Base after the date that is six (6) months prior to the stated Maturity Date.
“Borrowing Base Values” means, with respect to a Borrowing Base Property (subject to any additional limitations set forth in the definition of “Borrowing Base”), an amount equal to:
(i)    for Land Held for Development, the lesser of (a) fifty percent (50%) of the Actual Costs and (b) fifty percent (50%) of the Appraised Value, provided, however, that such percentage applicable to the Appraised Value of each Land Held for Development shall be reduced to zero percent (0%) after the one-year anniversary of the later of (x) the Effective Date and (y) the addition of such Land Held for Development to the Borrowing Base; plus
(ii)    for Lots Under Development, the lesser of (a) seventy percent (70%) of the Budgeted Lot Development Costs and (b) sixty-five percent (65%) of the Appraised Value; provided, however, the Appraised Value for Lots Under Development for purposes of calculating the Borrowing Base Value shall be equal to (Y) if such Lots Under Development are being actively developed and not yet Finished Lots, (1) the hypothetical “as if complete” market value set forth in the applicable Appraisal multiplied by (2) the percentage of development completed with respect to such Lots (i.e., the Budgeted Lot Development Costs (excluding the Actual Costs of the Land Held for Development) expended to date with respect to such Lots divided by the Development Budget (excluding the Actual Costs of the Land Held for Development) with respect to such Lots), and (Z) if such Lots Under Development are not being actively developed, the “as-is” value set forth in the applicable Appraisal; provided, further, however, if such Lots Under Development are being actively developed and not yet Finished Lots, then the Budgeted Lot Development Costs for Lots Under Development for purposes of calculating the Borrowing Base Value will be calculated as the sum of: (x) seventy percent (70%) of the Actual Costs of the Land Held for Development comprising the subject Lots Under Development and (y) the percentage of development completed with respect to such Lots (i.e., the Budgeted Lot Development Costs (excluding the Actual Costs of the Land Held for Development) expended to date with respect to such Lots divided by the Development Budget (excluding the Actual Costs of the Land Held for Development) with respect to such Lots) which percentage shall not exceed one hundred percent (100%), multiplied by the sum of (1) Budgeted Lot Development Costs, minus (2) seventy percent (70%) of the Actual Costs of the Land Held for Development comprising the subject Lots Under Development; and provided, further, however, that such percentage applicable to the Appraised Value of each Lot Under Development shall be reduced to zero percent (0%) after the two-year anniversary of the later of (x) the Effective Date and (y) the addition of such Lot Under Development to the Borrowing Base; plus
(iii)    for Finished Lots, the lesser of (a) seventy percent (70%) of the Actual Costs and (b) seventy percent (70%) of the Appraised Value; provided, however, that each such percentage applicable to each Finished Lot shall be reduced to sixty-five percent (65%) on the eighteen-month anniversary of the later of (x) the Effective Date and (y) the addition of such Finished Lot to the Borrowing Base; provided, further, however, that each such percentage applicable to each Finished Lot shall be further reduced to fifty percent (50%) on the two-year anniversary of the later of (x) the Effective Date and (y) the addition of such Finished Lot to the Borrowing Base; and provided, further, however, that such percentage applicable to the Appraised Value of each Finished Lot shall be further reduced to zero percent (0%) on the three-

year anniversary of the later of (x) the Effective Date and (y) the addition of such Finished Lot to the Borrowing Base; plus
(iv)    for Presold Housing Units, the least of (a) one hundred percent (100%) of the Budgeted Unit Costs, (b) eighty percent (80%) of the Appraised Value, and (c) seventy-five percent (75%) of the Contract Sale Price; provided, however, that if the Presold Housing Unit is not complete, then the Borrowing Base Value will be calculated as the sum of: (x) the Actual Costs of the Finished Lot of the subject Housing Unit and (y) the percentage of completion of such Presold Housing Unit shown on the Completion Stage Schedule (which such percentage shall not exceed one hundred percent (100%)), multiplied by the sum of (1) the least of the values obtained pursuant to clauses (a), (b) and (c) above, minus (2) the Actual Costs of the Finished Lot of the subject Housing Unit; provided, further, however, that the Borrower shall not be entitled to credit for a stage of completion shown on the Completion Stage Schedule unless all of the work necessary to qualify for such stage of completion has been fully completed in accordance with the Plans and Specifications; provided, further, however, that such percentage applicable to the Appraised Value of each Presold Housing Unit shall be reduced to seventy percent (70%) on the one-year anniversary of the later of (x) the Effective Date and (y) the addition of such Presold Housing Unit to the Borrowing Base; and provided, further, however, that such percentage applicable to the Appraised Value of each Presold Housing Unit shall be further reduced to zero percent (0%) on the two-year anniversary of the later of (x) the Effective Date and (y) the addition of such Presold Housing Unit to the Borrowing Base; plus
(v)    for Speculative Housing Units, the lesser of (a) one hundred percent (100%) of the Budgeted Unit Costs and (b) seventy-five percent (75%) of the Appraised Value; provided, however, that if the Speculative Housing Unit is not complete, then the Borrowing Base Value will be calculated as the sum of: (x) the Actual Costs of the Finished Lot of the subject Housing Unit and (y) the percentage of completion of such Speculative Housing Unit shown on the Completion Stage Schedule (which such percentage shall not exceed one hundred percent (100%)), multiplied by the sum of (1) the lesser of the values obtained pursuant to clauses (a) and (b) above, minus (2) the Actual Costs of the Finished Lot of the subject Housing Unit; provided, further, however, that the Borrower shall not be entitled to credit for a stage of completion shown on the Completion Stage Schedule unless all of the work necessary to qualify for such stage of completion has been fully completed in accordance with the Plans and Specifications; provided, further, however, that such percentage applicable to the Appraised Value of each Speculative Housing Unit shall be reduced to seventy percent (70%) on the one-year anniversary of the later of (x) the Effective Date and (y) the addition of such Speculative Housing Unit to the Borrowing Base; and provided, further, however, that such percentage applicable to the Appraised Value of each Speculative Housing Unit shall be further reduced to zero percent (0%) on the two-year anniversary of the later of (x) the Effective Date and (y) the addition of such Speculative Housing Unit to the Borrowing Base; plus
(vi)    for Model Housing Units, the lesser of (a) one hundred percent (100%) of the Budgeted Unit Costs and (b) seventy-five percent (75%) of the Appraised Value; provided, however, that if the Model Housing Unit is not complete, then the Borrowing Base Value will be calculated as the sum of: (x) the Actual Costs of the Finished Lot of the subject Housing Unit and (y) the percentage of completion of such Model Housing Unit shown on the Completion Stage Schedule (which such percentage shall not exceed one hundred percent (100%)), multiplied by the sum of (1) the lesser of the values obtained pursuant to clauses (a) and (b) above, minus (2) the Actual Costs of the Finished Lot of the subject Housing Unit; provided, further, however, that the Borrower shall not be entitled to credit for a stage of completion shown on the Completion Stage Schedule unless all of the work necessary to qualify for such stage of completion has been fully completed in accordance with the Plans and Specifications; provided, further, however, that such percentage applicable to the Appraised Value of each Model Housing Unit shall be reduced to seventy percent (70%) on the two-year anniversary of the later of (x) the Effective Date and (y) the addition of such Model Housing Unit to the Borrowing Base; and provided, further, however, that such percentage applicable to the Appraised Value of each Model Housing Unit shall be further reduced to zero percent (0%) on the thirty-month anniversary of the later of (x) the Effective Date and (y) the addition of such Model Housing Unit to the Borrowing Base.
For the avoidance of doubt, each unit of Collateral shall be subject to several advance rates from time to time, but only one advance rate at any given time, based on the status of the applicable property.
“Budgeted Lot Development Cost” means, with respect to each Lot, the total budgeted costs (as set forth in the Development Budget) related to the acquisition of all necessary approvals for subdivision of such lot for residential housing units and the grading and horizontal development of such Lot into a Finished Lot.
“Budgeted Unit Cost” means, with respect to each Housing Unit, the sum (without duplication) of (a) the Actual Costs of the Finished Lot comprising the subject Housing Unit, plus (b) the total budgeted costs (as set forth in the Construction Budget) related to the vertical construction for a base or standard Floor Plan of such Housing Unit, plus the budgeted cost of any major structural changes (e.g., basement or garage) included or not included in such individual Housing Unit as set forth on the Construction Budget. The Budgeted Unit Cost with respect to a Housing Unit shall exclude all costs related to options.
“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.
“Capitalized Lease Obligations” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank or the Lenders, as collateral for Letter of Credit Liabilities or obligations of Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven (7) days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Closing” means a closing of the sale of Land Held for Development, Lots Under Development, Finished Lots or a Housing Unit by the Borrower to a bona fide purchaser for value that is not an Affiliate of the Borrower in an arms’ length transaction.
“Collateral” means any real or personal property directly or indirectly securing any of the Obligations or any other obligation of a Person under or in respect of any Loan Document or Specified Derivatives Contract to which it is a party, and includes, without limitation, all property subject to a Lien created by a Security Document.
“Collateral Category” means each of Land Held for Development, Lots Under Development, Finished Lots, Model Housing Units, Presold Housing Units and Speculative Housing Units.
“Commitment” means, as to a Lender, such Lender’s Revolving Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.
“Completion Stage Schedule” means Schedule II attached hereto.
“Compliance Certificate” has the meaning given that term in Section 9.3.
“Conforming Changes” means, with respect to either the use or administration of Adjusted Daily Simple SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the addition of a concept of “interest period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.4 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Earnings” means, for any period, the amount set forth opposite the caption “net income” (or any like caption) in a consolidated statement of income or operations of UHG and its Subsidiaries for such period prepared in accordance with GAAP, but excluding (only to the extent included in determining net income (loss) for such period) any change in fair value of Derivative Liabilities shown on the consolidated statement of income or operations for UHG and its Subsidiaries, as determined by Administrative Agent in its reasonable discretion.
“Consolidated Tangible Asset Value” means, as of any date, the value of all assets of UHG and its Subsidiaries less the value of all Intangible Assets of such Persons, in each case as shown on the consolidated balance sheet of UHG and its Subsidiaries for the then most recently ended fiscal quarter.
“Construction Budget” means, with respect to each Housing Unit, the budget for the total estimated Vertical Construction Costs for each such Housing Unit, as submitted by the Borrower in accordance with Section 6.3(a) and accepted by the Administrative Agent.
“Continuing Directors” means the directors (or equivalent governing body) of UHG on the Agreement Date and each other director (or equivalent) of UHG, if, in each case, such other Person’s nomination for election to the board of directors (or equivalent governing body) of UHG is approved by at least 51% of the then Continuing Directors.
“Contract Sale Price” means the sales price reflected in the Approved Sales Contract, as such sales price may be adjusted in accordance with the terms of such contract.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convertible Debt” means the convertible Indebtedness issued pursuant to that certain Convertible Note Purchase Agreement by and among the Borrower, Conversant Opportunity Master Fund LP, Dendur Master Fund Ltd., Jasper Lake Ventures One LLC and Hazelview Securities Inc., dated as of March 21, 2023, in the maximum amount of up to $80,000,000, in the aggregate.
“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan and (b)  the issuance of a Letter of Credit or the amendment of a Letter of Credit that extends the maturity, or increases the Stated Amount, of such Letter of Credit.
“Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility pursuant to Section 2.17).
“Credit Rating” means, as applicable, (a) the public corporate family rating of UHG as determined by Moody’s from time to time, (b) the public corporate rating of UHG as determined by S&P from time to time and (c) the public ratings of the Credit Facility as determined by a Rating Agency from time to time.
“Debt Service Coverage Ratio” means, as of the last day of any fiscal quarter of UHG, the ratio of (a) EBIT for the trailing four (4) quarter period as of the last day of such fiscal quarter, to (b) Interest Incurred for the trailing four (4) quarter period as of the last day of such fiscal quarter.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 11.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulting Lender” means, subject to Section 3.9(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due; (b) has notified the Borrower, the Administrative Agent or the Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank and each Lender.
“Derivative Liabilities” means those certain earnouts, warrants, and swap agreements required by GAAP to be recognized as “derivative liabilities” in accordance with FASB ASC 815, and as shown on the most recent consolidated financial statements of UHG and its Subsidiaries required to be delivered from time to time in accordance with this Agreement.
“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the Bankruptcy Code.
“Derivatives Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).
“Determination” has the meaning given that term in Section 8.15(c)(vii).
“Development Budget” means, with respect to each Borrowing Base Property that is not a Housing Unit, the budget for the acquisition of land and site development work related to horizontal development of the Lots, as submitted by the Borrower in accordance with Section 6.3(a) and accepted by the Administrative Agent, and as amended from time to time in a Borrowing Base Certificate.
“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit G to be executed and delivered by the Borrower pursuant to Section 6.1(a)(xiii), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.
“Dollars” or “$” means the lawful currency of the United States of America.
“DSCR Surge” has the meaning given that term in Section 10.1(c)(ii).
“EBIT” means, with respect to a Person for any period and without duplication: net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) ~~Interest Incurred~~interest expenses, including (a) non-cash amounts related to amortization of debt discounts in accordance with GAAP, as provided in ASC 470 and ASC 835, and (b) option premiums for land banking transactions reported as interest expense when such transactions are treated as a financing arrangement in accordance with GAAP, as provided in ASC 606, so long as the amount at risk is limited to the amount of the deposit paid by the Person; provided, however, adjustments for option premiums for land banking transactions reported as interest expense when such transactions are treated as a financing arrangement in accordance with GAAP shall not exceed $1,000,000 on a trailing twelve-month basis; (ii) income tax expense; (iii) extraordinary or nonrecurring items (excluding any real estate impairments); (iv) other non-cash charges and expenses; (v) any change in fair value of Derivative Liabilities shown on the consolidated statement of operations for UHG and its Subsidiaries, as determined by Administrative Agent in its reasonable discretion, and (vi) other items as approved by the Administrative Agent in its reasonable discretion. EBIT shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FASB ASC 805 and ASC ~~840~~842. For purposes of this definition, nonrecurring items shall be deemed to include (x) gains and losses on early extinguishment of Indebtedness, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.
“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1 shall have been fulfilled or waived by all of the Lenders.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred, the Borrower (each such approval not to be unreasonably withheld or delayed), provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower nor any Affiliate of the Borrower.
“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is located on Entitled Land and constitutes Land Held for Development, Lots Under Development, Finished Lots, Presold Housing Units, Speculative Housing Units or Model Housing Units; (b) such Property is owned in fee simple by the Borrower; (c) such Property is located in an Approved Market within a planned subdivision project of the Borrower or in which the Borrower is purchasing developed lots to build on; (d) such Property is subject to an enforceable recorded Mortgage and the Mortgage Requirements have been satisfied with respect to such Property; (e) with respect to such Property, no payment or other material default by any Borrower in the payment or performance of any assessment district obligations, special facility obligations or other similar obligations has occurred and is continuing with respect to such Property; (f) such Property is not subject to any Liens other than Permitted Liens (excluding clauses (~~c~~b), (h) ~~and~~, (i) and (j) of the definition thereof); (g) construction on such Property has not commenced, or if it has, the Administrative Agent shall have received full mechanics lien coverage; (h) the planned subdivision project in which such Property is located must consist of single family detached or attached units (with no more than ten (10) Housing Units per building) of no more than three (3) stories of height; and (i) such Property or the planned subdivision project in which such Property is located is not subject to any Environmental Claims or any other environmental liabilities or issues.
“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of the Borrower or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding five (5) years been maintained, funded or administered for the employees of the Borrower or any current or former ERISA Affiliate.
“Entitled Land” means Residential Land owned 100% by a Borrower in fee simple with respect to which (a) all requisite zoning requirements and land use requirements to permit residential development as a use by right (or comparable classification under local law) have been satisfied, (b)

approval and entitlement from required state and local governmental authorities and agencies under applicable law has been obtained such that in each instance such Borrower has the vested right to develop such Land for Finished Lots and Housing Units substantially in accordance with the intentions of such Borrower and (c) the applicable Borrower has sole control and management rights. “Entitled Land” shall include all Land Held for Development, Lots Under Development and Finished Lots.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials, including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the United States Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.
“Equity Interest” means, with respect to any Person, (a) any share of capital stock of (or other ownership or profit interests in) such Person; (b) any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated; (c) any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests); and (d) any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001(b) of ERISA.
“Erroneous Payment” has the meaning assigned thereto in Section 12.14 (a).

“Erroneous Payment Subrogation Rights” has the meaning assigned thereto in Section 12.14(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for notice or lapse of time, or both, or any other condition has been satisfied.
“Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. § 77 et seq.).
“Excluded Subsidiary” means any Subsidiary (excluding any Borrower as of the date of this Agreement) with assets of less than $250,000, until such time as the applicable Subsidiary has assets of $250,000 or greater, following which, such Subsidiary shall become a Borrower pursuant to the terms of this Agreement and will no longer constitute an Excluded Subsidiary notwithstanding any subsequent reduction in the value of such Subsidiary’s assets.
“Excluded Swap Obligation” means, with respect to any Borrower, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Borrower for, or the grant by such Borrower of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for such Borrower or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Borrower). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(g); and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning set forth in the introductory paragraph hereof.
“Existing Hazardous Materials Indemnity Agreement” means that certain Amended and Restated Hazardous Materials Indemnity Agreement dated as of March 30, 2023, given by GSH in favor of Administrative Agent, for its benefit and the benefit of the other Lender Parties, as modified, amended, supplemented or restated from time to time.
“Existing Letters of Credit” means those “Letters of Credit” issued and outstanding under the Existing Credit Agreement immediately prior to the Agreement Date, if any.
“Existing Loan Documents” means the “Loan Documents,” as defined in the Existing Credit Agreement.
“Existing Loans” means the “Revolving Loans” outstanding in the principal amount of $62,383,108.75 under the Existing Credit Agreement immediately prior to the Agreement Date.
“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions, and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. “FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than one half of one percent (0.50%), such rate shall be deemed to be one half of one percent (0.50%) for purposes of this Agreement.
“Fee Letter” means that certain fee letter dated as of June 29, 2023, by and among the Borrower, the Administrative Agent and the Arranger, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Fees” means the fees and commissions provided for or referred to in Section 3.5 and any other fees payable by the Borrower hereunder or under any other Loan Document.
“FEMA” has the meaning given that term in Section 8.15(c)(vii).
“Finished Lots” means, Entitled Land (a) that has been legally subdivided for the construction of Housing Units, (b) that has been graded substantially in accordance with all grading plans approved by the applicable agencies and contains level building pads, (c) that has all water, sewer, electrical and other utility services for planned residences installed and stubbed to the lot behind the sidewalk, (d) that has all storm drain, sewer, curb, gutter, sidewalk and pavement for public access constructed and installed, except for any final lift of the streets and lateral connections to Housing Units, (e) that has all property corners surveyed and marked and any required survey monumentation installed, and (f) with respect to which all applicable development fees (including, without limitation, school and development impact fees) that are required to be paid prior to obtaining a building permit have been paid other than building permit and plan check fees. Except as otherwise expressly provided in this Agreement, the term “Finished Lots” shall not include any Land upon which the construction of a Housing Unit has commenced.
“FIRREA” means the Financial Institution Recovery, Reform and Enforcement Act of 1989, as amended.
“Floor” means a rate of interest equal to one half of one percent (0.50%).
“Floor Plan” means, with respect to any Housing Unit to be constructed by any Borrower, the type or types of single-family attached or detached single-family dwellings (including without limitation condominiums or townhomes) that are or will be available for sale by such Borrower in a housing project.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.
“Fully Diluted Basis” means, with respect to UHG, as of any given date, the number of votes that would be entitled to be cast by the common shares of UHG, assuming (i) the exercise of all equity options and warrants, in full, regardless of whether such options or warrants are then vested or exercisable in accordance with their terms, (ii) the issuance of all of the earn-out shares issuable pursuant to the UHG Merger, and (iii) the exercise of any conversion rights with respect to any security convertible into or exchangeable for any share of capital stock of UHG, only if such conversion rights are then vested or exercisable in accordance with their terms; in each event, to the extent the number of such dilutive shares is then fixed or determinable.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority (including any supranational bodies such as the European Union or the European Central Bank), body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the FRB, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.
“GSH” has the meaning given that term in the preamble hereto.
“Guaranty,” “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.
“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.
“Hazardous Materials Indemnity Agreement” means the Second Amended and Restated Hazardous Materials Indemnity Agreement dated as of the Agreement Date among the Borrower and the Administrative Agent, for its benefit and the benefit of the other Lender Parties, as modified, amended, supplemented or restated from time to time.
“Housing Unit” means a single-family detached or attached dwelling, including the Lot on which such dwelling is located, for which a building permit has been issued and construction has begun and that is or will be available for sale by a Borrower, whether such dwelling is under construction or has been completed. Each “Housing Unit” is a Presold Housing Unit, a Speculative Housing Unit or a Model Housing Unit.
“Improvements” means all Housing Units and any other improvements, buildings, structures, equipment, fixtures and amenities located on the Finished Lots owned by a Borrower.
“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (including trade debt incurred in the ordinary course of business), and all accrued expenses; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any financial letters of credit (whether or not the same have been presented for payment) and unpaid reimbursement obligations (i.e. drawn but not reimbursed) under performance letters of credit; (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) net obligations under any Derivatives Contract not entered into as a hedge against interest rate risk in respect of existing Indebtedness, in an amount equal to the Derivatives Value thereof at such time (but in no event less than zero); (h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person; and (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation. Indebtedness of a Person shall include Indebtedness of any other Person to the extent such Indebtedness is recourse to such first Person. All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower.
“Indemnifiable Amounts” has the meaning given that term in Section 12.8.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
“Information Materials” has the meaning given that term in Section 9.6.
“Intangible Assets” means, with respect to any Person, all goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and all other items which would be treated as intangibles on the consolidated balance sheet of such Person prepared in accordance with GAAP.
“Intellectual Property” has the meaning given that term in Section 7.1(s).
“Interest Incurred” means, with respect to a Person and for any period, without duplication, total interest expense of such Person (whether expensed or capitalized) determined on a consolidated basis in accordance with GAAP for such period. Interest Incurred includes, with respect to any Person, without duplication, all capitalized and accrued interest for such period and all interest attributable to discontinued operations for such period~~.~~, but excludes (i) non-cash amounts related to amortization of debt discounts in accordance with GAAP, as provided in ASC 470 and ASC 835, and (ii) option premiums for land banking transactions reported as interest expense when such transactions are treated as a financing arrangement in accordance with GAAP, as provided in ASC 606, so long as the amount at risk is limited to the amount of the deposit paid by the Person; provided, however, adjustments for option premiums for land banking transactions reported as interest expense when such transactions are treated as a financing arrangement in accordance with GAAP shall not exceed $1,000,000 on a trailing twelve-month basis.
“Interest Payment Date” means the first (1st) day of each month, commencing with the first (1st) calendar month occurring after the Agreement Date, and the Maturity Date.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. For purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Issuing Bank” means Wells Fargo in its capacity as an issuer of Letters of Credit pursuant to Section 2.4.
“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit D attached hereto.
“Land” means land owned by a Borrower, which land is being developed or is held for future development or sale.
“Land Held for Development” means Entitled Land which is not being presently developed.
“Land Value” means, at any time, the sum of the net book value of (a) Unimproved Land, (~~a~~b) Land Held for Development, (c) Lots Under Development, and (d) Finished Lots.
“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns; provided, however, that the term “Lender”, except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.
“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Bank, the Specified Derivatives Providers, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 12.7, any other holder from time to time of any Obligations and, in each case, their respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.
“Letter of Credit” has the meaning given that term in Section 2.4(a).
“Letter of Credit Collateral Account” means a special deposit account maintained by the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and under the sole dominion and control of the Administrative Agent.
“Letter of Credit Commitment Amount” has the meaning given to that term in Section 2.4(a).
“Letter of Credit Disbursements” has the meaning given to that term in Section 3.9(b).
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.
“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit (a) the Stated Amount of such Letter of Credit, plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Lender then acting as Issuing Bank with respect to the applicable Letter of Credit) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.4 in the related Letter of Credit, and the Lender then acting as the Issuing Bank with respect to an applicable Letter of Credit shall be deemed to hold such Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders (other than the Lender then acting as the Issuing Bank with respect to such Letter of Credit) of their participation interests under such Section.
“Leverage Ratio” means, for any fiscal quarter of UHG, the ratio of (a) Total Liabilities on the last day of such fiscal quarter to (b) Tangible Net Worth on the last day of such fiscal quarter.
“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.

“Liquidity” means (a) Unrestricted Cash, plus (b)(i) Maximum Loan Availability, minus (ii) the aggregate principal amount of all Indebtedness (including all outstanding Loans and Letter of Credit Liabilities).
“Loan” means a Revolving Loan.
“Loan Document” means this Agreement, each Note, each Security Document, each Letter of Credit Document, the Fee Letter, and each other document or instrument now or hereafter executed and delivered by the Borrower in connection with, pursuant to or relating to this Agreement (other than the Hazardous Materials Indemnity Agreement or any Specified Derivatives Contract).
“Lot” means a Finished Lot or a lot that is part of Lots Under Development.
“Lots Under Development” means any Entitled Land with respect to which a Borrower has obtained all necessary approvals for its subdivision for residential housing units, and which such Borrower is actively developing into Finished Lots; provided, however, that the term “Lots Under Development” shall not include any land upon which the construction of a residential housing unit has commenced.
“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c), on or prior to the Revolving Loan Termination Date.
“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders, the Issuing Bank and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of all Reimbursement Obligations.
“Material Contract” means any contract or other arrangement (other than Loan Documents and Specified Derivatives Contracts), whether written or oral, to which the Borrower or any Subsidiary is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
“Material Indebtedness” has the meaning given that term in Section 11.1(e)(i).
“Maturity Date” means the Revolving Loan Termination Date.
“Maximum Loan Availability” means, at any time, the lesser of (a) the aggregate of the Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof, and (b) the Borrowing Base.

“Maximum Other Indebtedness Amount” means, at any time, the greater of (a) $35,000,000.00 and (b) twenty percent (20%) of Tangible Net Worth.
“MEN Trust” means the MEN Trust 2018 dated 7/17/2018.
“Model Housing Unit” means a Housing Unit that will be or has been constructed initially for use as an information center or sales office.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgage” means a mortgage, deed of trust, deed to secure debt, or similar security instrument made by the applicable Borrower owning an interest in real estate granting a Lien on such interest in real estate in favor of the Administrative Agent, for its benefit and the benefit of the other Lender Parties, as security for the payment and performance of the Obligations.
“Mortgage Requirements” has the meaning given that term in Section 8.15.
“Mr. Nieri” means Michael P. Nieri, an individual.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding five (5) years, or to which the Borrower or any ERISA Affiliate has any liability (contingent or otherwise).
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“Non-Defaulting Lender” means, at any time, each Revolving Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” means either of Third Coast Bank, a Texas state bank, formerly known as Third Coast Bank SSB, or FlagStar Bank, N.A.
“Non-Extending Lenders” means, collectively, Third Coast Bank, a Texas state bank, formerly known as Third Coast Bank SSB, and FlagStar Bank, N.A.
“Non-Recourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.
“Note” means a Revolving Note.
“Notice of Borrowing” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such

Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1(b), evidencing the Borrower’s request for a borrowing of Revolving Loans.
“Obligations” means, individually and collectively (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower owing to the Administrative Agent, the Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees, costs, expenses and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note, and including interest, fees, costs, expenses, indemnities and other amounts that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses, indemnities and other amounts are allowed claims in such proceeding. For the avoidance of doubt, “Obligations” shall not include any indebtedness, liabilities, obligations, covenants or duties in respect of Specified Derivatives Contracts.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Off-Balance Sheet Obligations” means, with respect to a Person: (a) obligations of such Person in respect of any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person has sold, conveyed or otherwise transferred, or granted a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose Subsidiary or Affiliate of such Person; (b) obligations of such Person under a sale and leaseback transaction that does not create a liability on the balance sheet of such Person; (c) obligations of such Person under any so-called “synthetic” lease transaction; (d) obligations of such Person under any other transaction which is the functional equivalent of, or takes the place of, a borrowing but which does not constitute a liability on the balance sheet of such Person and (e) in the case of the Borrower, liabilities and obligations of the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which the Borrower is required to file with the SEC.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of any interest in the Loan Documents (other than an assignment made pursuant to Section 5.6).

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent (or to the extent payable to an Issuing Bank, such Issuing Bank’s, in each case, with notice to the Administrative Agent) in accordance with banking industry rules on interbank compensation from time to time.
“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate and (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.
“Participant” has the meaning given that term in Section 13.6(d).
“Participant Register” has the meaning given that term in Section 13.6(d).
“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.
“Payment Recipient” has the meaning assigned thereto in Section 12.14 (a).
“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code and which (a) is maintained, funded or administered for the employees of the Borrower or any ERISA Affiliate, (b) has at any time within the preceding five (5) years been maintained, funded or administered for the employees of the Borrower or any current or former ERISA Affiliates or (c) the Borrower or any ERISA Affiliate has any liability (contingent or otherwise).
“Permitted Acquisition Investment” means the Borrower’s (i) purchase or other acquisition of any Equity Interest in another Person after the Second Amendment Effective Date or (ii) purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person after the Second Amendment Effective Date that constitute the business or a division or operating unit of another Person, so long as such Person, in each case, (x) has revenues for the trailing twelve (12) month period that are less than twenty percent (20%) of the revenues of UHG and its Subsidiaries for the corresponding twelve (12) month period, determined on a consolidated basis and in accordance with GAAP, and (y) has assets with an aggregate value (in each case as shown on the balance sheet of such Person for the then most recently ended fiscal quarter) of less than twenty percent (20%) of UHG’s Consolidated Tangible Asset Value, each at the time of such purchase or other acquisition.
“Permitted Holders” means, collectively, (i) Mr. Nieri, (ii) PWN Trust, so long as Shelton Twine and Pennington West Nieri remain co-trustees of such trust, (iii) the MEN Trust, so long as Shelton Twine and Maigan Elizabeth Nieri remain co-trustees of such trust, and (iv) the PMN Trust, so long as Shelton Twine and Patrick Michael Nieri remain co-trustees of such trust.
“Permitted Investment” shall mean the following:

(a)    Investments in the Borrower;
(b)    Investments in an Excluded Subsidiary
(c)    Investments in cash and Cash Equivalents; and
(d)    Investments in a Permitted Acquisition Investment.
“Permitted Liens” means, with respect to any asset or property of a Person:
(a)    Liens securing Taxes imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) which are not at the time required to be paid or discharged under Section 8.6;
(b)    the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 8.6; provided, however, in no event shall any Property be permitted to be added as Collateral where a notice of commencement or other mechanics Lien is of record prior to the recording of the Mortgage;
(c)    Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws;
(d)    Liens consisting of encumbrances in the nature of zoning restrictions, easements, rights-of-way, plats, declarations of covenants, condominium declarations, similar encumbrances and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person;
(e)    Liens in favor of the Administrative Agent for its benefit and the benefit of the Lender Parties;
(f)    Liens in favor of property owners’ associations that are not yet due and payable or, to the extent due and payable, being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and as to which the property subject to such Lien is not yet subject to foreclosure, sale or loss on account thereof;
(g)    Liens incurred or deposits made to secure the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay, appeal, indemnity, performance, or other similar bonds, developer’s or other obligations to make on-site or off-site improvements or other similar obligations arising in the ordinary course of business;
(h)    Liens securing Indebtedness permitted under Section 10.6(k); ~~and~~
(i)    Liens securing Indebtedness permitted under Section 10.6(l)~~.~~; and
(j)    Liens securing Indebtedness permitted under Section 10.6(b).
“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association,

company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.
“Plans and Specifications” means the final architectural and civil plans and specifications, including without limitation all maps, sketches, diagrams, surveys, drawings and lists of materials, for the development of the Land.
“PMN Trust” means the PMN Trust 2018 dated 7/17/2018.
“Post-Default Rate” means, (a) in respect of any principal of any Loan or any Reimbursement Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus an additional four percent (4.0%), and (b) with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus an additional four percent (4.0%).
“Post-Foreclosure Plan” has the meaning given that term in Section 12.4.
“Presold Housing Unit” means a Housing Unit which is subject to an Approved Sales Contract.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks. Notwithstanding the foregoing, if the Prime Rate shall be less than one half of one percent (0.50%), such rate shall be deemed to be one half of one percent (0.50%) for purposes of this Agreement.
“Principal Office” means the office of the Administrative Agent located at 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Equity Interests, which is owned by Borrower, any Subsidiary or any Unconsolidated Affiliate.
“Protective Advances” means all sums expended as determined by the Administrative Agent to be necessary or appropriate after the Borrower fails to do so when required: (a) to protect the validity, enforceability, perfection or priority of the Liens in any of the Collateral and the instruments evidencing the Obligations; (b) to prevent the value of any Collateral from being materially diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such Collateral to lose value); or (c) to protect any of the Collateral from being materially damaged, impaired, mismanaged or taken, including, without limitation, any amounts expended in connection therewith in accordance with Section 12.3.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“PWN Trust” means the PWN Trust 2018 dated 7/17/2018.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, any Borrower that has total assets exceeding $10,000,000 at the time the grant of the relevant security interest becomes effective with respect to such Swap Obligation, or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder, and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Rating Agency” means S&P, Moody’s or any other nationally recognized securities rating agency selected by the Borrower and approved of by the Administrative Agent in writing.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.
“Register” has the meaning given that term in Section 13.6(c).
“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Issuing Bank for any drawing honored by the Issuing Bank under a Letter of Credit.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.
“Release Consideration” means (a) if no Event of Default exists, the amount necessary, if any, such that the outstanding principal balance of the Loans together with the aggregate amount of all Letter of Credit Liabilities will not exceed the Maximum Loan Availability after giving effect to such request (the Borrowing Base portions of Maximum Loan Availability to be based off of the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 9.4(d)), and (b) if an Event of Default exists (and Collateral is permitted to be released in accordance with this Agreement), the greater of: (i) one hundred percent (100%) of net sales proceeds from the sale or disposition of the Collateral to be released from a Mortgage (being the gross sales price less reasonable, ordinary and necessary expenses therefor), and (ii) the Borrowing Base Value for such Collateral to be released from a Mortgage (as set forth in the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 9.4(d)).
“Relevant Governmental Body” means the FRB and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB and/or the Federal Reserve Bank of New York or any successor thereto.
“Requisite Lenders” means, as of any date, (a) Lenders (which shall include the Lender then acting as the Administrative Agent) having at least sixty-six and two-thirds percent (66-2/3%) of the aggregate amount of the Revolving Commitments of all Lenders, or (b) if the Revolving Commitments have been terminated or reduced to zero, Lenders (which shall include the Lender then acting as the Administrative Agent) holding at least sixty-six and two thirds percent (66-2/3%) of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders. For purposes of this definition, a Lender shall be deemed to hold a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Residential Land” means land owned by a Borrower, which land is being developed for residential purposes or is held for future development or sale for residential purposes. “Residential Land” shall include all Land Held for Development, Lots Under Development and Finished Lots.
“Resigning Lender” has the meaning given that term in Section 12.10.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means with respect to any Borrower, each of the chief executive officer, the president, the manager, the chief financial officer or the vice president of finance of such Borrower.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of any Borrower or Subsidiary now or hereafter outstanding (excluding any dividend payable solely in shares of that class of Equity Interests to the holders of that class); (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Borrower or Subsidiary now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of any Borrower or Subsidiary now or hereafter outstanding.
“Revolving Commitment” means, as to each Lender, such Lender’s obligation to make Revolving Loans pursuant to Section 2.1, to issue (in the case of the Issuing Bank) and to participate (in the case of the other Lenders) in Letters of Credit pursuant to Section 2.4(i), in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Revolving Commitment Amount” or as set forth in any applicable Assignment and Assumption, or agreement executed by a Person becoming a Lender in accordance with Section 2.17, as the same may be reduced from time to time pursuant to Section 2.13 or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.6 or increased as appropriate to reflect any increase effected in accordance with Section 2.17. The aggregate Revolving Commitment on the Effective Date is $~~240,000,000.00~~220,000,000.00.
“Revolving Commitment Percentage” means, as to each Lender with a Revolving Commitment, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Revolving Lenders; provided, however, that if at the time of determination the Revolving Commitments have been terminated or been reduced to zero, the “Revolving Commitment Percentage” of each Lender with a Revolving Commitment shall be the “Revolving Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.
“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in Letter of Credit Liabilities at such time.
“Revolving Lender” means a Lender having a Revolving Commitment, or if the Revolving Commitments have terminated, holding any Revolving Loans.
“Revolving Loan” means a loan made by a Revolving Lender to the Borrower pursuant to Section 2.1(a).

“Revolving Loan Termination Date” means (a) with respect to all Lenders other than Non-Extending Lenders, August ~~10~~2, ~~2026~~2027, or such later date to which the Revolving Loan Termination Date may be extended pursuant to Section 2.14~~.~~ and (b) with respect to the Non-Extending Lenders, August 10, 2026 (provided, that if any Non-Extending Lender agrees in a writing delivered to Borrower and Administrative Agent prior to August 9, 2025 to extend the termination date of such Non-Extending Lender’s Commitment to the then-current Revolving Loan Termination Date of the other Lenders that are not the Non-Extending Lenders, then the termination date for such Non-Extending Lender’s Commitment shall be as set forth in clause (a) hereof).
“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit F, payable to the order of a Revolving Lender in a principal amount equal to the amount of such Lender’s Revolving Commitment.
“Rosewood” has the meaning given that term in the preamble hereto.
“Same Day Funds” means immediately available funds.
“Sanction” or “Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Loan will be used, or (c) from which repayment of the Loan will be derived.
“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Agreement Date, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including, without limitation, vessels and aircraft, that are designated under any Sanctions program.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Amendment Effective Date” means January 26, 2024.
“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property and, in the case of the Borrower, shall include (without duplication) the Borrower’s Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates, if any.
“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
“Security Agreement” means the Second Amended and Restated Security Agreement dated as of the Agreement Date among the Borrower and the Administrative Agent, for its benefit and the benefit of the other Lender Parties, as modified, amended, supplemented or restated from time to time.
“Security Document” means any Mortgage, the Security Agreement and any financing statement, or other document, instrument or agreement creating, evidencing or perfecting the Administrative Agent’s Liens in any of the Collateral.
“Simple SOFR Adjustment” a percentage equal to 0.10% per annum.
“Simple SOFR Determination Day” has the meaning specified in the definition of “Adjusted Daily Simple SOFR”
“Simple SOFR Rate Day” has the meaning specified in the definition of “Adjusted Daily Simple SOFR”.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Loan” means a Revolving Loan (or any portion thereof) (other than a Base Rate Loan) bearing interest at a rate based on Adjusted Daily Simple SOFR.
“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Borrower and any Specified Derivatives Provider, and which was not prohibited by any of the Loan Documents when made or entered into.
“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of any Borrower under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation; provided that, the “Specified Derivatives Obligations” of any Borrower shall exclude any Excluded Swap Obligations with respect to such Borrower.
“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Borrower, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender (including on the Effective Date), is a party to a Specified Derivatives Contract with a Borrower, in each case in its capacity as a party to such Specified Derivatives Contract.
“Speculative Housing Units” means, any Housing Unit owned by a Borrower that is not a Presold Housing Unit or a Model Housing Unit.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.
“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.
~~“Subordinated Debt” means Indebtedness for money borrowed by any Borrower or any Subsidiary that is unsecured and contains subordination and other provisions (including, without limitation, a subordination agreement) providing that such Indebtedness is subordinated in right of payment and otherwise to the Loans and/or the other Obligations in a manner satisfactory to the Administrative Agent in its sole and absolute discretion.~~
“Subordinate Debt” means any indebtedness of UHG that satisfies the Subordinate Debt Requirements.
“Subordinate Debt Lender” means any provider of the Subordinate Debt who is approved by Administrative Agent.
“Subordinate Debt Requirements” means indebtedness of UHG that (a) is evidenced by loan documents which (i) contain a maturity date no earlier than twelve (12) months after the Revolving Loan Termination Date, (ii) are not cross-defaulted (but may be cross-accelerated) to this provisions of this Agreement or the other Loan Documents, (iii) contain terms no more restrictive than the terms of this Agreement, and (iv) are otherwise in form and substance satisfactory to Administrative Agent, to be given or withheld in its sole and absolute discretion, (b) is expressly subordinated to the Obligations pursuant to the Subordinate Debt Subordination Agreement, (c) complies with the covenants and restrictions for Subordinate Debt set forth in this Agreement, including, without limitation, Section 10.11 of this Agreement, (d) after giving effect to such indebtedness, Borrower is in compliance with the financial covenants set forth in Section 10.1 of this Agreement on a pro forma basis, as evidenced by delivery to Administrative Agent of a Compliance Certificate, (e) excluding a pledge of UHG’s membership interests in GSH, is not secured by any of the Collateral or any interest in, or property of, Borrower, and (f) concurrently with the issuance of the Subordinate Debt, Borrower delivers to Administrative Agent an opinion of outside counsel to the Borrower, in form and substance acceptable to Administrative Agent, addressed to the Administrative Agent and the Lenders, providing that the issuance of such Subordinate Debt does not conflict with or violate the terms of this Agreement or the other Loan Documents.
“Subordinate Debt Subordination Agreement” means a subordination agreement in form and substance satisfactory to Requisite Lenders, to be given or withheld in its sole and absolute discretion, to be entered into by and among the Subordinate Debt Lender, and Administrative Agent, for the benefit of the Lenders.
“Subsidiary” means, for any Person, any (a) corporation, (b) partnership, (c) limited liability company or (d) other entity, (i) of which such Person holds at least a majority of the Equity Interests having by the terms thereof the ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency), and (ii) which is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.
“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Tangible Net Worth” means, as of a given date, (i) (A) the stockholders’ equity of UHG and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, plus (B) certain Derivative Liabilities of UHG and its Subsidiaries shown on a consolidated balance sheet, as determined by Administrative Agent in its reasonable discretion, minus (ii) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses, any other non-cash items and other like assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis and in accordance with GAAP.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the Threshold Amount: (a) a “Reportable Event” described in Section 4043 of ERISA, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Internal Revenue Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan if Withdrawal Liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Third Amendment Effective Date” means August 2, 2024.
“Threshold Amount” means $2,000,000.
“Tie-In Jurisdiction” means a jurisdiction in which a “tie-in” endorsement may be obtained for a title insurance policy covering Property located in such jurisdiction, which endorsement effectively ties coverage to other title insurance policies covering properties located in other jurisdictions.
“Titled Agent” has the meaning given that term in Section 12.11.
“Total Liabilities” means, without duplication, (a) all Indebtedness of UHG and its Subsidiaries, determined on a consolidated balance sheet in accordance with GAAP, (b) all liabilities of UHG and its Subsidiaries, determined on a consolidated balance sheet in accordance with GAAP, excluding, (i) deferred tax liabilities, (ii) liabilities that result from Sections 810-10-25, 360-20 and 470-40 of the FASB ASC (or any other accounting standard or balance sheet classification having a similar result or effect as determined by the Administrative Agent), and (iii) certain Derivative Liabilities of UHG and its Subsidiaries shown on a consolidated balance sheet, as determined by Administrative Agent in its reasonable discretion, (c) all outstanding loan balances associated with recourse obligations of UHG not shown on the UHG’s consolidated balance sheet including Guarantees, (d) the principal amount of all financial surety bonds, non-cash secured letters of credit and/or tri-party agreements whether presented for payment or not, but excluding performance letters of credit and subdivision and improvement bonds, in each case, for which payment has not been demanded by the beneficiary and for which reimbursement by UHG or a Subsidiary has not been made, (e) net liabilities of UHG or any of its Subsidiaries under Derivatives Contracts, and (f) [intentionally omitted].
“Type” with respect to any Revolving Loan refers to whether such Loan or portion thereof is a SOFR Loan or a Base Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.
“UHG” has the meaning given that term in the preamble hereto.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unimproved Land” means land owned by a Borrower on which no development (other than improvements that are not material and are temporary in nature) has occurred and which does not constitute Entitled Land.
“Unrestricted Cash” of a Person means the cash and Cash Equivalents of such Person that would not be identified as “restricted” on a balance sheet of such Person prepared in accordance with GAAP.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10(g)(ii)(B)(III).
“Vertical Construction Costs” means, with respect to the construction of a Housing Unit on a Lot for a Model Housing Unit, Speculative Housing Unit or Presold Housing Unit, as applicable, the amount set forth in the Construction Budget for the costs related to the vertical construction of such Housing Unit.
“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.
“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.
“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means (a) the Borrower and (b) the Administrative Agent, as applicable.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2     General; References to Central Time.
(a)    References to GAAP. Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 13.7); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities.
(b)    Other References. References in this Agreement to “Sections,” “Articles,” “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. All Exhibits and Schedules are incorporated herein. References in this Agreement to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto; (ii) except as expressly provided otherwise in any Loan Document, shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby; and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of any Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Except as expressly provided otherwise in any Loan Document, (i) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time and (ii) any reference to any Person shall be construed to include such Person’s permitted successors and permitted assigns. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
(c)    References to Central Time. Unless otherwise indicated, all references to time are references to Central time daylight or standard, as applicable.
Section 1.3     Financial Attributes of Non-Wholly Owned Subsidiaries.
When determining the Applicable Margin and compliance by the Borrower with any financial covenant contained in any of the Loan Documents, (a) Excluded Subsidiaries shall be excluded and (b) only the Ownership Share of the Borrower of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included when including financial information from a Subsidiary that is not a Wholly Owned Subsidiary.
Section 1.4     Rates.
The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 5.2(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.5     Divisions.
For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware and/or South Carolina law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II     CREDIT FACILITY
Section 2.1     Revolving Loans.
(a)    Making of Revolving Loans. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.16, each Revolving Lender severally and not jointly agrees to make Revolving Loans to the Borrower during the period from and including the Effective Date to but excluding the Revolving Loan Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Revolving Commitment. Each borrowing of Revolving Loans shall be in an aggregate minimum amount of $1,000,000.00 and integral multiples of $100,000.00 in excess thereof. Notwithstanding the immediately preceding two sentences but subject to Section 2.16, a borrowing of Revolving Loans may be in the aggregate amount of the unused Revolving Commitments. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.
(b)    Requests for Revolving Loans. Not later than (i) 11:00 a.m. Central time at least one (1) Business Day prior to a borrowing of Revolving Loans that are to be Base Rate Loans and (ii) 11:00 a.m. Central time at least three (3) Business Days prior to a borrowing of Revolving Loans that are to be SOFR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing. For the avoidance of doubt, notices of Borrowing received after 11:00 a.m. Central time shall be deemed received on the next Business Day. Each Notice of Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day) and the use of the proceeds of such Revolving Loans. Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Borrowing, the Borrower may request that the Administrative Agent provide the Borrower with the most recent SOFR available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may submit no more than one (1) Notice of Borrowing in any one (1) calendar week.
(c)    Funding of Revolving Loans. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Revolving Lender of the proposed borrowing. Each Revolving Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 11:00 a.m. Central time on the date of such proposed Revolving Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Disbursement Instruction Agreement, not later than 2:00 p.m. Central time on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent.
(d)    Assumptions Regarding Funding by Revolving Lenders. With respect to Revolving Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Revolving Lender that such Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender’s Revolving Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Revolving Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Lender.
(e)    Reallocation of Existing Loans on the Agreement Date. Simultaneously with the effectiveness of this Agreement, the Existing Loans of each of the Lenders under the Existing Credit Agreement as existing immediately prior to the Agreement Date, shall be reallocated among the Lenders so that such Existing Loans are held by the Lenders as outstanding Revolving Loans hereunder in accordance with each Lender’s ratable share of the Commitments, set forth on Schedule I attached hereto.  To effect such reallocations, each Lender whose ratable share of the Commitments upon the effectiveness of this Agreement exceeds such Lender’s ratable share of the outstanding Existing Loans immediately prior to the effectiveness of this Agreement (each an “Assignee Lender”) shall be deemed to have purchased all right, title and interest in, and all obligations in respect of, the Existing Loans from the Lenders whose ratable share of the Commitments upon the effectiveness of this Agreement are less than their respective ratable share of the Existing Loans immediately prior to the effectiveness of this Agreement (each an “Assignor Lender”), so that each Lender shall hold its ratable share of the Existing Loans as Revolving Loans.  Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, an Assignment and Assumption without the payment of any related assignment fee, and, except for Revolving Notes to be provided to the Assignor Lenders and Assignee

Lenders in the principal amount of their respective Commitments, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived).  The Assignor Lenders, the Assignee Lenders and the other Lenders shall make such cash settlements among themselves, through the Administrative Agent, as the Administrative Agent may direct (after giving effect to the making of any Revolving Loans to be made on the Agreement Date and any netting transactions effected by the Administrative Agent) with respect to such reallocations and assignments so that the aggregate outstanding principal amount of Revolving Loans shall be held by the Lenders pro rata in accordance with the amount of the Commitments set forth on Schedule I.
Section 2.2     Reserved.
Section 2.3     Reserved.
Section 2.4     Letters of Credit.
(a)    Letters of Credit. Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.16, the Issuing Bank, on behalf of the Revolving Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the Maturity Date, one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $2,000,000.00, as such amount may be reduced from time to time in accordance with the terms hereof (the “Letter of Credit Commitment Amount”); provided, however, the Issuing Bank shall not be obligated to issue a Letter of Credit if the aggregate principal amount at such time of its outstanding Revolving Loans together with the Stated Amount of all issued and outstanding Letters of Credit issued by the Issuing Bank exceeds the then Commitment of the Issuing Bank. The parties hereto agree that each of the Existing Letters of Credit, if any, shall constitute Letters of Credit under this Agreement on and after the Agreement Date with the same effect as if such Existing Letters of Credit were issued by the Issuing Bank at the request of Borrower on the Agreement Date.
(b)    Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Issuing Bank and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the Maturity Date, or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Issuing Bank but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Maturity Date.
(c)    Requests for Issuance of Letters of Credit. The Borrower shall give the Issuing Bank and the Administrative Agent written notice at least five (5) Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 6.2, the Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event shall the Issuing Bank be obligated to deliver the requested Letter of Credit prior to the date five (5)

Business Days following the date after which the Issuing Bank has received all of the items required to be delivered to it under this subsection. The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank or any Revolving Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. The Issuing Bank shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.
(d)    Reimbursement Obligations. Upon receipt by the Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand; provided, however, that the Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse the Issuing Bank for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by the Issuing Bank of any payment in respect of any Reimbursement Obligation, the Issuing Bank shall promptly pay to the Administrative Agent for the account of each Revolving Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Lender’s Revolving Commitment Percentage of such payment.
(e)    Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Administrative Agent and the Issuing Bank, or if the Borrower fails to reimburse the Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the failure of which the Issuing Bank shall promptly notify the Administrative Agent, then (i) if the applicable conditions contained in Article VI would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be SOFR Loans unless SOFR is unavailable or unascertainable, then Base Rate Loans (unless and until a Benchmark Replacement is implemented in accordance with Section 5.2(c)) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Revolving Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 12:00 noon Central time and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply. The limitations set forth in the second sentence of Section 2.1(a) (regarding minimum amounts and integral multiples) shall not apply to any borrowing of Base Rate Loans under this subsection.
(f)    Effect of Letters of Credit on Revolving Commitments. Upon the issuance by the Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Revolving Commitment of each Revolving Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Revolving

Commitment Percentage and (ii) (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.
(g)    Issuing Bank’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, unless caused by the gross negligence or willful misconduct of the Issuing Bank, Administrative Agent or any of the Lenders as determined by a court of competent jurisdiction in a final, non-appealable judgment, none of the Issuing Bank, Administrative Agent or any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy, electronic mail or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, the Administrative Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Issuing Bank’s or Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender. In this connection, the obligation of the Borrower to reimburse the Issuing Bank for any drawing made under any Letter of Credit, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Issuing Bank, the Administrative Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of, or provide a right of setoff against, the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 13.9, but not in limitation of the Borrower’s unconditional obligation to reimburse the Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Administrative Agent, the Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, the Issuing Bank or such Lender arising solely out of the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank or any Lender with respect to any Letter of Credit.
(h)    Amendments, Etc. The issuance by the Issuing Bank of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Issuing Bank), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and the Revolving Lenders, if any, required by Section 13.7 shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5(c).
(i)    Revolving Lenders’ Participation in Letters of Credit. Immediately upon the issuance by the Issuing Bank of any Letter of Credit each Revolving Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage of the liability of the Issuing Bank with respect to such Letter of Credit and each Revolving Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, such Lender’s Revolving Commitment Percentage of the Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Revolving Lender to the Administrative Agent for the account of the Issuing Bank in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Issuing Bank, the Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Revolving Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Issuing Bank pursuant to the second and the last sentences of Section 3.5(c)).
(j)    Payment Obligation of Revolving Lenders. Each Revolving Lender severally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, on demand in immediately available funds in Dollars the amount of such Lender’s Revolving Commitment Percentage of each drawing paid by the Issuing Bank under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Revolving Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Revolving Commitment Percentage of such drawing except as otherwise provided in Section 3.9(d). If the notice referenced in the second sentence of Section 2.4(e) is received by a Revolving Lender not later than 11:00 a.m. Central time, then such Lender shall make such payment available to the Administrative Agent not later than 2:00 p.m. Central time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 1:00 p.m. Central time on the next succeeding Business Day. Each Revolving Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Revolving Lender to make its payment under this subsection, (ii) the financial condition of the Borrower, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1(f) or (g), or (iv) the termination of the Revolving Commitments. Each such payment to the Administrative Agent for the account of the Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.
(k)    Information to Lenders. Promptly following any change in Letters of Credit outstanding, the Issuing Bank shall deliver to the Administrative Agent, which shall promptly deliver the same to each Revolving Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit outstanding at such time. Upon the request of the Administrative Agent, any Revolving Lender or the Borrower from time to time, the Issuing Bank shall deliver any other information reasonably requested by the Administrative Agent (or a Revolving Lender or the Borrower through the Administrative Agent) with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection, the Issuing Bank shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Issuing Bank to perform its requirements under this subsection shall not relieve any Revolving Lender from its obligations under the immediately preceding subsection (j).
(l)    Extended Letters of Credit. Each Lender confirms that its obligations under the immediately preceding subsections (i) and (j) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.
Section 2.5     Reserved.
Section 2.6     Rates and Payment of Interest on Loans.
(a)    Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at Adjusted Daily Simple SOFR for such Loan, plus the Applicable Margin for SOFR Loans; provided, however, if Adjusted Daily Simple SOFR is unavailable or unascertainable, then at the Base Rate (unless and until a Benchmark Replacement is implemented in accordance with Section 5.2(c)), plus the Applicable Margin for Base Rate Loans. For the avoidance of doubt, Borrower does not have the right to select a Loan be at the Base Rate.
Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender and the Issuing Bank, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)    Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on each Interest Payment Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.
(c)    Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within ten (10) Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, the Issuing Bank’s, or any Lender’s other rights under this Agreement.
Section 2.7     Reserved.
Section 2.8     Repayment of Loans.
The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on or before the Maturity Date~~.~~; provided, however, that to the extent required by Section 2.14(d) and in accordance with the terms thereof, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans owing to the Non-Extending Lenders on the date specified in Section 2.14(d).
Section 2.9     Prepayments.
(a)    Optional. Subject to Section 5.4, the Borrower may prepay all or any part of any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent at least three (3) Business Days prior written notice of the prepayment of all or any part of any Loan. Except in relation to any partial releases made pursuant to Section 4.2, each voluntary prepayment of Loans shall be in an aggregate minimum amount of $1,000,000.00 and integral multiples of $100,000.00 in excess thereof (or, if less, the remaining principal balance of the Loans).
(b)    Mandatory.
(i)    Revolving Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Revolving Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the Lenders then holding Revolving Commitments (or if the Revolving Commitments have been terminated, then holding outstanding Revolving Loans and/or Letter of Credit Liabilities), the amount of such excess.

(ii)    Maximum Loan Availability Overadvance. Without limiting the requirements of Section 2.9(b)(i) above, if at any time the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the Maximum Loan Availability, the Borrower shall within five (5) Business Days after receipt of notice from the Administrative Agent or the Borrower obtaining knowledge of the occurrence of any such excess, either (A) pay to the Administrative Agent for the account of the Lenders then holding Revolving Commitments (or if the Revolving Commitments have been terminated, then holding outstanding Revolving Loans and/or Letter of Credit Liabilities), the amount of such excess, or (B) deliver a new Borrowing Base Certificate that demonstrates that the outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, do not exceed the Maximum Loan Availability. No new advances of Revolving Loans will be made until such time that such excess is eliminated (or a new Borrowing Base Certificate is delivered demonstrating compliance). If such excess is not eliminated (or a new Borrowing Base Certificate is not delivered demonstrating compliance) within five (5) Business Days after receipt of notice from the Administrative Agent or the Borrower obtaining knowledge of the occurrence thereof, then the entire outstanding principal balance of all Loans, together with all accrued interest thereon, and an amount equal to all Letter of Credit Liabilities for deposit into the Letter of Credit Collateral Account, shall be immediately due and payable in full.
(iii)    Application of Mandatory Prepayments. Amounts paid under the preceding subsections (b)(i) and (b)(ii) shall be applied to pay all amounts of principal outstanding on the Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2 and if any Letters of Credit are outstanding at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations. If the Borrower is required to pay any outstanding SOFR Loans by reason of this Section prior to the next succeeding Interest Payment Date therefor, the Borrower shall pay all amounts due under Section 5.4.
(c)    No Effect on Derivatives Contracts. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Derivatives Contracts entered into with respect to the Loans.
Section 2.10     Reserved.
Section 2.11     Reserved.
Section 2.12     Notes.
(a)    Notes. Except in the case of a Revolving Lender that has notified the Administrative Agent in writing that it elects not to receive a Revolving Note, the Revolving Loans made by each Revolving Lender shall, in addition to this Agreement, also be evidenced by a Revolving Note, payable to the order of such Revolving Lender in a principal amount equal to the amount of its Revolving Commitment as originally in effect and otherwise duly completed.
(b)    Records. The date, amount, interest rate of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8, in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8 shall be controlling.
(c)    Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) notarized, written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.
Section 2.13     Voluntary Reductions of the Revolving Commitment.
The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Commitments (for which purpose use of the Revolving Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities) at any time and from time to time without penalty or premium upon not less than five (5) Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Revolving Commitments shall not be less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (“Commitment Reduction Notice”). Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Lender of the proposed termination or Revolving Commitment reduction. The Revolving Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated. The Borrower shall pay all interest and fees on the Revolving Loans accrued to the date of such reduction or termination of the Revolving Commitments to the Administrative Agent for the account of the Revolving Lenders, including but not limited to any applicable compensation due to each Revolving Lender in accordance with Section 5.4.
Section 2.14     Extension of Revolving Loan Termination Date.
(a)    Generally. The Borrower shall have the right to request that the Administrative Agent and the Revolving Lenders agree to extend the then-applicable Revolving Loan Termination Date by one year (a “Revolving Loan Extension”). The Borrower may exercise such right only by executing and delivering to the Administrative Agent not earlier than ninety (90) days prior to each annual anniversary of the Agreement Date, and not later than thirty (30) days prior to such annual anniversary of the Agreement Date, a written request for such extension (an “Extension Request”); provided, however, such request shall not be made more than once during any such sixty (60) day period. The Administrative Agent shall notify the Revolving Lenders in the event of a Revolving Loan Extension if it receives an Extension Request promptly (but, in any event, within five (5) Business Days) after receipt thereof. Subject to satisfaction of the following conditions, the Revolving Loan Termination Date shall be extended for one year (other than for any Rejecting Lender, for which the Revolving Loan Termination Date shall not be extended and, subject to Section 2.14(b) below, will remain as then in effect) effective upon receipt by the Administrative Agent of the Extension Request and payment of the fee referred to in the following clause (iii): (i) the Requisite Lenders shall have notified the Administrative Agent of their acceptance of the Extension Request within thirty (30) days of each such Lender’s receipt of the Extension Request (or such later date as the Administrative Agent may determine in its sole discretion); (ii) immediately prior to such extension and immediately after giving effect thereto, (A) no Material Adverse Effect has occurred in the financial condition of the Borrower, (B) no monetary Default or material non-monetary Default or Event of Default shall exist and (C) the representations and warranties made or deemed made by the Borrower in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date); (iii) the Borrower shall have paid the extension Fees to Lenders approving the extension in accordance with Section 3.5(d); (iv) Borrower, if requested by the Administrative Agent, shall have delivered updated appraisals for any Borrowing Base Properties; (v) Borrower, if requested by the Administrative Agent, shall have delivered title insurance endorsements satisfactory to the Administrative Agent, confirming the priority of the Liens created under the Mortgages; (vi) Borrower shall have executed such documents and agreements as the Administrative Agent may reasonably request, including, without limitation, amendments to the Mortgages and (vii) Borrower shall have satisfied such other conditions as the Administrative Agent and/or the Lenders may reasonably require. At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from a Responsible Officer of each Borrower certifying the matters referred to in the immediately preceding clauses (ii)(A), (ii)(B) and (ii)(C). The Administrative Agent shall promptly notify the Borrower whether a request for an extension has been accepted or rejected as well as which Lender or Lenders rejected such request (each such Lender, a “Rejecting Lender”), it being acknowledged and agreed that any Lender that has not accepted such request within the time period set forth above shall be deemed to have rejected such Extension Request and for which, subject to Section 2.14(b) below, the Revolving Loan Termination Date will remain as then in effect. The Borrower understands and acknowledges that (i) this Section has been included in this Agreement for the Borrower’s convenience in requesting an extension of the Revolving Loan Termination Date; (ii) neither the Administrative Agent nor any Lender has promised (either expressly or impliedly), nor does the Administrative Agent or any Lender have any obligation or commitment whatsoever, to extend the Revolving Loan Termination Date; and (iii) the Administrative Agent and the Lenders may condition any such extension on such commercially reasonable terms and conditions as they may deem appropriate in their sole and absolute discretion.
(b)    Rejecting Lenders. Within fifteen (15) days after the date the Borrower receives notice of the Rejecting Lenders pursuant to the preceding subsection (a), but subject to the following subsection (c), the Borrower may elect, with respect to each Rejecting Lender, by written notice to the Administrative Agent and such Rejecting Lender, either (i) to require a Rejecting Lender to, and such Rejecting Lender shall, assign the Revolving Commitment and Revolving Loan owing to such Rejecting Lender in the event of a rejected Revolving Loan Extension to an Eligible Assignee specified by the Borrower, subject to and in accordance with Section 13.6(b), for a purchase price (“Purchase Price”) equal to (A) the aggregate principal balance of the Revolving Loans then outstanding and owing to such Rejecting Lender, plus (B) any accrued but unpaid interest and fees related to such Revolving Loans owing to such Rejecting Lender, plus (C) any amounts payable to such Rejecting Lender under Section 5.4, any such assignment to be effective as of the then current Revolving Loan Termination Date, or (ii) to pay the Purchase Price to such Rejecting Lender effective as of the then-current Revolving Loan Termination Date, whereupon such Rejecting Lender’s Revolving Commitment shall terminate, the aggregate amount of the Commitments shall be so reduced, and the Revolving Loans owing to the Rejecting Lender shall be deemed fully paid and discharged~~.~~; provided, however, if the Borrower elects to assign the Revolving Commitment and the Revolving Loan owing to such Revolving Lender pursuant to subclause (i) above and such assignment does not occur on or prior to the then-current Revolving Loan Termination Date for such Rejecting Lender, then the Borrower shall be required to pay, on and effective as of the then-current Revolving Loan Termination Date, the Purchase Price to such Rejecting Lender pursuant to subclause (ii) above.

(c)    Extension. Neither the Administrative Agent, any Rejecting Lender nor any Affiliate thereof shall be obligated in any way to initiate any assignment referred to in the preceding subsection (b) or to assist in finding an Eligible Assignee or Affiliate thereof. If all of the assignments and payments contemplated in the preceding subsection (b) have been completed, such that no Rejecting Lender or Affiliate thereof has outstanding any Revolving Commitment or Revolving Loans in the event of a rejected Revolving Loan Extension or other amounts owing under this Agreement to such Rejecting Lender in such capacity, then the Borrower’s request for an extension shall be deemed to have been granted, and accordingly the Revolving Loan Termination Date shall be extended for a single one-year period for any non-Rejecting Lenders only; otherwise the Revolving Loan Termination Date shall not be extended as to any Rejecting Lenders. Notwithstanding the preceding subsections, for the avoidance of doubt, if (i) the Requisite Lenders do not approve a request for a Revolving Loan Extension, or (ii) any of the conditions contained in the preceding subsection (a) are not satisfied, then the Revolving Loan Termination Date shall not be extended.
(d)    Non-Extending Lenders. Unless any Non-Extending Lender extends the maturity date of its Commitment from August 10, 2026 to the then-current Revolving Loan Termination Date of the other Lenders that are not a Non-Extending Lender by written notice to the Borrower and the Administrative Agent prior to August 9, 2025, the Borrower shall be required to pay the Purchase Price to each Non-Extending Lender on August 10, 2026, such Non-Extending Lender’s Commitment as of such date shall be terminated, thereby resulting in a corresponding reduction of aggregate Commitments and, once the Purchase Price has been paid to such Non-Extending Lender, the Revolving Loans owing to such Non-Extending Lender shall be deemed fully paid and discharged. For the avoidance of doubt, any payment made by the Borrower to any Non-Extending Lenders pursuant to the preceding sentence shall not be applied pro rata pursuant to Section 3.2 of this Agreement, and the failure to pay any such amount shall be deemed an immediate Event of Default hereunder. Upon such reduction in the aggregate Commitments, (i) the Administrative Agent shall promptly provide to each Lender a new Schedule I to this Agreement reflecting the reduction in the aggregate Commitments and (ii) in the event there are any Revolving Loans and/or Letters of Credit outstanding after giving effect to such reduction in the aggregate Commitments, the amount of such Revolving Loans owing to each Lender and the amount of Letter of Credit Liabilities applicable to each Lender shall be appropriately adjusted by the Administrative Agent to reflect the new Commitment percentages of the Lenders.
Section 2.15     Expiration Date of Letters of Credit Past Revolving Commitment Termination.
If on the date the Commitments are terminated (excluding any partial termination of the Revolving Commitments pursuant to Section 2.14(d)) or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise) there are any Letters of Credit outstanding hereunder and the aggregate Stated Amount of such Letters of Credit exceeds the balance of available funds on deposit in the Letter of Credit Collateral Account, then the Borrower shall, on such date, pay to the Administrative Agent, for its benefit and the benefit of the Lenders and the Issuing Bank, for deposit into the Letter of Credit Collateral Account, an amount of money equal to the amount of such excess.
Section 2.16     Amount Limitations.
Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan, the Issuing Bank shall not be required to issue a Letter of Credit and no reduction of the Revolving Commitments pursuant to Section 2.13 shall take effect, if immediately after the making of such Loan, the issuance of such Letter of Credit or such reduction in the Revolving Commitments, (a) such Lender’s Revolving Commitment Percentage of the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed such Lender’s Revolving Commitments; or (b) the aggregate principal amount of all outstanding Loans, together with aggregate amount of all Letter of Credit Liabilities, would exceed the Maximum Loan Availability at such time.
Section 2.17     Increase in Revolving Commitments.
The Borrower shall have the right to request increases from time to time in the aggregate amount of the Revolving Commitments by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that the aggregate amount of any such increases shall not exceed $160,000,000 (i.e., after giving effect to any such increases, the aggregate amount of the Revolving Commitments shall not exceed $~~400,000,000~~380,000,000). Each such increase in the Revolving Commitments must be an aggregate minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Revolving Commitments, including decisions as to the selection of the then-existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Revolving Commitments among such existing Lenders and/or other banks, financial institutions and other institutional lenders. No Lender shall be obligated in any way whatsoever to increase its Revolving Commitment or provide a new Revolving Commitment, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. If a new Lender becomes a party to this Agreement, or if any existing Lender is increasing its Revolving Commitment, such Lender shall on the date it becomes a Lender hereunder (or in the case of an existing Lender, increases its Revolving Commitment) (and as a condition thereto) purchase from the other Lenders its Revolving Commitment Percentage (determined with respect to the Lenders’ respective Revolving Commitments and after giving effect to the increase of Revolving Commitments) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other Lenders, in Same Day Funds, an amount equal to (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender, plus (B) the aggregate amount of payments previously made by the other Revolving Lenders under Section 2.4(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Borrower shall pay to the Revolving Lenders amounts payable, if any, to such Revolving Lenders under Section 5.4 as a result of the prepayment of any such Revolving Loans. Effecting the increase of the Revolving Commitments under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall be in existence on the effective date of such increase, (y) the representations and warranties made or deemed made by a Borrower in any Loan Document to which such Borrower is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, and (z) the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of all corporate, partnership, member or other necessary action taken by the Borrower to authorize such increase; (ii) an opinion of counsel to the Borrower addressed to the Administrative Agent and the Lenders, covering such matters as reasonably requested by the Administrative Agent; (iii) new Revolving Notes executed by the Borrower, payable to any new Revolving Lenders and replacement Revolving Notes executed by the Borrower, payable to any existing Revolving Lenders increasing their Revolving Commitments, in the amount of such Revolving Lender’s

Revolving Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Revolving Commitments; (iv) such duly executed modifications of any existing Mortgages as are necessary or appropriate to reflect that the aggregate Revolving Commitment has increased, and (v) a commitment from the appropriate title insurance company to issue such endorsements as the Administrative Agent may deem appropriate in connection with the modified Mortgages. In connection with any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.17, any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act. For the avoidance of doubt, all Revolving Loans and Letters of Credit issued utilizing such increased Revolving Commitment shall (x) constitute Obligations under this Agreement and the other applicable Loan Documents, (y) will mature on the Revolving Loan Termination Date then in effect and (z) have terms identical to the existing Revolving Commitments.
Section 2.18     Funds Transfer Disbursements.
The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.
ARTICLE III     PAYMENTS, FEES AND OTHER GENERAL PROVISIONS
Section 3.1     Payments.
(a)    Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10), to the Administrative Agent at the Principal Office, not later than 1:00 p.m. Central time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.5, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Each payment received by the Administrative Agent for the account of the Issuing Bank under this Agreement shall be paid to the Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by the Issuing Bank to the Administrative Agent from time to time, for the account of the Issuing Bank. In the event the Administrative Agent fails to pay such amounts to such Lender or the Issuing Bank, as the case may be, within one (1) Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b)    Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 3.2     Pro Rata Treatment.
Except to the extent otherwise provided herein (including Section 2.14(d)): (a) each borrowing from the Revolving Lenders under Sections 2.1(a), 2.4(e) and 2.5(e) shall be made from the Revolving Lenders, each payment of the fees under Sections 3.5(a), 3.5(b), the first sentence of 3.5(c), and 3.5(e) shall be made for the account of the Revolving Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.13 shall be applied to the respective Revolving Commitments of the Revolving Lenders, pro rata according to the amounts of their respective Revolving Commitments; (b) each payment or prepayment of principal of Revolving Loans shall be made for the account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section 3.9, if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Revolving Lenders pro rata in accordance with such respective Revolving Commitments; (c) each payment of interest on Revolving Loans shall be made for the account of the Revolving Lenders pro rata in accordance with the amounts of interest on such Revolving Loans then due and payable to the respective Lenders; and (d) the Revolving Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.4, shall be in accordance with their respective Revolving Commitment Percentages.
Section 3.3     Sharing of Payments, Etc.
If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2 or Section 11.5, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2 or Section 11.5, as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.
Section 3.4     Several Obligations.
No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.
Section 3.5     Fees.
(a)    Closing Fee. On the Agreement Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent in the Fee Letter or otherwise.
(b)    Facility Fees. During the period from the Agreement Date to but excluding the Maturity Date, the Borrower agrees to pay to the Administrative Agent for the account of the Revolving Lenders an unused facility fee equal to the sum of the daily amount ~~(the “Unused Amount”)~~ by which the aggregate amount of the Revolving Commitments exceeds the aggregate outstanding principal balance of Revolving Loans and Letter of Credit Liabilities, as set forth in the table below multiplied by the corresponding per annum rate:

~~Unused Amount~~Aggregate Outstanding Principal Balance of Revolving Loans and Letter of Credit Liabilities	Unused Fee (percent per annum)
Greater than or equal to sixty-six and sixty-seven hundredths percent (66.67%) of the aggregate amount of Revolving Commitments	0.15%
Less than sixty-six and sixty-seven hundredths percent (66.67%) of the aggregate amount of Revolving Commitments	0.30%

Such fee shall be computed on a daily basis and payable quarterly in arrears on the first (1st) day of each January, April, July and October during the term of this Agreement and on the Revolving Loan Termination Date or any earlier date of termination of the Revolving Commitments (including, without limitation, any partial termination of the Revolving Commitments pursuant to Section 2.14(d)) or reduction of the Revolving Commitments to zero.
(c)    Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a letter of credit fee with respect to each Letter of Credit issued by the Issuing Bank at a rate per annum equal to the Applicable Margin for SOFR Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (i) to and including the date such Letter of Credit expires or is cancelled or terminated or (ii) to but excluding the date such Letter of Credit is drawn in full. In addition to such fees, the Borrower shall pay to the Administrative Agent solely for the Issuing Bank’s own account, a fronting fee in respect of each Letter of Credit issued by the Issuing Bank equal to one-eighth of one percent

(0.125%) per annum on the initial Stated Amount of such Letter of Credit. The fees provided for in this subsection shall be nonrefundable and payable, (x) in the case of the fee provided for in the first sentence, in arrears (i) quarterly on the first (1st) day of January, April, July and October, (ii) on the Maturity Date, (iii) on the date the Revolving Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Administrative Agent and (y) in the case of the fronting fee provided for in the second sentence, at the time of issuance of such Letter of Credit, but shall be collected quarterly in arrears on the first (1st) day of January, April, July and October, (ii) on the Revolving Loan Termination Date, and (iii) on the date the Revolving Commitments are terminated or reduced to zero (including, without limitation, any partial termination of the Revolving Commitments pursuant to Section 2.14(d)). The Borrower shall pay directly to the Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged or incurred by the Issuing Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of any Letter of Credit or any other transaction relating thereto.
(d)    Revolving Credit Extension Fee. If the Revolving Loan Termination Date is being extended in accordance with Section 2.14, the Borrower shall pay to the Administrative Agent for the account of each Revolving Lender approving such extension a fee in an amount to be determined by the Borrower and the Administrative Agent.
(e)    Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.
Section 3.6     Computations.
Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed.
Section 3.7     Usury.
In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.6(a). Notwithstanding the foregoing, to the extent permitted by Applicable Law, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8     Statements of Account.
The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.
Section 3.9     Defaulting Lenders.
Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and in Section 13.7.
(b)    Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 3.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.4(j) in respect of Letters of Credit (such amounts “Letter of Credit Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article V were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities are held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately following subsection (d)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.
(c)    Certain Fees.
(i)    No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.5(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(ii)    Each Defaulting Lender shall be entitled to receive the Fee payable under Section 3.5(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).
(iii)    With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to the Issuing Bank the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.
(d)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (determined without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Article VI are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 13.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(e)    Cash Collateral.
(i)    If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in this subsection.
(ii)    At any time that there shall exist a Defaulting Lender, within five (5) Business ~~Day~~Days following receipt of the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting

Lender) in an amount not less than the aggregate Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time.
(iii)    The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(iv)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(v)    Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Lender), or (y) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Issuing Bank may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
(f)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Lenders in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g)    New Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(h)    Purchase of Defaulting Lender’s Commitment. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated to, in its sole discretion, acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 13.6(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 13.6(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.
Section 3.10     Taxes.
(a)    Issuing Bank. For purposes of this Section, the term “Lender” includes the Issuing Bank and the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall jointly and severally indemnify each Recipient, within ten (10) Business Days after receipt of demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6 relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection. The provisions of this subsection shall continue to inure to the benefit of an Administrative Agent following its resignation as Administrative Agent.
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”), and (y) an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code), and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
ARTICLE IV     BORROWING BASE PROPERTIES
Section 4.1     Eligibility of Properties.
(a)    Initial Borrowing Base Properties. The Properties identified on Schedule 4.1 shall, on the Agreement Date, be Borrowing Base Properties, and the Borrowing Base Value initially attributable to such Property shall be as approved by the Lenders and set forth on Schedule 4.1.
(b)    Additional Borrowing Base Properties. Without limiting the Borrower’s obligations under Section 8.15, if after the Effective Date the Borrower desires that the Lenders include any additional Property in calculations of the Borrowing Base, the Borrower shall so notify the Administrative Agent in writing. Such Property shall become a Borrowing Base Property upon (i) satisfaction of the conditions precedent set forth in Sections 6.3 and (ii) delivery of a Borrowing Base Certificate showing the Borrowing Base after inclusion of such Property as a Borrowing Base Property.
Section 4.2     Partial Releases.
(a)    At any time prior to the Maturity Date, Administrative Agent shall, at the Borrower's request, issue partial releases from the Lien of a Mortgage and other Security Documents of Land Held for Development, Lots Under Development, one or more Housing Units, one or more Finished Lots or other Collateral; provided, however, that prior to or simultaneously with each such partial release all of the following conditions shall be satisfied:
(i)    the sales price for any sale, transfer or conveyance must be at the Fair Market Value for such Collateral;
(ii)    [intentionally omitted];
(iii)    if Collateral constituting more than 10% of the Borrowing Base in the Borrowing Base Certificate most recently delivered is to be released from the Mortgages in any month, Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate demonstrating on a pro forma basis, and the Administrative Agent shall have determined to its reasonable satisfaction, that the outstanding principal balance of the Loans together with the aggregate amount of all Letter of Credit Liabilities will not exceed the Maximum Loan Availability after giving effect to such request and any Release Consideration to be paid and/or the acceptance of any Property as an additional or replacement Borrowing Base Property to be given concurrently with such request;
(iv)    the Borrower requests in writing to the Administrative Agent a payoff letter for the Collateral it seeks to release from the Mortgage not less than three (3) Business Days prior to the date such payoff is needed, together with all data reasonably necessary to support the Borrower’s being entitled to the partial release, including, without limitation, a legal description for the Collateral to be released and a partial release document prepared by the Borrower, all at the Borrower’s expense and all in form and content satisfactory to the Administrative Agent;

(v)    the Borrower shall submit to the Administrative Agent within five (5) Business Days after the closing of the sale, a photocopy of the final signed closing statement with respect to the sale of such Collateral, it being understood that the Borrower’s failure to submit a closing statement within such time period shall not constitute a Default hereunder;
(vi)    the Borrower shall pay all costs and expenses of the Administrative Agent, including, without limitation, reasonable legal fees and expenses incurred by the Administrative Agent in connection with any partial release of the Mortgage;
(vii)    the Borrower pays, or causes to be paid, to the Administrative Agent the Release Consideration for any Collateral to be released from the Mortgages under this Section 4.2(a), which Release Consideration shall be applied to payment of any outstanding Revolving Loans hereunder, and to the extent no Revolving Loans are outstanding or if following payment of outstanding Revolving Loans additional funds remain, such Release Consideration shall be returned to the Borrower within one (1) Business Day of receipt of such proceeds by the Administrative Agent; and
(viii)    no monetary Default, material non-monetary Default or Event of Default exists.
Notwithstanding the provisions of Section 4.2(a)(viii), during the existence of an Event of Default, provided that (i) the conditions set forth in Sections 4.2(a)(i) through (a)(vi) are satisfied, and (ii) Borrower pays, or causes to be paid, to the Administrative Agent the Release Consideration required to be paid under Section 4.2(a)(vii) (which the parties agree shall be applied in accordance with Section 11.5), then the Administrative Agent shall issue partial releases from the Lien of a Mortgage and other Security Documents for (y) the sale, transfer or conveyance by the Borrower of any Presold Housing Unit, Lots Under Development, Finished Lots or Land Held for Development pursuant to a valid, bona-fide agreement between the Borrower and a third party entered into prior to the occurrence of the applicable Event of Default, or (z) the sale, transfer or conveyance by the Borrower of any other Housing Unit, Lots Under Development, Finished Lots or Land Held for Development with the prior written consent of the Administrative Agent in its sole discretion.
(b)    (i) With respect to any Collateral other than Housing Units, upon five (5) Business Days prior written request by the Borrower, the Administrative Agent will execute all partial release documents for such Collateral other than Housing Units released from Mortgages, and (ii) with respect to any Housing Units, once per month, the Administrative Agent will execute all partial release documents for such Housing Units released from Mortgages during the preceding month, which partial release documents will be executed on the forms of release previously prepared and forwarded by the Borrower as set forth above or on such other release documentation in form and substance reasonably acceptable to the Administrative Agent and customarily used in the applicable jurisdiction.
(c)    Upon request by the Borrower and without payment of any release price or Release Consideration, or other amount, the Administrative Agent shall also release land from the Lien of the Mortgages and other Security Documents or subordinate such Liens, all as necessary to effect necessary dedications of roadways or utility and service areas to Governmental Authorities or utility companies, to convey common areas to homeowners or condominium associations, and to allow the recordation of plats, easements and declarations to the extent such are common or reasonably necessary for the development of Collateral for residential purposes, and Borrower shall pay all costs and expenses of the Administrative Agent including, without limitation, reasonable legal fees incurred by the Administrative Agent in connection with any such release.

Releases of Collateral from the Mortgages and other Security Documents shall not affect or impair the Lien of the Mortgages and the Administrative Agent’s Lien and security interests created by the other Loan Documents as to the Collateral and other property encumbered by the Mortgages and the other Loan Documents not theretofore released, and said Liens and security interests shall continue in full force and effect as to the Collateral and such other property not released. Except as set forth in this Section 4.2, no Collateral shall be released from the Lien of a Mortgage applicable thereto. Lenders hereby irrevocably authorize the Administrative Agent to release Collateral in accordance with this Section 4.2.
Section 4.3     Reserved.
Section 4.4     Frequency of Appraisals.
Appraisals of the Borrowing Base Property shall be conducted, and the Appraised Value of Borrowing Base Property shall be determined or redetermined, as applicable, under each of the following circumstances:
(a)    in connection with the acceptance of a Property into the Borrowing Base, the Appraised Value of a Borrowing Base Property will be determined based on the Appraisal obtained, at the Borrower’s sole cost and expense, pursuant to Section 8.15; or
(b)    to the extent the initial Appraisal for a Borrowing Base Property does not include values for each Property type, then in connection with a Borrower request to re-designate a Borrowing Base Property from one Collateral Category to another (e.g., from Lots Under Development to Finished Lots), Administrative Agent, at the Borrower’s sole cost and expense, will re-determine the Appraised Value based on a new Appraisal thereof; or
(c)    at any time and from time to time, the Administrative Agent shall have the right to have a new Appraisal prepared, at the Borrower’s expense, for any Property included in the Borrowing Base, whose most recent Appraisal is dated more than eighteen (18) months prior to the date of the most recent Borrowing Base (or such lesser time, to the extent required by internal policies of the Administrative Agent); or
(d)    [intentionally deleted]; or
(e)    from time to time upon at least five (5) Business Days written notice to the Borrower and at the Borrower’s sole cost and expense, the Administrative Agent may redetermine the Appraised Value of a Borrowing Base Property (based on a new Appraisal obtained by the Administrative Agent) in any of the following circumstances:
(i)    if a material adverse change occurs with respect to such Borrowing Base Property, including, without limitation, a major casualty at such Property that is not substantially covered by insurance, a material condemnation of any part of such Property, or a material change in the environmental condition of such Property; or
(ii)    if necessary in order to comply with FIRREA or other Applicable Law relating to the Administrative Agent or any Lender, or to comply with Administrative Agent’s internal policies with respect to Appraisals; or
(f)    at any time and from time to time when an Event of Default exists, the Administrative Agent may, in its own discretion, and shall, upon the request of the Requisite Lenders,

redetermine the Appraised Value of a Borrowing Base Property (based on a new Appraisal obtained by the Administrative Agent), all at the Borrower’s expense; or
(g)    at any time and from time to time, the Requisite Lenders may redetermine the Appraised Value of a Borrowing Base Property (based on a new Appraisal obtained by the Administrative Agent), all at the sole cost and expense of the Lenders, with each Lender agreeing to pay to the Administrative Agent such Lender’s Revolving Commitment Percentage of such costs and expenses.
The Borrower shall, at all times, cooperate with the Administrative Agent and the appraisers to cause such Appraisals to be completed.
Section 4.5     Frequency of Calculations of Borrowing Base.
Initially, the Borrowing Base for the Borrowing Base Property shall be the amount set forth in the Borrowing Base Certificate delivered to Administrative Agent in connection with Closing. Thereafter, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate delivered from time to time under Section 9.4(d) or other applicable provisions of this Agreement.
Section 4.6     Inspections.
The Administrative Agent, in its sole discretion, shall have the right to have, at the Borrower’s expense, quarterly inspections performed on up to twenty-five percent (25%) of the Properties included in the Borrowing Base by the Administrative Agent and its contractors, vendors and agents (collectively, the “Agent Parties”). The Administrative Agent shall have the right to further inspect Borrowing Base Properties as the Administrative Agent determines to be reasonably necessary at the cost and expense of Lenders, with each Lender agreeing to pay to the Administrative Agent such Lender’s Revolving Commitment Percentage of such costs and expenses. Notwithstanding the forgoing, during the existence of an Event of Default, the Administrative Agent shall have the right, and Requisite Lenders may require the Administrative Agent, to inspect all of the Properties included in the Borrowing Base, at the Borrower’s expense, at such times and as often as the Administrative Agent or the Requisite Lenders, as the case may be, reasonably elect. In the event of any discrepancy between a Borrowing Base Certificate and any inspection performed by or at the request of the Administrative Agent, then the Administrative Agent shall have the right to adjust the Borrowing Base accordingly. Any inspection or review of the Lots and/or Housing Units by the Administrative Agent or its contractors, vendors and agents is solely for the Administrative Agent and Lenders’ benefit and may not be relied upon by the Borrower or by any third party. Neither the Administrative Agent or Lender owe any duty of care to the Borrower or any third party to protect against, or to inform the Borrower or any third party of, any negligent, faulty, inadequate or defective design or construction of the Improvements as determined by the Administrative Agent or any Lender. Notwithstanding anything herein to the contrary, if any of the Agent Parties enters upon the Properties, or any of them, during the course of construction, it is understood that such Agent Parties do so at their own risk, and Administrative Agent hereby releases the Borrower and the Borrower’s employees, subcontractors and agents and does hereby indemnify and hold the Borrower and the Borrower’s employees, subcontractors and agents harmless from any and all claims for injury or damage to any of the Agent Parties person or property and to the person or property of any other person accompanying any of the Agent Parties that is caused by the gross negligence or willful misconduct of the Administrative Agent or Agent Parties, as determined by a court of competent jurisdiction in a final, non-appealable judgment. Neither Administrative Agent nor any of the other Agent Parties shall in any manner unreasonably interfere with work on the job, with any subcontractor or workmen, or with the Borrower’s progress of construction.

Section 4.7     Further Information Regarding Budgets.
The Administrative Agent shall have the right to review, audit and request detail regarding the Construction Budget and/or Development Budget as the Administrative Agent determines in its reasonable discretion. In the event the Administrative Agent objects to the accuracy or disputes the validity of the information set forth in the Construction Budget and/or Development Budget, then the Administrative Agent shall have the right to adjust the Borrowing Base accordingly.
ARTICLE V     YIELD PROTECTION, ETC.
Section 5.1     Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender or any Issuing Bank;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender, any Issuing Bank or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Bank or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any Lending Office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Bank the Borrower shall promptly pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender, or an Issuing Bank or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or an Issuing Bank or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such Issuing Bank or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Bank’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Survival. All of the obligations of the Borrower under this Section 5.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 5.2     Changed Circumstances.
(a)    Circumstances Affecting Benchmark Availability. Subject to clause (c) below, in connection with any request for a SOFR Loan or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Daily Simple SOFR pursuant to the definition thereof or (ii) the Requisite Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Daily Simple SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans and, in the case of clause (ii), the Requisite Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans shall be suspended (to the extent of the affected SOFR Loans) until the Administrative Agent (with respect to clause (ii), at the instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of SOFR Loans (to the extent of the affected SOFR Loans) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans immediately. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 5.4.
(b)    Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, Adjusted Daily Simple SOFR or Daily Simple SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make SOFR Loans shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), on the Interest Payment Date therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.4.
(c)    Benchmark Replacement Setting.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 5.2(c)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative

Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.2(c)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.2(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.2(c).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) concept for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans immediately. During any Benchmark Unavailability Period, the component of Base Rate based upon the then-current Benchmark will not be used in any determination of Base Rate.
Section 5.3     Illegality.
Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain SOFR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or convert Loans into SOFR Loans shall be suspended until such time as such Lender may again make and maintain SOFR Loans (in which case the provisions of Section 5.5 shall be applicable).
Section 5.4     Indemnity.
The Borrower hereby indemnifies each of the Lenders against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a SOFR Loan, (b) any failure of the Borrower to borrow or continue a SOFR Loan or convert to a SOFR Loan on a date specified therefor in a Notice of Borrowing, (c) any failure of the Borrower to prepay any SOFR Loan on a date specified therefor in any notice of prepayment (regardless of whether any such notice of prepayment may be revoked under Section 2.9(a) and is revoked in accordance therewith), (d) any payment, prepayment or conversion of any SOFR Loan on a date other than on the Interest Payment Date therefor (including as a result of an Event of Default) or (e) the assignment of any SOFR Loan other than on the Interest Payment Date therefor as a result of a request by the Borrower pursuant to Section 5.6. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Borrower under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 5.5     Treatment of Affected Loans.
If the obligation of any Lender to make SOFR Loans shall be suspended pursuant to Section 5.2 or Section 5.3 then such Lender’s SOFR Loans shall be automatically converted into Base Rate Loans on the next succeeding Interest Payment Date for SOFR Loans (or, in the case of a conversion required by Section 5.2 or Section 5.3 on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower (with a copy to the Administrative Agent, as applicable)) and, unless and until such Lender or the Administrative Agent, as applicable, gives notice as provided below that the circumstances specified in Section 5.2 or Section 5.3 that gave rise to such conversion no longer exist:
(i)    to the extent that such Lender’s SOFR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s SOFR Loans shall be applied instead to its Base Rate Loans;
(ii)    all Loans that would otherwise be made or continued by such Lender as SOFR Loans shall be made or continued instead as Base Rate Loans; and
(iii)    all Base Rate Loans of such Lender that would otherwise be converted into SOFR Loans shall remain as Base Rate Loans.
If such Lender or the Administrative Agent, as applicable, gives notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 5.2 or 5.3 that gave rise to the conversion of such Lender’s SOFR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when SOFR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Business Day for such outstanding SOFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding SOFR Loans and by such Lender are held pro rata (as to principal amounts) in accordance with their respective Commitments.
Section 5.6     Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 5.1, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.10, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.1 or Section 3.10, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 5.1, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.10, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 5.6(a), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.1 or Section 3.10) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.6;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 5.1 or payments required to be made pursuant to Section 3.10, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and
(v)    a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Each party hereto agrees that (x) an assignment required pursuant to this Section 5.6 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Administrative Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
(c)    Selection of Lending Office. Subject to Section 5.6(a), each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.

Section 5.7     Change of Lending Office.
Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10, 5.1 or 5.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.
Section 5.8     Assumptions Concerning Funding of SOFR Loans.
Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded SOFR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such SOFR Loans in an amount equal to the amount of the SOFR Loans and having a maturity comparable to the relevant period; provided, however, that each Lender may fund each of its SOFR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.
ARTICLE VI     CONDITIONS PRECEDENT
Section 6.1     Initial Conditions Precedent.
The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:
(a)    the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:
(i)    counterparts of this Agreement duly executed by each of the parties hereto;
(ii)    Revolving Notes duly executed by the Borrower, payable to each applicable Lender (but excluding any Lender that has requested that it not receive Notes) and complying with the terms of Section 2.12(a) executed by the Borrower;
(iii)    (A) the Security Agreement duly executed by each Borrower to be a party thereto, (B) all UCC financing statements in proper form for filing in the applicable filing offices, and (C) with respect to deposit accounts and securities accounts constituting Collateral, control agreements with respect thereto duly executed by the applicable Borrower, depositary bank, and the Administrative Agent;
(iv)    one or more opinions of counsel to the Borrower and such other parties as the Administrative Agent may request, addressed to the Administrative Agent and the Lenders in a form and substance satisfactory to the Administrative Agent;
(v)    the articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Borrower together with any amendments thereto (if any) certified as of a recent date by the Secretary of State of the state of formation of such Borrower;

(vi)    a certificate of existence with respect to the Borrower issued as of a recent date by the Secretary of State of South Carolina and certificates of qualification to transact business or other comparable certificates issued as of a recent date by the Secretary of State (and any state department of taxation, as applicable) of each other state in which the Borrower is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
(vii)    a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Borrower with respect to each of the officers of such Borrower authorized to execute and deliver the Loan Documents to which such Borrower is a party, Notices of Borrowing, and requests for Letters of Credit;
(viii)    copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Borrower of (A) the by-laws of such Borrower, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member, manager or other necessary action taken by such Borrower to authorize the execution, delivery and performance of the Loan Documents to which it is a party;
(ix)    a Borrowing Base Certificate calculated as of the Agreement Date;
(x)    a certificate from a Responsible Officer of each Borrower certifying that after giving pro forma effect to the transactions contemplated by this Agreement on the Effective Date that such Borrower and its Subsidiaries, on a consolidated basis, are Solvent;
(xi)    a Compliance Certificate for the Borrower’s fiscal quarter ending March 31, 2023;
(xii)    a closing certificate for the Borrower dated as of the Agreement Date;
(xiii)    a Disbursement Instruction Agreement effective as of the Agreement Date;
(xiv)    copies of all Material Contracts and Specified Derivatives Contracts in existence on the Agreement Date;
(xv)    the Fee Letter;
(xvi)    evidence that the Fees, if any, then due and payable under Section 3.5, together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid;
(xvii)    with respect to each Borrowing Base Property identified on Schedule 4.1, each of the items referred to in Section 6.3 required to be delivered in connection with any Borrowing Base Property;
(xviii)    UCC, tax, judgment and lien search reports with respect to each Borrower and, as reasonably required by Administrative Agent, each Borrowing Base Property in all necessary or appropriate jurisdictions indicating that there are no liens of record on such property other than Permitted Liens;
(xix)    insurance certificates, or other evidence, providing that the insurance coverage required under Section 8.5 is in full force and effect;
(xx)    Phase I environmental assessment reports and any further environmental investigation required by the Administrative Agent for the initial Borrowing Base Properties;
(xxi)    (A) copies of satisfactory reviewed consolidated financial statements for UHG and its Subsidiaries acceptable to Administrative Agent and the Lenders (B) pro forma consolidated financial statements for UHG and its Subsidiaries for the four-quarter period most recently ended prior to the Effective Date for which financial statements are available giving pro forma effect to the transactions occurring on the Effective Date and a pro forma balance sheet of UHG and its Subsidiaries as of the Effective Date giving pro forma effect to the transactions occurring on the Effective Date and (C) projections prepared by management of balance sheets, income statements and cash flow statements of UHG and its Subsidiaries, which will be quarterly for the first year after the Effective Date and quarterly thereafter through the Maturity Date (and which will not be inconsistent with information provided to the Administrative Agent prior to the delivery of the Borrower’s commitment letter with the Administrative Agent); and
(xxii)    such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request;
(b)    there shall not have occurred any event, condition, situation or status since March 31, 2023, that has had or could reasonably be expected to result in a Material Adverse Effect;
(c)    no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower to fulfill its obligations under the Loan Documents to which it is a party;
(d)    the Borrower shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which the Borrower is a party or by which any of them or their respective properties is bound (including, without limitation, the documents evidencing the Convertible Debt);
(e)    the Borrower shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act and the Beneficial Ownership Regulation; and
(f)    there shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 6.2     Conditions Precedent to All Loans and Letters of Credit.
In addition to satisfaction or waiver of the conditions precedent contained in Section 6.1, the obligations of (i) Lenders to make any Loans and (ii) the Issuing Bank to issue Letters of Credit are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.16 would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder; and (c) in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Borrowing and in the case of the issuance of a Letter of Credit the Issuing Bank and the Administrative Agent shall have received a timely request for the issuance of such Letter of Credit. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made or any Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in this Article VI have been satisfied. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent for the benefit of the Administrative Agent and the Lenders that the conditions precedent for initial Loans set forth in Sections 6.1 and 6.2 that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.
Section 6.3     Conditions Precedent to a Property becoming a Borrowing Base Property.
No Property shall become a Borrowing Base Property unless (w) it is an Eligible Property, (x) all Mortgage Requirements with respect thereto have been satisfied, (y) Administrative Agent shall have approved of such Property for inclusion in the Borrowing Base, and (z) the Borrower shall have (or shall cause to be) executed and delivered to the Administrative Agent the following instruments, documents and agreements in respect of such Property, each to be in form and substance reasonably satisfactory to the Administrative Agent:
(a)    an executive summary of the Property including, at a minimum, the following information relating to such Property: (i) a description of such Property, such description to include the location, site plan, and physical condition of such Property; (ii) the purchase price paid or to be paid for such Property; (iii) if requested by Administrative Agent, evidence of all appropriate entitlements and (iv) the current projected development plans for such Property, without limitation, a Development Budget and Construction Budget;
(b)    if requested by Administrative Agent, (i) with respect to Property acquired from non-Affiliated third parties of the Borrower, copies of the purchase and sale agreement (together with all amendments and supplements thereto) between the applicable Borrower and such non-Affiliated third party and (ii) with respect to Property acquired from an Affiliate of the Borrower, a certificate in favor of the Administrative Agent and the Lenders confirming that the applicable Borrower acquired such Property for a purchase price no greater than such Affiliate’s cost;
(c)    a Mortgage encumbering such Property in favor of the Administrative Agent, for the benefit of Lenders, Issuing Bank and Specified Derivatives Provider;
(d)    if requested by the Administrative Agent, collateral assignments executed by the Borrower in favor of the Administrative Agent of all reciprocal easement agreements, architectural, Material Contracts and construction related contracts, permits and licenses relating to the development, construction, use, occupancy, operation, maintenance, enjoyment or ownership of such Property;
(e)    [intentionally deleted];
(f)    if requested by the Administrative Agent, a costing report with conclusions acceptable to the Administrative Agent performed by a third-party consultant review, at the Borrower’s sole cost and expense, of construction documents and/or budgets in connection with any Borrowing Base Property;
(g)    if requested by the Administrative Agent, copies of grading, building, and other governmental permits;
(h)    Floor Plans, if available, provided that if Floor Plans are not available for such Property no Borrowing Base credit will be given for Improvements until such time as such Floor Plans are review and approved by the Administrative Agent and, if requested by the Administrative Agent, an updated appraisal is completed; and
(i)    such other information, instruments, estoppel certificates, subordination agreements, documents, agreements, financing statements, certificates, opinions and other Security Documents as the Administrative Agent may reasonably request.
ARTICLE VII     REPRESENTATIONS AND WARRANTIES
Section 7.1     Representations and Warranties.
In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Issuing Bank, to issue Letters of Credit, each Borrower represents and warrants to the Administrative Agent, the Issuing Bank and each Lender as follows:
(a)    Organization; Power; Qualification. (i) GSH is a corporation duly formed, validly existing and in good standing under the laws of the State of South Carolina, has the power and authority to own or lease its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect, (ii) UHG is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, has the power and authority to own or lease its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse

Effect, and (iii) Rosewood is a corporation duly formed, validly existing and in good standing under the laws of the State of South Carolina, has the power and authority to own or lease its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.
(b)    Ownership Structure. As of the ~~Second~~Third Amendment Effective Date, except as disclosed in such Schedule, (A) the Borrower owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on Schedule 7.1(b), (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the ~~Second~~Third Amendment Effective Date, Schedule 7.1(b) correctly sets forth all Unconsolidated Affiliates of the Borrower and its Subsidiaries, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower and its Subsidiaries.
(c)    Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower is a party have been duly executed and delivered by the duly authorized officers of the Borrower and each is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.
(d)    Compliance of Loan Documents with Laws, Organizational Documents and Other Agreements. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Borrower is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or, to Borrower’s knowledge, violate any Applicable Law (including all Environmental Laws) relating to the Borrower; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Borrower, or any material indenture, agreement or other instrument to which the Borrower is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Borrower other than in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.
(e)    Compliance with Law; Governmental Approvals. Each Borrower and its Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)    Title to Properties; Liens. Schedule 7.1(f) is, as of the Agreement Date, a complete and correct listing of all real estate assets of the Borrower, setting forth, for each such Property, its Collateral Category. Schedule 4.1 is, as of the Agreement Date, a complete and correct listing of all Borrowing Base Properties. Each Borrower has good, marketable and legal title to, or a valid leasehold interest in, its respective assets included in the Collateral. None of the Collateral is subject to any Lien other than Permitted Liens (excluding clauses (~~c~~b), (h) ~~and~~, (i) and (j) of the definition thereof), and no Borrowing Base Property is subject to any Lien other than Permitted Liens (excluding clauses (~~c~~b), (h) ~~and~~, (i) and (j) of the definition thereof). Each Property included in the calculation of the Borrowing Base satisfies all requirements under the Loan Documents for being including in the Borrowing Base.
(g)    Existing Indebtedness. Part I of Schedule 7.1(g) is, as of the ~~Second~~Third Amendment Effective Date, a complete and correct listing of all Indebtedness (including all Guarantees) of the Borrower and the Subsidiaries, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. As of the ~~Second~~Third Amendment Effective Date, the Borrower and the Subsidiaries have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Indebtedness.
(h)    Material Contracts. Schedule 7.1(h) is, as of the ~~Second~~Third Amendment Effective Date, a true, correct and complete listing of all Material Contracts. Each Borrower and each of the Subsidiaries that are parties to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.
(i)    Litigation. Except as set forth on Schedule 7.1(i), there are no actions, suits or proceedings pending (or, to the knowledge of any Borrower, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower, any Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Document. There are no strikes, slow-downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, the Borrower or any Subsidiary.
(j)    Taxes. All federal, state and other tax returns of each Borrower and each Subsidiary required by Applicable Law to be filed have been duly filed, or extensions have been granted, and all federal, state and other taxes, assessments and other governmental charges or levies upon, each Borrower, each Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6. As of the Agreement Date, none of the United States income tax returns of any Borrower or any Subsidiary is under audit. All charges, accruals and reserves on the books of the Borrower and the Subsidiaries in respect of any Taxes in accordance with GAAP.
(k)    Financial Statements. The Borrower has furnished to Administrative Agent copies of (i) the reviewed consolidated balance sheet of UHG and its consolidated Subsidiaries for the fiscal year ended December 31, 2022, and the related reviewed consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such date, with the opinion thereon of Forvis LLP and (ii) the unaudited consolidated balance sheet of UHG and its consolidated Subsidiaries for the fiscal quarter ended September 30, 2023, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flow of UHG and its consolidated Subsidiaries for the fiscal quarter period ended on such date. Such financial statements (including in each case related schedules and notes are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of UHG and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments). Neither the Borrower nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.
(l)    No Material Adverse Change. Since September 30, 2023, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. Each Borrower and its Subsidiaries, on a consolidated basis, is Solvent.
(m)    ERISA.
(i)    As of the ~~Second~~Third Amendment Effective Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 7.1(m).
(ii)    The Borrower and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Internal Revenue Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Internal Revenue Code has not yet expired and except where a failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Internal Revenue Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(iii)    As of the ~~Second~~Third Amendment Effective Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based upon benefit restrictions under Section 436 of the Internal Revenue Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Internal Revenue Code, Section 302 of ERISA or the terms of any Pension Plan on or prior to the due dates of such contributions under Sections 412 or 430 of the Internal Revenue Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan.
(iv)    Except where the failure of any of the following representations to be correct could not, individually or in the aggregate, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, neither Borrower nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section

4975 of the Internal Revenue Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Internal Revenue Code.
(v)    No Termination Event has occurred or is reasonably expected to occur.
(vi)    Except where the failure of any of the following representations to be correct could not, individually or in the aggregate, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to its knowledge, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan.
(vii)    the Borrower is not a party to any contract, agreement or arrangement that could, solely as a result of the delivery of this Agreement or the consummation of transactions contemplated hereby, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.
(viii)    As of the ~~Second~~Third Amendment Effective Date, the Borrower is not nor will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
(n)    Absence of Default. No Borrower or any of the Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement, limited liability company agreement, operating agreement, or other similar organizational documents, and, to Borrower’s knowledge, no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Borrower or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(o)    Environmental Laws. In the ordinary course of business and from time to time each Borrower and each Subsidiary conducts reviews of the effect of Environmental Laws on its respective business, operations and properties, including without limitation, its respective Properties, in the course of which the Borrower or such Subsidiary identifies and evaluates associated actual and potential liabilities and costs (including, without limitation, determining whether any capital or operating expenditures are required for clean-up or closure of properties presently or previously owned, determining whether any capital or operating expenditures are required to achieve or maintain compliance in all material respects with Environmental Laws or required as a condition of any Governmental Approval, any contract, or any related constraints on operating activities, determining whether any costs or liabilities exist in connection with on-site or off-site treatment, storage, handling and disposal of wastes or Hazardous Materials, and determining whether any actual or potential liabilities to third parties, including employees, and any related costs and expenses exist). Each Borrower and each Subsidiary: (i) is, to the Borrower’s knowledge, in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental

Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Borrower has any knowledge of, or has received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Borrower or any other Subsidiary, their respective businesses or operations or with respect to the Properties, may: (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (y) cause or contribute to any other potential common-law or legal claim or other liability, or (z) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (x) through (z) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material, or any other requirement under Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the Borrower’s knowledge, threatened, against any Borrower or any Subsidiary relating in any way to Environmental Laws which reasonably could be expected to have a Material Adverse Effect. None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To the Borrower’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.
(p)    Investment Company. None of the Borrower or any Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.
(q)    Margin Stock. None of the Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
(r)    Affiliate Transactions. Except as permitted by Section 10.12 or as otherwise set forth on Schedule 7.1(r), none of the Borrower or any Subsidiary is a party to or bound by any agreement or arrangement with any Affiliate.
(s)    Intellectual Property. Each Borrower and each Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by the Borrower or any Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property. To the Borrower’s knowledge, the use of such Intellectual Property by the Borrower and the Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.
(t)    Business. As of the Agreement Date, the Borrower and the other Subsidiaries are engaged in the business of, among other things, acquiring land, developing subdivisions, and/or constructing single family homes, together with other business activities incidental thereto.
(u)    Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Borrower for any other services rendered ancillary to the transactions contemplated hereby.
(v)    Accuracy and Completeness of Information. All written information, reports and other papers and data (other than financial projections and other forward looking statements) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Borrower or any Subsidiary were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of the Borrower or any Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. No fact is known to any Borrower which has had, or may in the future have (so far as any Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders. No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.
(w)    Not Plan Assets; No Prohibited Transactions. None of the assets of the Borrower or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.
(x)    Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(i)    None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers, employees or Affiliates, or (ii) any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Loans, (A) is a Sanctioned Person or currently the subject or target of any

Sanctions, (B) has its assets located in a Sanctioned Country, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.
(ii)    Each of the Borrower and its Subsidiaries has implemented and maintains in effect, or will, within a reasonable period of time (but in any event within thirty (30) days after the date of this Agreement), implement and maintain in effect, policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(iii)    Each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, each director, officer, employee, agent and Affiliate of Borrower and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all respects and applicable Sanctions.
(iv)    No proceeds of any Loan have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 8.8.
(y)    Beneficial Ownership Certification. As of the Agreement Date, the information in the Beneficial Ownership Certification is true and correct in all respects.
(z)    Security Documents.
(i)    The Security Agreement is effective to create in favor of the Administrative Agent, for its benefit and the benefit of the other Lender Parties, a legal, valid and enforceable security interest in the Collateral identified therein owned by a Borrower and constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral that may be perfected by filing, recording or registering a financing statement under the UCC as in effect, in each case prior and superior in right to any other Lien (other than Permitted Liens (excluding clauses (~~c~~b), (h) ~~and~~, (i) and (j) of the definition thereof)) on any Collateral.
(ii)    The Mortgages are effective to create in favor of the Administrative Agent, for its benefit and the benefit of the other Lender Parties, a legal, valid and enforceable Lien and security interest in all Collateral (with such exceptions as may be agreed to by the Administrative Agent) owned by the applicable Borrower and constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Property, in each case prior and superior in right to any other Lien other than Permitted Liens (including those appearing on Schedule B-1 to the title insurance policies delivered pursuant to Section 8.15, but excluding clauses (~~c~~b), (h) ~~and~~, (i) and (j) of the definition thereof).
Section 7.2     Survival of Representations and Warranties, Etc.
All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Borrower to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Borrower prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Revolving Loan Termination Date is effectuated pursuant to Section 2.14, the date on which any increase of the Revolving Commitments is effectuated pursuant to Section 2.17 and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder or waived in writing or approved in writing by the Administrative Agent. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.
ARTICLE VIII     AFFIRMATIVE COVENANTS
For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:
Section 8.1     Preservation of Existence and Similar Matters.
Except as otherwise permitted under Section 10.4, the Borrower shall, and shall cause each Subsidiary to, (a) preserve and maintain its respective existence in the jurisdiction of its incorporation or formation, (b) preserve and maintain its respective rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and (c) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization.
Section 8.2     Compliance with Applicable Law.
The Borrower shall comply, and shall cause each Subsidiary to comply, and the Borrower shall use, and shall cause each Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Applicable Law (including, without limitation, Anti-Corruption Laws, Sanctions, the Patriot Act, and ERISA), including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Borrower shall comply with all requirements for the ownership and operation of the Borrowing Base Property and the Improvements thereon, including, without limitation, all covenants, conditions or restrictions, and all statutes, laws, rules, regulations ordinances, and other governmental requirements applicable to the Borrower, the Borrowing Base Property, the Improvements thereon, or all or any of them, in each case, that could reasonably be expected to have a material impact on the value, ownership or operation of such Borrowing Base Property or Improvement or the Lien of the Administrative Agent thereon.
Section 8.3     Maintenance of Property.
In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each Subsidiary to, protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear and damage by fire or other casualty excepted.
Section 8.4     Conduct of Business.
The Borrower shall carry on its businesses as described in Section 7.1(t) in the Approved Markets and not enter into any line of business not otherwise engaged in by the Borrower as of the Agreement Date without the Administrative Agent’s prior written consent, in Administrative Agent’s sole discretion.
Section 8.5     Insurance.
In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each Subsidiary to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby and/or insurance certificates, in form acceptable to the Administrative Agent, providing that the insurance coverage required under this Section 8.5 (including without limitation, both property and liability insurance) is in full force and effect and stating that coverage shall not be cancelable or materially changed without ten (10) days prior written notice to the Administrative Agent of any cancelation for nonpayment or premiums, and not less than thirty (30) days prior written notice to the Administrative Agent of any other cancellation or any modification (including a reduction in coverage), together with appropriate evidence that the Administrative Agent (for the benefit of the Lenders, the Issuing Bank and the Specified Derivatives Providers) is named as lender’s loss payee and additional insured, as appropriate, on all insurance policies that the Borrower or any Subsidiary actually maintains with respect to any Property and improvements on such Property. Such insurance shall, in any event, include all of the following (capitalized terms used in this Section shall have the same meaning as such terms are commonly and presently defined in the insurance industry):
(a)    insurance against loss to such Properties on an “all risk” policy form, covering insurance risks no less broad than those covered under a Special Multi Peril (SMP) policy form, which contains a Commercial ISO “Causes of Loss-Special Form,” in the then current form, and such other risks as the Administrative Agent may reasonably require, in amounts equal to the full replacement cost of the Properties including fixtures and equipment, Borrower’s interest in leasehold improvements, and the cost of debris removal, with, if required by the Administrative Agent, an agreed amount endorsement, and with deductibles of not more than $25,000, except that any deductibles for any insurance covering damage by windstorm may be in amounts up to 5% of the value of the Property insured;
(b)    business income insurance in amounts sufficient to pay during any period in which a Property may be damaged or destroyed, for a period of twelve (12) months; (i) at least 100% of all rents and (ii) all amounts (including, but not limited to, all taxes, assessments, utility charges and insurance premiums) required to be paid by tenants of the Property;
(c)    during the making of any alterations or improvements to a Property, carry or cause to be carried a Builders All Risk/Special Form Completed Value (Non-Reporting Form) Hazard Insurance policy, including without limitation, theft coverage and such other coverages and endorsements as the Administrative Agent may require, insuring the Administrative Agent against damage to the Borrowing Base Property in an amount acceptable to the Administrative Agent;
(d)    insurance against loss or damage by flood or mud slide in compliance with all Applicable Laws, including the Flood Disaster Protection Act of 1973, as amended from time to time, if the Properties are now, or at any time while the Obligations or any portion thereof remains unpaid shall be, situated in any area which an appropriate Governmental Authority designates as a special flood hazard area, in amounts equal to the full replacement value of all above grade structures on the Properties, or as such lesser amounts as may be available under Federal flood insurance programs;
(e)    commercial general liability insurance, with the location of the Properties designated thereon, against death, bodily injury and property damage arising on, about or in connection with the Properties, with the applicable Borrower listed as the named insured, with such limits as the Administrative Agent may reasonably require (but in no event less than $1,000,000 per occurrence); and
(f)    such other insurance, including, without limitation, earthquake and environmental coverages, relating to the Properties and the uses and operation thereof as the Administrative Agent may, from time to time, reasonably require.
Section 8.6     Payment of Taxes and Claims.
The Borrower shall, and shall cause each Subsidiary to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of contractors, surveyors, engineers, architects, materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested diligently and in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP; provided further, however, if any such tax, assessment, charge, levy or claim which is being contested is of a Lien relating to a Borrowing Base Property, then such right to contest is subject to: (i) the Borrower pursuing such contest diligently and in good faith by appropriate proceedings which operate to suspend the collection thereof, (ii) no part of or interest in the applicable Borrowing Base Property being in danger of being sold, forfeited, terminated, canceled or lost, and (iii) either (1) the Borrower having the claim of Lien bonded off, (2) the Borrower having deposited with the Administrative Agent any funds or other forms of assurance which the Administrative Agent reasonably and in good faith determines from time to time appropriate to protect the Administrative Agent from the consequences of the contest being unsuccessful or (3) the Borrower having provided to the Administrative Agent evidence satisfactory to the Administrative Agent that the claim of Lien was paid under protest pursuant to the procedures of the applicable Governmental Authority.
Section 8.7     Books and Records; Inspections.
The Borrower shall, and shall cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss its affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Borrower if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice. The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section; provided, however, that unless a monetary Default, material non-monetary Default or Event of Default has occurred and is in existence, the Borrower shall only be obligated to reimburse the Administrative Agent and the Lenders for such costs and expenses one (1) time per year. The Borrower hereby authorizes and instructs its accountants to discuss the financial affairs of the Borrower or any Subsidiary with the Administrative Agent or any Lender.
Section 8.8     Use of Proceeds.
(a)    The Borrower will use the proceeds of Loans only to finance the acquisition, pre-development and development of Land and Lots and the construction of Housing Units in connection with Properties and to make Permitted Acquisition Investments, in each case, in Approved Markets and owned or which may be purchased by the Borrower. The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans. The Borrower shall not, and shall not permit any Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation T, U or X of the FRB) or for any purpose which violates the provisions of Regulation T, U or X of the FRB. If requested by the Administrative Agent or any Lender (through the Administrative Agent), the Borrower shall promptly furnish to the Administrative Agent and each requesting Lender a statement in conformity with the requirements of Form G-3 or Form U-1, as applicable, under Regulation U of the FRB.
(b)    The Borrower shall not, and shall not permit any Subsidiary to, use any proceeds of the Loans or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 8.9     Environmental Matters.
(a)    The Borrower shall, and shall cause each Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Borrower shall comply, and shall cause each Subsidiary to comply, and the Borrower shall use, and shall cause each Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws in all material respects. The Borrower shall, and shall cause each Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply in all material respects with all Environmental Laws and all Governmental Approvals issued thereunder, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws. The Borrower shall, and shall cause each Subsidiary to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent, the Issuing Bank or any Lender.
(b)    Should any Collateral or other Property contain Hazardous Materials of any quantity unacceptable to the Administrative Agent or the Requisite Lenders, the Administrative Agent and the Requisite Lenders reserve the right, to elect not to have any Lender make a Loan in connection with such Collateral or other Property and such Collateral or other Property shall not be included in the Borrowing Base.

Section 8.10     Further Assurances.
At the Borrower’s cost and expense and upon request of the Administrative Agent, the Borrower shall duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.
Section 8.11     Material Contracts.
The Borrower shall, and shall cause each Subsidiary to, duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract. The Borrower shall not, and shall not permit any Subsidiary to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts.
Section 8.12     Statements and Projections of the Borrower.
All financial projections and other forward-looking statements prepared by or on behalf of the Borrower or any Subsidiary that may hereafter be made available to the Administrative Agent or any Lender will be prepared in good faith based on reasonable assumptions. No document to be furnished or written statement to be made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents will contain any untrue statement of a material fact, or will omit to state a material fact necessary in order to make the statements contained therein not misleading.
Section 8.13     Reserved.
Section 8.14     Additional Borrowers.
Within ten (10) Business Days of (i) any Person becoming a Subsidiary of the Borrower (other than an Excluded Subsidiary) after the Second Amendment Effective Date, or (ii) an Excluded Subsidiary ceasing to satisfy the requirements to qualify as an Excluded Subsidiary, the Borrower shall deliver to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (a) a Joinder Agreement executed by such Subsidiary causing such Subsidiary to become a Borrower and to join in the Loan Documents and the Hazardous Materials Indemnity Agreement, (b) the items that would have been delivered under subsections (iv) through (viii) and (xviii) of Section 6.1(a), and under Section 6.1(e) if such Subsidiary had been a Borrower on the Second Amendment Effective Date, (c) if such Subsidiary was acquired in connection with a Permitted Acquisition Investment, financial statements for the prior fiscal year of such Subsidiary, (d) joinders to the Security Agreement, (e) Mortgages constituting a fully perfected Lien on, and security interest in, all right, title and interest of such Subsidiary to, in each case prior and superior in right to any other Lien (subject to the Permitted Liens (excluding clauses (~~c~~b), (h) ~~and~~, (i) and (j) of the definition thereof)) on, all real property and related Property owned by such Subsidiary that is being contributed to the Borrowing Base and cause the Mortgage Requirements for each such parcel of real property and related Property being contributed to the Borrowing Base to be completed concurrently with the filing of such Mortgage (or within thirty (30) days thereafter or such additional reasonable time as the Administrative Agent may determine in its reasonable discretion with respect to each individual Mortgage and parcel of real property and related Property), and (f) financing statements and all other actions required by the Security Documents that are, in each case, necessary to perfect the Lien of the Administrative Agent in such Subsidiary’s assets. The

Borrower shall also cause the requirements of this Section 8.14 and of Section 8.15 to be satisfied prior to any assets owned by such Subsidiary being included in the Borrowing Base.
Section 8.15     Collateral.
The Borrower shall:
(a)    Cooperate with the Administrative Agent to cause to be maintained in the appropriate governmental offices UCC financing statements showing the applicable Borrower as debtor, Administrative Agent as secured party and all personal property assets of the debtor as collateral in order to continue to perfect the Administrative Agent’s security interest in the Collateral.
(b)    Prior to any real property being in the Borrowing Base, cause the applicable Borrower to (i) execute, deliver and cause to be filed Mortgages (or amendments to any existing Mortgages) which are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien (subject only to Permitted Liens (excluding clauses (~~c~~b), (h) ~~and~~, (i) and (j) of the definition thereof)) and security interest in such real property and related Collateral owned by the applicable Borrower, which such Mortgages when recorded in the appropriate offices for the locations specified in such Mortgages, shall constitute a fully perfected Lien (subject to Permitted Liens (excluding clauses (~~c~~b), (h) ~~and~~, (i) and (j) of the definition thereof) on, and security interest in, all right, title and interest of the grantors thereunder in such real property and related Improvements, in each case prior and superior in right to any other Lien (other than Permitted Liens (excluding clauses (~~c~~b), (h) ~~and~~, (i) and (j) of the definition thereof)), and (ii) cause the Mortgage Requirements, for each parcel of real property with which a Mortgage is executed and delivered in accordance with this Agreement, to be completed concurrently with the recording of such Mortgages or such additional reasonable time as the Administrative Agent may determine in its reasonable discretion with respect to each individual Mortgage and parcel of real property.
(c)    With respect to each Mortgage entered into pursuant to this Agreement and the Collateral related thereto, and prior to any such Property being included in the Borrowing Base, the Borrower shall cause the following items to be completed, all in form and substance reasonably satisfactory to the Administrative Agent (collectively, the “Mortgage Requirements”):
(i)    Legal Description. The description of the applicable real property contained in or attached to the Mortgages shall conform to the description in the title policy referred to below.
(ii)    Title Insurance. As real property is added to the Collateral, ALTA 2006 Form mortgagee title insurance policies issued by a title insurance company approved by the Administrative Agent, or endorsements to such policies, shall be issued in form and substance acceptable to the Administrative Agent insuring the Administrative Agent’s Lien position and all appurtenances thereto with respect to such real property, subject only to Permitted Liens (excluding clauses (~~c~~b), (h) ~~and~~, (i) and (j) of the definition thereof). The amount of coverage under such policy must be no less than the aggregate Revolving Commitment. If such Property is located in a Tie-In Jurisdiction, Borrower shall provide endorsements to all other existing title insurance policies issued to the Administrative Agent with respect to all other Properties located in Tie-In Jurisdictions reflecting an increase in the aggregate insured amount under the “tie-in” endorsements by the amount of such policy. The title insurance policies (including endorsements) shall affirmatively insure reasonable means of ingress and egress to and from the Collateral satisfactory to the Administrative Agent, to the extent available in the applicable State. The policies and all endorsements shall contain no matters objectionable to the Administrative

Agent, including, without limitation, exceptions with respect to mechanics’ and materialmens’ Liens and prior years’ taxes. The policies and subsequent endorsements adding additional Collateral to the policies shall contain such endorsements as the Administrative Agent shall require, including, without limitation, to the extent available in the applicable state, the following endorsements: Environmental Protection Lien Endorsement (ALTA Form 8.1); Variable Rate Mortgage Endorsement (ALTA Form 6 or 6.1 as applicable or equivalent); Restrictions, Encroachments, Minerals Endorsement (Comprehensive Endorsement); Subdivision Endorsement; Zoning Endorsement (ALTA Form 3.2 or ALTA Form 3.1, as applicable; otherwise ALTA Form 3-06); Tie-In Spreader Endorsement; Future Advance Endorsement; Same as Survey Endorsement; Contiguity Endorsement; and Revolving Credit Endorsement. Administrative Agent must be provided with copies of all exceptions noted in the commitments and policies at the request of the Administrative Agent. The policies and all endorsements shall be issued in accordance with the terms of this Agreement.
Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, Lenders shall have no obligation to make any advance of Loan proceeds or take any other action under the Loan Documents if a mechanics’ or materialmen’s lien has been filed against such Housing Units and/or Lots and such lien has not been released, bonded or discharged as required by Section 8.6 of this Agreement.
(iii)    Survey. (x) If requested by Administrative Agent, a current or currently certified survey of such Property certified by a surveyor licensed in the applicable jurisdiction to have been prepared in accordance with the then effective Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, which survey shall be reasonably satisfactory to the Administrative Agent as to form, substance and date setting forth such detail and pertaining to such matters as is customary for surveys obtained by companies involved in the same type of business as the Borrower, or (y) if the title company will issue a survey endorsement for Administrative Agent’s title policy based on a final plat of the Property, the final plat of the Property. The survey shall also locate any special flood hazard area or wetlands area.
(iv)    Insurance. Certificates of insurance on terms acceptable to the Administrative Agent and meeting the requirements for insurance set forth in Section 8.5 of this Agreement.
(v)    Appraisals. Receipt by the Administrative Agent of Appraisals in form and substance satisfactory to the Administrative Agent with respect to such Property proposed to be included in the Borrowing Base.
(vi)    Environmental Protection. (x) A “Phase I” environmental assessment of such Property proposed to be included in the Borrowing Base not more than 12 months old (except as otherwise approved by the Administrative Agent), which report (1) has been prepared by an environmental engineering firm acceptable to the Administrative Agent in its reasonable discretion and (2) complies with the requirements contained in the Administrative Agent’s guidelines adopted from time to time by the Administrative Agent to be used in its lending practice generally, and (y) if requested by Administrative Agent, any other environmental assessments or other reports relating to such Property proposed to be included in the Borrowing Base, including any “Phase II” environmental assessment prepared or recommended by such environmental engineering firm to be prepared for such Property. In the event that there is suggestion of any environmental problem on, at or adjacent to the Collateral, including any unremedied environmental condition set forth in the Phase I Environmental Report, Administrative Agent may, at its option, require evidence of the nature of the problem at the

Borrower’s expense. Such evidence may include opinions and certifications from appropriate governmental authorities, Borrower’s counsel, and/or an environmental specialist reasonably acceptable to the Administrative Agent. Should any Property proposed to be included in the Borrowing Base or Collateral contain Hazardous Materials of any quantity unacceptable to the Administrative Agent or the Requisite Lenders, the Administrative Agent and the Requisite Lenders reserve the right to elect to not include such Property in the Borrowing Base or remove such Collateral from the Borrowing Base.
(vii)    Flood Determination; Flood Insurance. To the extent not obtained by the Administrative Agent directly (at the Borrower’s sole cost and expense), a Federal Emergency Management Agency (“FEMA”) Standard Flood Hazard Determination (a “Determination”) shall be delivered to the Administrative Agent for each Property proposed to be included in the Borrowing Base, and the Borrower shall cause to be delivered to the Administrative Agent a new Determination for any Property at least thirty (30) days prior to any expiration date of a previously delivered Determination for such Property. Administrative Agent will provide written notice to the Borrower in the event the Administrative Agent elects, at the Administrative Agent’s sole discretion, to not obtain Determinations directly. In addition, if any above grade Improvements (or any part thereof) are located or to be located in a special flood hazard area according to FEMA or other Administrative Agent approved source or if flood insurance is otherwise required by Applicable Law, then before the Borrower commences any Improvements (or any part thereof) thereto the Borrower shall obtain a flood insurance policy on terms acceptable to the Administrative Agent and meeting the requirements for insurance set forth in Section 8.5 of this Agreement. When such Property is included in the Borrowing Base and any other time requested the Administrative Agent or any Lender, Borrower shall cause to be delivered to the Administrative Agent a copy of or certificate as to coverage under, the insurance policies required by this paragraph (vii), in form and substance acceptable to the Administrative Agent and endorsed or otherwise amended to include a standard lender’s loss payee/mortgagee endorsement naming the Administrative Agent as lender’s loss payee and mortgagee thereunder.
(viii)    UCC Financing Statements. Uniform Commercial Code Financing Statements, properly filed in any jurisdiction identified by the Administrative Agent, providing the Administrative Agent with a valid first priority and perfected Lien (subject to no Liens other than Permitted Liens) on the Property and all Collateral.
(ix)    Permits. Administrative Agent may require copies of the grading, building and any other governmental permits to the extent available.
(x)    Zoning. Administrative Agent may require, to the extent available from the applicable jurisdiction, written evidence from the appropriate governmental authority(ies) or title insurer that the Improvements are or will be in compliance with all applicable zoning ordinances, concurrency requirements and land use laws and regulations prior to commencing site work. If a title insurance zoning endorsement is not delivered in accordance with clause (ii) above, Borrower shall deliver a zoning letter from the appropriate governmental authority(ies) with copies of the applicable zoning code provisions (to the extent available from the applicable jurisdiction).
(xi)    Affidavit. If requested by the Administrative Agent, Borrower shall deliver to the Administrative Agent concurrently with the Mortgage an affidavit acceptable to the Administrative Agent stating that all obligations which are presently due and owing to contractors, surveyors, engineers, architects, materialmen and the like for labor done or professional design or surveying services, or materials furnished pursuant to any contract with respect to the Improvements, have been paid except with respect to claims being (i) contested diligently and in good faith by appropriate proceedings which operate to suspend the collection thereof, (ii) where no part of or interest in the applicable Property is in danger of being sold, forfeited, terminated, canceled or lost, (iii) for retention or retained amounts, (iv) for amounts due for labor, services and/or materials furnished after the applicable good through date on any lien waiver, and (v) either (1) the Borrower has had the claim of lien bonded off, (2) the Borrower has deposited with the Administrative Agent any funds or other forms of assurance which the Administrative Agent reasonably and in good faith determines from time to time appropriate to protect the Administrative Agent from the consequences of the contest being unsuccessful or (3) Borrower has provided to the Administrative Agent evidence satisfactory to the Administrative Agent that the claim of Lien was paid under protest pursuant to the procedures of the applicable governmental authority.
(xii)    Additional Information. Such other information, instruments, estoppel certificates documents, agreements, financing statements, certificates, opinions and other security documents as the Administrative Agent may reasonably request.
(d)    If at any time the Administrative Agent requests, in its sole but reasonable discretion, the Borrower shall (i) deliver certification from the appropriate architect or engineer with respect to any Collateral related to a Mortgage (A) that all required licenses, permits and other governmental approvals for the construction of the Improvements have been issued, or within a reasonable time will be issued; (B) that the Collateral, if and when the Improvements are completed in accordance with the final Plans and Specifications, will comply with all environmental, zoning, fire and building codes, statutes and regulations and other Applicable Laws to which the Collateral is subject; (C) that all necessary utilities are, or will be, available on or at the Collateral and Lots; and (D) that the recommendations contained in any subsoil report have been included in the Plans and Specifications; and (ii) subject to Section 4.6, permit the Administrative Agent to perform any inspections of any Collateral or other real property of the applicable Borrower, which inspections the Administrative Agent has reasonably determined necessary.
(e)    The Borrower shall execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file and/or record, or cause to be registered, filed and/or recorded, in an appropriate governmental office, any and all further amendments, documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the Security Documents (subject to no liens other than Permitted Liens (excluding clauses (~~c~~b), (h) ~~and~~, (i) and (j) of the definition thereof)) in all Collateral and other assets and property of the Borrower, or obtain consents or waivers as may be necessary in connection therewith. The Borrower will, at its cost and expense, promptly secure the Obligations by creating, or causing to be created, perfected Liens with respect to such of its assets and properties and personal property described in the Security Documents as the Administrative Agent shall designate (it being understood that it is the intent of the parties hereto that the Obligations shall be secured by the Collateral, whether such Property is acquired before or subsequent to the Agreement Date). Such Liens will be created under the Security Documents and other security agreements and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions and Lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such Lien. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, the Borrower shall execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may require.
Section 8.16     Beneficial Ownership.
The Borrower shall promptly notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation).
~~Section 8.17     Reserved.~~
~~Section 8.18     Reserved.~~
ARTICLE IX     INFORMATION
For so long as this Agreement is in effect, the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:
Section 9.1     Quarterly Financial Statements.
As soon as available (and in any event within sixty (60) days after the end of each of the first, second and third fiscal quarters of each fiscal year or, if earlier, on the date of any required public filing thereof), the unaudited consolidated balance sheet of UHG and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of UHG and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of UHG, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of UHG and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments). At the request of Administrative Agent, the Borrower will provide an unaudited balance sheet for GSH, Rosewood and/or any other Borrower as at the end of the relevant period and the related unaudited statements of operations, stockholders’ equity and cash flows of GSH, Rosewood and/or any other Borrower for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year.
Section 9.2     Year-End Statements.
As soon as available (and in any event within ninety (90) days after the end of each fiscal year of the Borrower or, if earlier, on the date of any required public filing thereof), the audited consolidated balance sheet of UHG and its Subsidiaries as at the end of such fiscal year and the related consolidated audited statements of operations, stockholders’ equity and cash flows of UHG and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of UHG and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of Forvis LLP or any other independent certified public accountants acceptable to the Administrative Agent, whose report shall not be subject to (i) any “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit. At the request of Administrative Agent, the Borrower will provide an unaudited balance sheet for GSH, Rosewood and/or any other Borrower as at the end of the applicable fiscal year and the related unaudited statements of operations, stockholders’ equity and cash flows of GSH, Rosewood and/or any other Borrower for such period, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year.
Section 9.3     Compliance Certificate.
At the time the financial statements are furnished pursuant to Sections 9.1 and 9.2, a certificate substantially in the form of Exhibit H (a “Compliance Certificate”) executed on behalf of the Borrower by the chief financial officer of the Borrower (a) setting forth in reasonable detail as of the end of such fiscal quarter or fiscal year, as the case may be, the calculations required to establish whether the Borrower was in compliance with the covenants contained in Section 10.1; and (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure.
Section 9.4     Other Information.
The Borrower shall deliver to the Administrative Agent:
(a)    promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants including, without limitation, any management report or letters;
(b)    within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which UHG or any of its Subsidiaries shall file with the SEC or any national securities exchange;
(c)    promptly, and in any event within five (5) Business Days after receipt thereof by UHG or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of UHG or any of its Subsidiaries;
(d)    promptly upon the mailing thereof to the shareholders or members of any Borrower generally, copies of all financial statements, reports and proxy statements so mailed and, promptly upon the issuance thereof, but in any event within ten (10) Business Days, copies of all press releases issued by the Borrower or any Subsidiary;
(e)    within twenty (20) days after the end of each calendar month, a Borrowing Base Certificate setting forth the information to be contained therein, as of the last day of such month;
(f)    within thirty (30) days after the end of each fiscal year of the Borrower ending prior to the Maturity Date, projected balance sheets, operating statements, profit and loss projections, cash flow budgets and business plan of the Borrower and the Subsidiaries on a consolidated basis for each quarter of the next succeeding three (3) fiscal years, all itemized in reasonable detail, including in the case of the cash flow budgets, excess operating cash flow, availability under this Agreement, unused availability under committed development loans, unfunded committed equity and any other committed sources of funds, as well as, cash obligations for acquisitions, unfunded development costs, capital expenditures, debt service, overhead, dividends, maturing Property loans, hedge settlements and other anticipated uses of cash. The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Borrower, and when appropriate, its consolidated Subsidiaries, will be in compliance with the covenants contained in Section 10.1 and at the end of each fiscal quarter of the next succeeding fiscal year;
(g)    as soon as available (and in any event within thirty (30) days after the end of each fiscal quarter of the Borrower), a consolidated sales report that reflects starts, closings and cancellations of Housing Units by each applicable subdivision.
(h)    if any Termination Event shall occur that individually, or together with any other Termination Event that has occurred, results, or could reasonably be expected to have a Material Adverse Effect, a certificate of a Responsible Officer of the Borrower, within ten (10) Business Days after the Borrower obtains knowledge of the occurrence of such Termination Event, setting forth details as to such occurrence and the action, if any, which the Borrower or applicable ERISA Affiliate is required or proposes to take;
(i)    to the extent the Borrower or any other Subsidiary is aware of the same, prompt notice, but in any event within ten (10) Business Days after Borrower obtains knowledge thereof, of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, any Borrower or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect;
(j)    prompt notice, but in any event within ten (10) Business Days after the receipt thereof, of the receipt of notice that any United States income tax returns of any Borrower or any other Subsidiary are being audited;
(k)    a copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Borrower within five (5) Business Days after the later of (1) full execution thereof or (2) the effectiveness thereof;
(l)    prompt notice, but in any event within five (5) Business Days, of (i) any change in the senior management of the Borrower or any Subsidiary, (ii) any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Borrower or any other Subsidiary, or (iii) the occurrence of any other event which, in the case of any of the immediately preceding clauses (i) and (ii), has had, or could reasonably be expected to have, a Material Adverse Effect;
(m)    prompt notice, but in any event within five (5) Business Days after the Borrower obtains knowledge thereof, of the occurrence of any default or event of default or any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Borrower or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(n)    prompt notice, but in any event within ten (10) Business Days, of entering into any Material Contract or Specified Derivatives Contract after the Agreement Date, and a copy of such contract;
(o)    prompt notice, but in any event within ten (10) Business Days after receipt thereof, of any order, judgment or decree in excess of $100,000 having been entered against any Borrower or any other Subsidiary or any of their respective properties or assets;
(p)    within ten (10) Business Days after receipt thereof, any notification of, or inquiry as to, an alleged material violation of any Applicable Law which has been received by any Borrower or any other Subsidiary from any Governmental Authority;
(q)    (i) prior to the earlier of (A) fifteen (15) days prior to a Permitted Acquisition Investment and (B) five (5) days prior to any public filing or other public announcement regarding a Permitted Acquisition Investment, the purpose of such Person being purchased or otherwise acquired pursuant to such Permitted Acquisition Investment and the nature and the liabilities thereof, and (ii) otherwise, prompt notice, but in any event within five (5) Business Days, of the acquisition, incorporation or other creation of any Subsidiary, the purpose for such Subsidiary and the nature of the assets and liabilities thereof;
(r)    (i) within five (5) days after a Permitted Acquisition Investment and (ii) otherwise, promptly upon the request of the Administrative Agent, but in any event within ten (10) Business Days after the receipt of the request, evidence of the Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Administrative Agent;
(s)    if applicable, promptly (but in any event within ten (10) Business Days after the Borrower obtains knowledge thereof), upon any change in any Borrower’s Credit Rating, a certificate stating that such Borrower’s Credit Rating has changed and the new Credit Rating that is in effect;
(t)    promptly (but in any event within ten (10) Business Days after), upon receipt of each request, such information identifying the Borrower as any Lender may request in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act and the Beneficial Ownership Regulation;
(u)    promptly, and in any event within five (5) Business Days after the Borrower obtains knowledge thereof, written notice of the occurrence of any of the following: (i) the Borrower or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Borrower or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Borrower or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Borrower or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an Environmental Claim, and the matters covered by notices referred to in any of the immediately preceding clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(v)    promptly upon the request of the Administrative Agent (but in any event within ten (10) Business Days after receipt of the request), the Derivatives Value in respect of any Specified Derivatives Contract from time to time outstanding;
(w)    prompt notice of any other matter that has had, or which could reasonably be expected to have, a Material Adverse Effect;
(x)    within thirty (30) days of filing, a copy of the federal income tax return filed by the Borrower; and
(y)    from time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any of the Subsidiaries as the Administrative Agent or any Lender may reasonably request.
Section 9.5     Electronic Delivery of Certain Information.
(a)    Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender (or the Issuing Bank) pursuant to Article II and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website, and the Administrative Agent or the Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 11:00 a.m. Central time on the opening of business on the next Business Day for the recipient. Notwithstanding anything contained herein, the Borrower shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.
(b)    Documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.
Section 9.6     Public/Private Information.
The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information.”
Section 9.7     USA Patriot Act Notice; Compliance.
Federal law and regulations (including, without limitation, the Patriot Act) require financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall provide promptly upon any such request to such Lender, such Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.
ARTICLE X     NEGATIVE COVENANTS
For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:
Section 10.1     Financial Covenants.
(a)    Minimum Tangible Net Worth. From the Agreement Date, UHG shall not permit Tangible Net Worth at any time to be less than the sum of: (i) $70,000,000.00; plus (ii) twenty-five percent (25%) of positive actual Consolidated Earnings earned in any fiscal quarter ending on or after September 30, 2023; plus (iii) 100% of new equity contributed to the Borrower following the Effective Date; plus (iv) 100% of any increase in Tangible Net Worth resulting from an Equity Issuance upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests; plus (v) 100% of the amount of any repurchase of Equity Interests in the Borrower. For the avoidance of doubt, in no event shall the then applicable Tangible Net Worth decrease, whether on account of a loss in any given fiscal quarter or otherwise.
(b)    Maintenance of Leverage Ratio.
(i)    From the Agreement Date until December 31, 2023, the Borrower shall not permit the Leverage Ratio (as determined on the last day of each fiscal quarter) to be greater than 2.50 to 1.00 for any fiscal quarter.
(ii)    Thereafter, ~~the~~ Borrower shall not permit the Leverage Ratio (as determined on the last day of each fiscal quarter) to be greater than 2.25 to 1.00 (the “Leverage Ratio Threshold”) for any fiscal quarter~~.~~; provided, however, with respect to this Section 10.1(b)(ii), the Borrower shall be permitted up to two (2) instances from and after the Third Amendment Effective Date until December 31, 2025 to allow the Leverage Ratio (as determined on the last day of each fiscal quarter) to exceed the Leverage Ratio Threshold so long as the Borrower shall not permit the Leverage Ratio as of the last day of such fiscal quarter to be greater than 2.50 to 1.00.
(c)    Minimum DSCR. ~~The~~

(i)    Prior to June 30, 2024, the Borrower shall not permit the Debt Service Coverage Ratio to be less than 2.00 to 1.00 as of the last day of any fiscal quarter.
(ii)    From and after June 30, 2024 until June 30, 2025, the Borrower shall not permit the Debt Service Coverage Ratio to be less than 1.50 to 1.00 as of the last day of any fiscal quarter; provided, however, with respect to this Section 10.1(c)(ii), the Borrower shall be permitted up to two (2) instances from and after the Third Amendment Effective Date until June 30, 2025 to allow the Debt Service Coverage Ratio (as determined on the last day of each fiscal quarter) to be less than 1.50 to 1.00 but greater than or equal to 1.35 to 1.00 (a “DSCR Surge”).
(iii)    Thereafter, the Borrower shall not permit the Debt Service Coverage Ratio to be less than 2.00 to 1.00 as of the last day of any fiscal quarter.
(d)    Minimum Liquidity.
(~~d~~i)    ~~Minimum Liquidity. The~~Prior to June 30, 2024, the Borrower shall maintain (i) Liquidity of not less than the greater of (1) $30,000,000.00, or (2) an amount equal to 1.50x the trailing twelve month Interest Incurred (as determined, in Administrative Agent’s reasonable determination, by the most recent Form 10-Q or Form 10-K, as applicable, of Parent Borrower) at all times; and (ii) Unrestricted Cash of not less than ~~fifty percent (50%) of the Liquidity required pursuant to the preceding clause (i)~~$15,000,000.00 at all times.
(ii)    From and after June 30, 2024, the Borrower shall maintain (i) Liquidity of not less than the greater of (1) $37,500,000.00, or (2) an amount equal to 1.50x the trailing twelve month Interest Incurred (as determined, in Administrative Agent’s reasonable determination, by the most recent Form 10-Q or Form 10-K, as applicable, of Parent Borrower) at all times; provided, however, at all times during any DSCR Surge, Borrower shall maintain Liquidity of not less than the greater of (1) $45,000,000.00, or (2) an amount equal to 1.50x the trailing twelve month Interest Incurred (as determined, in Administrative Agent’s reasonable determination, by the most recent Form 10-Q or Form 10-K, as applicable, of Parent Borrower); and (ii) Unrestricted Cash of not less than $15,000,000.00 at all times.
(e)    Limitation on Land Components. The Borrower shall not permit the Land Value to collectively exceed 45% of Tangible Net Worth.
(f)    Limitation on Speculative Housing Units. The Borrower shall not permit Speculative Housing Units to collectively exceed 2.50x the number of Presold Housing Units remaining in inventory at any time.
(g)    Investments. The Borrower shall not make an Investment in any Person, except for Permitted Investments.
(h)    Dividends and Other Restricted Payments. No Borrower may declare or make any Restricted Payment; provided, however, that the Borrower may declare and make the following Restricted Payments so long as no Default or Event of Default exists at of the time of such Restricted Payment or would result therefrom (and for the avoidance of doubt, Borrower shall continue to comply with Section 10.1(a) after giving effect to any such distribution):

(i)    the Borrower may declare or make cash distributions to its members not to exceed, in the aggregate, an amount equal to seventy-five percent (75%) of positive actual Consolidated Earnings since the Agreement Date; and
(ii)    GSH, Rosewood and/or any other Borrower may declare and make Restricted Payments to UHG.
Section 10.2     Liens; Negative Pledge.
The Borrower shall not, and shall not permit any Subsidiary to, (a)(i) create, assume, incur, permit or suffer to exist any Liens on any Collateral ~~or~~, now owned or hereafter acquired, except for Permitted Liens (excluding clauses (b), (h), (i) and (j) of the definition thereof) or (ii) create, assume, incur, permit or suffer to exist any Liens on any ownership interest of any Borrower in any Person owning any Collateral, now owned or hereafter acquired, except for Permitted Liens ~~(excluding clauses (c), (h) and (i~~pursuant to clause (j) of the definition thereof~~)~~, or (b) permit any Collateral or any ownership interest of any Borrower or in any Person owning any Collateral to be subject to a Negative Pledge (excluding any Negative Pledge of any ownership interest in GSH made in connection with the Subordinate Debt entered into in accordance with the terms of this Agreement), or (c) [intentionally deleted].
Section 10.3     Restrictions on Intercompany Transfers.
The Borrower shall not, and shall not permit any Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other Equity Interests owned by any Borrower or any Subsidiary; (b) pay any Indebtedness owed to any Borrower or Subsidiary; (c) make loans or advances to any Borrower or Subsidiary; or (d) transfer any of its property or assets to any Borrower or Subsidiary; other than (i) with respect to clauses (a) through (d) those encumbrances or restrictions contained in any Loan Document, or (ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by any Borrower or Subsidiary in the ordinary course of business.
Section 10.4     Merger, Division, Consolidation, Sales of Assets and Other Arrangements.
The Borrower shall not, and shall not permit any Subsidiary to, (a) enter into any transaction of merger, division or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); or (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, any of its assets, or the capital stock of or other Equity Interests in any Borrower or Subsidiary, whether now owned or hereafter acquired; provided, however, that:
(i) any Borrower (other than UHG) or Subsidiary may sell, transfer or dispose of its assets to a Borrower;
(ii) the Borrower may sell, transfer or dispose of its assets in the ordinary course of business; provided, however, (1) in the case of Collateral, such sale, transfer or disposition is in accordance with Section 4.2, (2) other than in the case of Collateral, the Borrower shall be in compliance with Section 10.1 and no Event of Default exists or will exist after giving effect to such sale, transfer or disposition, and (3) such sale, transfer or disposition shall not constitute the sale, transfer or disposition of all or any substantial part of the Borrower’s assets; and

(iii) UHG may sell, transfer, dispose or issue the capital stock or other Equity Interests of UHG in the ordinary course of business; provided that (1) UHG shall be in compliance with Section 10.1 and (2) no Event of Default exists or will exist after giving effect to such sale, transfer, disposition, or issuance, including, without limitation, under Section 11.1(m).
Section 10.5     ~~Subordinated Debt Prepayments; Amendments~~Intentionally Omitted.
~~The Borrower shall not, and shall not permit any subsidiary to, pay any principal of, or accrued interest on, any Subordinated Debt or otherwise make any voluntary or optional payment with respect to any principal of, or accrued interest on, any Subordinated Debt or otherwise redeem or acquire for value any Subordinated Debt; provided, however, so long as no Default or Event of Default exists or would exist therefrom, (i) the Borrower may make scheduled payments of interest due with respect to the Subordinated Debt and (ii) the Borrower may make principal payments on the Subordinated Debt if the Borrower delivers to the Administrative Agent a compliance certificate that indicates that the Borrower shall be in compliance with the covenants under Sections 10.1(a)-(d) on a pro forma basis after giving effect to any such payment. Further, the Borrower shall not, and shall not permit any Subsidiary to, amend or modify, or permit the amendment or modification of, any agreement or instrument evidencing any Subordinated Debt where such amendment or modification provides for the following or which has any of the following effects:~~
~~(a)    increases the rate of interest accruing on such Subordinated Debt;~~
~~(b)     increases the amount of any scheduled installment of principal or interest, or shortens the date on which any such installment or principal or interest becomes due;~~
~~(c)    shortens the final maturity date of such Subordinated Debt;~~
~~(d)    increases the principal amount of such Subordinated Debt;~~
~~(e)    amends any financial or other covenant contained in any document or instrument evidencing any Subordinated Debt in a manner which is more onerous to the Borrower or such Subsidiary or which requires the Borrower or such Subsidiary to improve its financial performance;~~
~~(f)    provides for the payment of additional fees or the increase in existing fees; and/or~~
~~(g)    otherwise could reasonably be expected to be adverse to the interests of the Administrative Agent or the Lenders in any material respect.~~
Section 10.6     Permitted Indebtedness.
The Borrower shall not, and shall not permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
(a)    the Obligations;
(b)    ~~[intentionally deleted];~~the Subordinate Debt, so long as (i) the Subordinate Debt complies with the Subordinate Debt Requirements, (ii) the Convertible Debt is paid off in connection with Borrower incurring the Subordinate Debt, (iii) the aggregate principal amount of such Subordinate Debt shall not exceed $70,000,000 at any time and (iv) Borrower complies with Section 10.11 below;

(c)    Indebtedness existing on the Agreement Date which Indebtedness is described in Schedule 7.1(g) hereto;
(d)    Derivatives Contracts entered into in respect of the Obligations;
(e)    Indebtedness of a Borrower owed to another Borrower; provided, however, that such Indebtedness is (i) unsecured and (ii) subordinated to the Obligations pursuant to Section 13.25 hereof or, if such Indebtedness is evidenced by an instrument, is subordinated to the Obligations pursuant to the terms of such instrument or a separate written agreement, in each case, that is approved by Administrative Agent in its reasonable discretion;
(f)    trade accounts payable and accrued expenses arising or occurring in the ordinary course of business;
(g)    Indebtedness consisting of taxes payable, and obligations in respect of customer deposits, all to the extent incurred in the ordinary course of any Borrower’s business;
(h)    performance bonds, completion bonds, other bonds customarily used by any Borrower in its trade or business, surety and appeal bonds, guarantees of performance, and guarantees of Indebtedness of a special district entered into in the ordinary course of business (in each case other than for an obligation for money borrowed);
(i)    the Convertible Debt, so long as (1) [intentionally deleted], (2) the Convertible Debt remains unsecured, (3) the terms and conditions of the Convertible Debt are no more restrictive than the terms of this Agreement and (4) UHG complies with Section 10.10 below;
(j)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence;
(k)    Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business; and
(l)    so long as no Default or Event of Default exists or would result therefrom at the time incurred, other unsecured and secured debt (including, for the avoidance of doubt, Capitalized Lease Obligations and any Guarantee of such Indebtedness without duplication) (collectively, the “Other Indebtedness”); provided that: (i) the commitment amount of such Other Indebtedness shall not exceed the Maximum Other Indebtedness Amount in the aggregate at any time; (ii) such Other Indebtedness, if secured, is secured by property other than the Collateral, (iii) such Other Indebtedness is not cross-defaulted to this Agreement, (iv) the Fair Market Value of such property that secures such Other Indebtedness, if any, shall be no greater than two (2) times the amount of such Other Indebtedness in the aggregate, determined at the time of the incurrence thereof, (v) the Borrower shall be in compliance with the financial covenants set forth in Section 10.1 at the time of and immediately after giving effect to the incurrence of such Other Indebtedness, and (vi) no covenants under any such Other Indebtedness incurred pursuant to this clause (l) shall be more restrictive, when taken as a whole, than those covenants contained in this Agreement.

Section 10.7     Plans.
The Borrower shall not, and shall not permit any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The Borrower shall not cause or permit to occur, and shall not permit any ERISA Affiliate to cause or permit to occur, any Termination Event if such Termination Event could reasonably be expected to have a Material Adverse Effect.
Section 10.8     Fiscal Year; Line of Business; Accounting Practices.
The Borrower shall not, and shall not permit any Subsidiary to, change its fiscal year, its accounting practices, or line of business, in each case, from that in effect as of the Agreement Date without the Administrative Agent’s prior written consent.
Section 10.9     Modifications of Organizational Documents and Material Contracts.
(a)    The Borrower shall not, and shall not permit any Subsidiary to, amend, supplement, restate or otherwise modify or waive the application of any provision of its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (i) is adverse to the interest of the Administrative Agent, the Issuing Bank or the Lenders or (ii) could reasonably be expected to have a Material Adverse Effect.
(b)    The Borrower shall not, and shall not permit any Subsidiary to, (i) enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect, (ii) default in the performance of any obligations of any Borrower or Subsidiary in any Material Contract, or (iii) permit any Material Contract to be canceled or terminated prior to its stated maturity unless a replacement for such Material Contract has been entered into by the applicable Borrower or Subsidiary.
Section 10.10     Convertible Debt Prepayments; Amendments.
UHG shall not, and shall not permit any subsidiary to, pay any principal of, or accrued interest on, the Convertible Debt or otherwise make any voluntary or optional payment with respect to any principal of, or accrued interest on, any Convertible Debt or otherwise redeem or acquire for value any Convertible Debt; provided, however, so long as no Default or Event of Default exists or would exist therefrom, (i) UHG may make scheduled payments of interest due with respect to the Convertible Debt ~~and~~, (ii) UHG may make principal payments on the Convertible Debt if UHG delivers to the Administrative Agent a compliance certificate that indicates that UHG shall be in compliance with the covenants under Sections 10.1(a)-(d) on a pro forma basis after giving effect to any such payment, and (iii) UHG may prepay the entirety of the Convertible Debt in connection with proceeds from the Subordinate Debt incurred in accordance with the terms of this Agreement. Further, UHG shall not amend or modify, or permit the amendment or modification of, any agreement or instrument evidencing the Convertible Debt where such amendment or modification provides for the following or which has any of the following effects:
(a)    increases the rate of interest accruing on such Convertible Debt;
(b)     increases the amount of any scheduled installment of principal or interest, or shortens the date on which any such installment or principal or interest becomes due;

(c)    shortens the final maturity date of such Convertible Debt;
(d)    increases the principal amount of such Convertible Debt;
(e)    amends any financial or other covenant contained in any document or instrument evidencing the Convertible Debt in a manner which is more onerous to UHG or which requires UHG to improve its financial performance;
(f)    provides for the payment of additional fees or the increase in existing fees; and/or
(g)    otherwise could reasonably be expected to be adverse to the interests of the Administrative Agent or the Lenders in any material respect.
Section 10.11     ~~Reserved~~Subordinate Debt.
(a)    The Borrower shall not, and shall not permit any subsidiary to, pay any principal of, or accrued interest on, any Subordinate Debt or otherwise make any voluntary or optional payment with respect to any principal of, or accrued interest on, any Subordinate Debt or otherwise redeem or acquire for value any Subordinate Debt; provided, however, so long as no Default or Event of Default exists or would exist therefrom, (i) the Borrower may make scheduled payments of interest due with respect to any Subordinate Debt, and (ii) the Borrower may make principal payments on any Subordinate Debt if the Borrower delivers to the Administrative Agent a compliance certificate that indicates that the Borrower shall be in compliance with the covenants under Sections 10.1(a)-(d) on a pro forma basis after giving effect to any such payment. Further, the Borrower shall not amend or modify, or permit the amendment or modification of, any agreement or instrument evidencing any Subordinate Debt where such amendment or modification provides for the following or which has any of the following effects:
(i)    increases the rate of interest accruing on such Subordinate Debt;
(ii)     increases the amount of any scheduled installment of principal or interest, or shortens the date on which any such installment or principal or interest becomes due;
(iii)    shortens the final maturity date of such Subordinate Debt;
(iv)    increases the principal amount of such Subordinate Debt;
(v)    amends any financial or other covenant contained in any document or instrument evidencing the Subordinate Debt in a manner which is more onerous to the Borrower or which requires the Borrower to improve its financial performance;
(vi)    provides for the payment of additional fees or the increase in existing fees; and/or
(vii)    otherwise could reasonably be expected to be adverse to the interests of the Administrative Agent or the Lenders in any material respect.
(b)    The Borrower shall not, and shall not permit any other Related Party of Borrower to, create, assume, incur, permit or suffer to exist any Lien on any Property (other than UHG’s ownership interests in GSH) to secure the Subordinate Debt or other obligations under the Subordinate Debt.

Section 10.12     Transactions with Affiliates.
The Borrower shall not, and shall not permit any Subsidiary to, permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth on Schedule 7.1(r) or (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or such Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, no payments may be made with respect to any items set forth on such Schedule 7.1(r) if an Event of Default exists or a Default would result therefrom.
Section 10.13     Environmental Matters.
The Borrower shall not, and shall not permit any Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties in material violation of any Environmental Law or in a manner that could reasonably be expected to lead to any material Environmental Claim or pose a material risk to human health, safety or the environment. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.
Section 10.14     Derivatives Contracts.
The Borrower shall not enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into by the Borrower in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Borrower.
Section 10.15     Model Housing Units
The Borrower shall not permit the number of Model Housing Units in any individual subdivision to exceed the number of Model Housing Units that is commercially reasonable, as determined by the Borrower in its reasonable discretion.
Section 10.16     Leasing
The Borrower shall not permit any Housing Unit to be leased to a Person.
ARTICLE XI     DEFAULT
Section 11.1     Events of Default.
Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
(a)    Default in Payment.
(i)    The Borrower shall fail to repay the Loan in full when due at maturity;
(ii)    The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, by reason of acceleration or otherwise) the principal of, or any interest on, any of the Loans or any Reimbursement Obligation, or shall fail to pay any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document; provided, however, with respect to this subclause (ii), the Borrower shall be permitted a three (3) day cure period up to two (2) times per any twelve (12) month period.
(b)    Default in Performance.
(i)    Any Borrower shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 8.1(a) (solely with respect to the existence of the Borrower), Article IX or Article X; or
(ii)    any Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of any Borrower obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.
(c)    Mortgages. The failure at any time of any Mortgage or other security interest granted to the Administrative Agent to be a valid first priority lien upon the Collateral purported to be encumbered thereby or any portion thereof (subject only to Permitted Liens (excluding clauses (~~c~~b), (h) ~~and~~, (i) and (j) of the definition thereof)), other than as a result of any release or reconveyance of any Mortgage or other security interest with respect to all or any portion of the Collateral purported to be encumbered thereby pursuant to the terms and conditions of this Agreement.
(d)    Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Borrower under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Borrower to the Administrative Agent, the Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.
(e)    Indebtedness Cross-Default.
(i)    Any Borrower or any other Subsidiary shall fail to make any payment when due and payable in respect of any Indebtedness (other than the Loans and Reimbursement Obligations) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Value), in each case individually or in the aggregate with all other Indebtedness as to which such a failure exists, of $1,000,000.00 or more (the foregoing, individually and collectively, “Material Indebtedness”); or
(ii)    (x) the maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness ~~or~~, (y) any Material Indebtedness shall have been required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof (other than as a result of any Indebtedness constituting convertible debt becoming due as a result of the exercise by any holder thereof of conversion, exchange or similar rights related to the value of UHG’s equity securities shall not be subject to this clause (ii) so long as such Indebtedness is converted into or exchanged for Equity Interests (other than Mandatorily Redeemable Stock) of UHG pursuant to the terms of such Indebtedness), or (z) there occurs an event of default under any loan document, subordination or intercreditor agreement entered into in relation to the Subordinate Debt; or
(iii)    any other event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or otherwise would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid, repurchased, redeemed or defeased prior to its stated maturity (other than as a result of any Indebtedness constituting convertible debt becoming due as a result of the exercise by any holder thereof of conversion, exchange or similar rights related to the value of UHG’s equity securities shall not be subject to this clause (iii) so long as such Indebtedness is converted into or exchanged for Equity Interests (other than Mandatorily Redeemable Stock) of UHG pursuant to the terms of such Indebtedness); or
(iv)    there occurs an “Event of Default” under and as defined in any Derivatives Contract as to which any Borrower is a “Defaulting Party” (as defined therein), or there occurs an “Early Termination Date” (as defined therein) in respect of any Specified Derivatives Contract as a result of a “Termination Event” (as defined therein) as to which any Borrower is an “Affected Party” (as defined therein).
(f)    Voluntary Bankruptcy Proceeding. Any Borrower or any Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (g); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.
(g)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Borrower or any other Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.
(h)    Revocation of Loan Documents. Any Borrower shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(i)    Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against any Borrower or any Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of twenty (20) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Borrower or any Subsidiary, $1,000,000, or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.
(j)    Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of any Borrower or any Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $1,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded off for a period of twenty (20) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Borrower or any Subsidiary.
(k)    ERISA.
(i)    Any Termination Event shall have occurred that, either individually or together with any other Termination Event, results in or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $1,000,000; or
(ii)    The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $1,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.
(l)    Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.
(m)    Change of Control; Change of Ownership.
(i)    UHG shall fail to (i) own one hundred percent (100%) of the Equity Interests of GSH, Rosewood and each other Borrower (other than UHG), or (ii) Control GSH, Rosewood and each other Borrower (other than UHG); or
(ii)    (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of a majority of the votes entitled to be cast by holders of Equity Interests of UHG in the election of members of the board of directors (or equivalent governing body) of UHG on a Fully Diluted Basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right) or

(B) a majority of the members of the board of directors (or other equivalent governing body) of UHG shall not constitute Continuing Directors; or
(iii)    Mr. Nieri ceases for any reason to be principally involved as a member of senior management in the day to day operations of the Borrower and a replacement member of senior management therefor acceptable to the Administrative Agent in its sole discretion is not hired by the Borrower within 60 days thereafter; or
(iv)    Mr. Nieri ceases (i) to be the “beneficial owner” of at least 30% of the votes entitled to be cast by holders of Equity Interests of UHG in the election of members of the board of directors (or equivalent governing body) of UHG on a Fully Diluted Basis, or (ii) to be the “beneficial owner” of a majority of the UHG Class B common stock on a Fully Diluted Basis; or
(v)    the Permitted Holders cease to be the “beneficial owner” of a majority of the votes entitled to be cast by holders of Equity Interests of UHG in the election of members of the board of directors (or equivalent governing body) of UHG on a Fully Diluted Basis.
(n)    ~~Reserved.~~Subordinate Debt Documents. The failure of GSH to comply with the material terms of any subordination provisions of any note or other document evidencing the Subordinate Debt and running to the benefit of Administrative Agent or Lenders, or if any such subordination provisions become null and void or unenforceable against any lender holding the Subordinate Debt.
~~(o)    Reserved.~~
(o)    Non-Subordination of Subordinate Debt. The Lien priority of any loan document entered into in connection with any Subordinate Debt shall cease (or any Borrower Party or an Affiliate of any Borrower Party shall so assert), to be validly subordinated to the Liens of the Security Documents in accordance with the Subordinate Debt Subordination Agreement.
(p)    Material Adverse Effect. Any event or circumstance occurs that the Administrative Agent reasonably believes has had or is reasonably expected to have a Material Adverse Effect.
(q)    Money Laundering; Sanctions. Any breach by any Borrower of any covenants, representations or warranties in this Agreement regarding Anti-Money Laundering Laws and/or Sanctions.
Section 11.2     Remedies Upon Event of Default.
Upon the occurrence of an Event of Default the following provisions shall apply:
(a)    Acceleration; Termination of Facilities.
(i)    Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1(f) or 11.1(g), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account, and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by each Borrower, and (2) the Commitments and the obligation of the Issuing Bank to issue Letters of Credit hereunder, shall all immediately and automatically terminate.
(ii)    Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account, and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Borrower, and (2) terminate the Commitments and the obligation of the Issuing Bank to issue Letters of Credit hereunder.
(b)    Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.
(c)    Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.
(d)    Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and the Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the Collateral, the property and/or the business operations of the Borrower and the Subsidiaries to exercise such power as the court shall confer upon such receiver.
(e)    Remedies in Respect of Specified Derivatives Contracts. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent, the Issuing Bank or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following: (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider, and (d) to prosecute any legal action against the Borrower to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.
Section 11.3     Reserved.
Section 11.4     Marshaling; Payments Set Aside.
No Lender Party shall be under any obligation to marshal any assets in favor of any Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that any Borrower makes a payment or payments to a Lender Party, or a Lender Party enforces its security interest or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
Section 11.5     Allocation of Proceeds.
If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 3.3) under any of the Loan Documents, in respect of any Obligations shall be applied in the following order and priority:
(a)    to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Bank in its capacity as such, ratably among the Administrative Agent and the Issuing Bank in proportion to the respective amounts described in this clause (a) payable to them;
(b)    to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Issuing Bank in its capacity as such and the Lenders under the Loan Documents, including attorney fees, ratably among the Issuing Bank and the Lenders in proportion to the respective amounts described in this clause (b) payable to them;
(c)    to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause (c) payable to them;
(d)    to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, other Letter of Credit Liabilities and payment obligations then owing under Specified Derivatives Contracts, ratably among the Lenders, the Issuing Bank, and the Specified Derivatives Providers and in proportion to the respective amounts described in this clause (d) payable to them; provided, however, to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account; an
(g)    the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.
Notwithstanding the foregoing, Obligations arising under Specified Derivatives Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider, as the case may be. Each Specified Derivatives Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII for itself and its Affiliates as if a “Lender” party hereto.

Section 11.6     Letter of Credit Collateral Account.
(a)    As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Bank and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Issuing Bank as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.
(b)    Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Bank and the Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Administrative Agent shall exercise reasonable care in the investing, reinvesting, custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.
(c)    If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the Issuing Bank for the payment made by the Issuing Bank to the beneficiary with respect to such drawing.
(d)    If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 11.5.
(e)    So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within ten (10) Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.
(f)    The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative

Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.
Section 11.7     Performance by the Administrative Agent.
If any Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower and the expiration of any cure or grace periods set forth herein, perform or attempt to perform such covenant, duty or agreement on behalf of the applicable Borrower. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.
Section 11.8     Rights Cumulative.
(a)    Generally. The rights and remedies of the Administrative Agent, the Issuing Bank, and the Lenders under this Agreement and each of the other Loan Documents, and of the Specified Derivatives Providers under the Specified Derivatives Contracts, shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Issuing Bank, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by any such Lender Party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
(b)    Enforcement by the Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article XII for the benefit of all the Lenders and the Issuing Bank; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Issuing Bank) hereunder, under the other Loan Documents, (iii) any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit or under any Specified Derivatives Contract, (iv) any Lender from exercising setoff rights in accordance with Section 13.4 (subject to the terms of Section 3.3), or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article XII and (y) in addition to the matters set forth in clauses (ii), (iv) and (v) of the preceding proviso and subject to Section 3.3, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

ARTICLE XII     THE ADMINISTRATIVE AGENT
Section 12.1     Appointment and Authorization.
Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent,” “Administrative Agent,” “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.
Section 12.2     Administrative Agent as Lender.
The Lender acting as the Administrative Agent shall have the same rights and powers as a Lender or as a Specified Derivatives Provider, as the case may be, under this Agreement and any other Loan Document and under any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative

Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Bank, the other Lenders, or any Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement, any Specified Derivatives Contract, or otherwise, without having to account for the same to the Issuing Bank, the other Lenders or any Specified Derivatives Providers. The Issuing Bank and the Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Borrower, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.
Section 12.3     Collateral Matters; Protective Advances.
(a)    Each Lender hereby authorizes the Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents.
(b)    The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and indefeasible payment and satisfaction in full of all of the Obligations and Specified Derivatives Obligations; (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document; and (iii) if approved, authorized or ratified in writing by the Requisite Lenders (or such greater number of Lenders as this Agreement or any other Loan Document may expressly provide). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section.
(c)    Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and in accordance with the time periods set forth in Sections 4.2 and 4.3, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for its benefit and the benefit of the other Lender Parties, herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or Specified Derivatives Obligations or any Liens upon (or obligations of the Borrower in respect of) all interests retained by the Borrower, including (without limitation) the proceeds of such sale or transfer, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.
(d)    The Administrative Agent shall have no obligation whatsoever to the Lenders, the Issuing Bank or the Specified Derivatives Providers or to any other Person to assure that the Collateral exists or is owned by the Borrower or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable judgment.
(e)    The Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Revolving Commitment Percentages) to the extent not reimbursed by the Borrower for, Protective Advances during any one calendar year with respect to each Property that is Collateral up to the sum of (i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon such Property; (ii) amounts expended to pay insurance premiums for policies of insurance related to such Property; and (iii) $500,000. Protective Advances in excess of said sum during any calendar year for any Property that is Collateral shall require the consent of the Requisite Lenders. The Borrower agrees to pay on demand all Protective Advances.
(f)    By their acceptance of the benefits of the Security Documents, each Lender that is at any time itself a Specified Derivatives Provider, or having an Affiliate that is a Specified Derivatives Provider, hereby, for itself, and on behalf of any such Affiliate, in its capacity as a Specified Derivatives Provider, irrevocably appoints and authorizes the Administrative Agent as its collateral Administrative Agent, to take such action as contractual representative on such Specified Derivatives Provider’s behalf and to exercise such powers under the Security Documents as are specifically delegated to the Administrative Agent by the terms of this Section 12.3, Section 12.4, and any Security Document, together with such powers as are reasonably incidental thereto; provided, that this subsection (f) shall not affect any of the terms of a Specified Derivatives Contract or restrict a Specified Derivatives Provider from taking any action permitted by a Specified Derivatives Contract. For the avoidance of doubt, all references in this Section 12.3 to “Lender” or “Lenders” shall be deemed to include each Lender (and Affiliate thereof) in its capacity as a Specified Derivatives Provider.
Section 12.4     Post-Foreclosure Plans
If all or any portion of the Collateral is acquired by the Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Obligations and/or Specified Derivatives Obligations, the title to any such Collateral, or any portion thereof, shall be held in the name of the Administrative Agent or a nominee or Subsidiary of the Administrative Agent, as the Administrative Agent, for the ratable benefit of all Lenders, the Issuing Bank and the Specified Derivatives Providers. The Administrative Agent shall prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders. In accordance with the approved Post-Foreclosure Plan, the Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral. Actions taken by the Administrative Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan. Upon demand therefor from time to time, each Lender will contribute its share (based on its Revolving Commitment Percentage) of all reasonable costs and expenses incurred by the Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral. In addition, the Administrative Agent shall render or cause to be rendered to each Lender, the Issuing Bank and each Specified Derivatives Provider, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Revolving Commitment Percentage of any operating loss for such Collateral, and such other expenses and operating reserves as the Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan. To the extent there is net operating income from such Collateral, the Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders, the Issuing Bank and the Specified Derivatives Providers. All such distributions shall be made to the Lenders in accordance with their respective Revolving Commitment Percentages. The Lenders, the Issuing Bank and the Specified Derivatives Providers acknowledge and agree that if title to any Collateral is obtained by the Administrative Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated and the proceeds of such liquidation will be distributed in accordance with Section 11.5 as soon as practicable. The Administrative Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Lenders, the Issuing Bank and the Specified Derivatives Providers. Any purchase money mortgage taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name the Administrative Agent, as the Administrative Agent for the Lenders, as the mortgagee. In such case, the Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Revolving Commitment Percentages as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable.
Section 12.5     Approvals of Lenders.
All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, consent or approval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such.
Section 12.6     Notice of Events of Default.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders and to the Borrower.
Section 12.7     Administrative Agent’s Reliance.
Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender, any Issuing Bank or any other Person, or shall be responsible to any Lender, the Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by the Borrower or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender or the Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lender Parties in any such Collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.
Section 12.8     Indemnification of Administrative Agent.
Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Revolving Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as the Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.
Section 12.9     Lender Credit Decision, Etc.
Each of the Lenders and the Issuing Bank expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to the Issuing Bank or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to the Issuing Bank or any Lender. Each of the Lenders and the Issuing Bank acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Borrower, the Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower or any Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Bank by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or the Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders and the Issuing Bank acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or the Issuing Bank.
Section 12.10     Successor Administrative Agent.
The Administrative Agent may resign at any time as the Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender and the Issuing Bank directly until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders and the Issuing Bank so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender or Issuing Bank were itself the Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Any resignation by the Administrative Agent shall also constitute the resignation as the Issuing Bank by the Lender then acting as the Administrative Agent (the “Resigning Lender”). Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder (i) the Resigning Lender shall be discharged from all duties and obligations of the Issuing Bank hereunder and under the other Loan Documents and (ii) the successor Issuing Bank shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Lender as the Issuing Bank outstanding at the time of such succession (which letters of credit issued in substitution shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit. After any Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.
Section 12.11     Titled Agents.
Arranger, Syndication Agent and Documentation Agent (each, a “Titled Agent”), in such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents is solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Issuing Bank or the Borrower and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.
Section 12.12     Specified Derivatives Contracts; Specified Derivatives Providers.
No Specified Derivatives Provider that obtains the benefits of Section 11.5 by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Contracts unless the Administrative Agent has received written notice of Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider, as the case may be.
Section 12.13     Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, Titled Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, Titled Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 12.14     Erroneous Payments.
(a)    If the Administrative Agent (x) notifies a Lender, Issuing Bank, or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank or other recipient, and each of their respective successors and assigns, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 12.14 and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender, Issuing Bank or any Person, and each of their respective successors and assigns, who has received funds on behalf of a Lender or Issuing Bank, agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the

Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender or Issuing Bank shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.14(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 12.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 12.14(a) or on whether or not an Erroneous Payment has been made.
(c)    Each Lender or Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 12.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment on the Obligations.
(e)    To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
Each party’s obligations, agreements and waivers under this Section 12.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or the Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
ARTICLE XIII     MISCELLANEOUS
Section 13.1     Notices.
Unless otherwise provided herein (including without limitation as provided in Section 9.5), communications provided for hereunder shall be in writing and shall be mailed by certified mail, or delivered as follows:
If to the Borrower:
c/o United Homes Group, Inc.
917 Chapin Road
Chapin, SC 29036
Attention: Tom O’Grady
Telephone Number: (703) 624-3279
E-mail: tomogrady@unitedhomesgroup.com

with a copy to
Great Southern Homes, Inc.
917 Chapin Road
Chapin, SC 29036
Attention: Kookie McGuire
Telephone Number: (803) 699-4735
E-mail: kookiemcguire@greatsouthernhomes.com

with a copy to
Great Southern Homes, Inc.
917 Chapin Road
Chapin, SC 29036
Attention: Shelton Twine
Telephone Number: (803) 699-4735
E-mail: sheltontwine@greatsouthernhomes.com

with a copy to:
        Nelson Mullins Riley & Scarborough LLP
        One Financial Center, Suite 3500
        Boston, MA 02111
        Attn: Jim Bartling
Telephone: (617) 217-4692

        E-mail: jim.bartling@nelsonmullins.com

    and with a copy to:

        Hanson Law Firm, PA
        6156 St. Andrews Rd #101
        Columbia, SC 29212
        Attn: Ken Hanson
        E-mail: khanson@hansonlawfirm.net

If to the Administrative Agent:
Wells Fargo Bank, National Association
550 S Tryon Street, 20th floor
Charlotte, NC 28202
Attention: Amanda Henley
Loan No.: WB11946
Telephone: 704-410-1553
E-mail: Amanda.Henley@wellsfargo.com

with a copy to:
Wells Fargo Bank, National Association
333 S Grand Ave
MAC E2064-090
Los Angeles, CA 90071
Attention: Beth Cebra
Loan No.: WB11946
Telephone: 213-253-7265
E-mail: beth.f.cebra@wellsfargo.com

If to the Administrative Agent under Article II:
Minneapolis Loan Center
600 South 4th Street, ~~8th~~14th Floor
Minneapolis, Minnesota 55415
Attention: ~~Kara Rasmussen~~Alexander Boser
Loan No.: WB11946
Telephone: ~~612-316-0299~~612-478-6012
E-mail: ~~kara.rasmussen~~Alexander.D.Boser @wellsfagro.com

If to the Issuing Bank:
With respect to Wells Fargo:

Wells Fargo Bank, National Association
550 S Tryon Street, 20th floor
Charlotte, NC 28202
Attention: Amanda Henley
Loan No.: WB11946
Telephone: 704-410-1553
E-mail: Amanda.Henley@wellsfargo.com

    with a copy to
Wells Fargo Bank, National Association
333 S Grand Ave
MAC E2064-090
Los Angeles, CA 90071
Attention: Beth Cebra
Loan No.: WB11946
Telephone: 213-253-7265
E-mail: beth.f.cebra@wellsfargo.com

With respect to any other Issuing Bank:
At such address or addresses as the Issuing Bank shall notify the Borrower from time to time.
If to any other Lender:
To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender or the Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (and receipt thereof shall be deemed to have occurred) (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after mailing by certified mail, postage prepaid and addressed to the address of the Borrower or the Administrative

Agent, the Issuing Bank and Lenders at the addresses specified; (ii) [reserved]; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 9.5 to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, the Issuing Bank or any Lender under Article II shall be effective only when actually received. None of the Administrative Agent, the Issuing Bank or any Lender shall incur any liability to any Borrower (nor shall the Administrative Agent incur any liability to the Issuing Bank or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, such Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.
Section 13.2     Expenses.
The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of outside counsel to the Administrative Agent and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and of the Administrative Agent in connection with the review of Properties for inclusion in calculations of the Borrowing Base and the Administrative Agent’s other activities under Article IV and the reasonable fees and disbursements of counsel to the Administrative Agent relating to all such activities, (b) to pay or reimburse the Administrative Agent, the Issuing Bank and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights or any workout or restructuring under the Loan Documents, including the reasonable fees and disbursements of their respective counsel and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Administrative Agent, the Issuing Bank and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent, the Issuing Bank and any Lender incurred in connection with the representation of the Administrative Agent, the Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1(f) or 11.1(g), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of any Borrower, whether proposed by the Borrower, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 13.3     Stamp, Intangible and Recording Taxes.
The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.
Section 13.4     Setoff.
Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, the Issuing Bank, each Lender, each Affiliate of the Administrative Agent, the Issuing Bank or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of the Issuing Bank, a Lender, an Affiliate of the Issuing Bank or a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, the Issuing Bank, such Lender, any Affiliate of the Administrative Agent, the Issuing Bank or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
Section 13.5     Litigation; Jurisdiction; Other Matters; Waivers.
(a)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE

BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
(b)    THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF SOUTH CAROLINA, AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF SOUTH CAROLINA, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH SOUTH CAROLINA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
(c)    THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. SHOULD THE BORROWER FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY (30) DAYS AFTER THE MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.
(d)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN

DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.
Section 13.6     Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of an assigning Revolving Lender’s Revolving Commitment and/or the Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in the immediately preceding subsection (A), the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if the “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 in the case of any assignment of a Revolving Commitment, unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $10,000,000 in the case of a Commitment or Revolving Loans, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default exists at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender; and
(C)    the consent of the Issuing Bank shall be required for any assignment in respect of a Revolving Commitment.
(iv)    Assignment and Acceptance; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 ($7,500 for any Defaulting Lender) for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4, 13.2 and 13.10 and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.11 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operating for the primary benefit of, a natural Person, or any Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender or (y) reduce the rate at which interest is payable thereon. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 5.1, 5.4 (subject to the requirements and limitations therein, including the requirements under Section 3.10(g) (it being understood that the documentation required under Section 3.10(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.1 or 3.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.
(g)    USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and the Anti-Money Laundering Laws, including without limitation, the Patriot Act and the Beneficial Ownership Regulation, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.
Section 13.7     Amendments and Waivers.

(a)    Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower or any Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Borrower which is party thereto. Subject to the immediately following subsection (c), any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Revolving Lenders, and not any other Lenders, may be amended, and the performance or observance by the Borrower or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Borrower which is party thereto). Notwithstanding anything to the contrary contained in this Section, the Fee Letter may only be amended, and the performance or observance by any Borrower thereunder may only be waived, in a writing executed by the parties thereto.
(b)    Additional Lender Consents. In addition to the foregoing requirements, no amendment, waiver or consent shall:
(i)    increase (or reinstate) the Commitments of a Lender or subject a Lender to any additional obligations without the written consent of such Lender;
(ii)    reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby; provided, however, only the written consent of the Requisite Lenders shall be required for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate”;
(iii)    reduce the amount of any Fees payable to a Lender without the written consent of such Lender;
(iv)    modify the definitions of “Revolving Loan Termination Date” (except in accordance with Section 2.14) or “Revolving Commitment Percentage,” otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Revolving Loans or for the payment of Fees or any other Obligations owing to the Revolving Lenders, or extend the expiration date of any Letter of Credit beyond the date that is thirty days prior to the Revolving Loan Termination Date, in each case, without the written consent of each Revolving Lender directly and adversely affected thereby;
(v)    amend or otherwise modify the definition of “Revolving Commitment Percentage” or the provisions of Section 3.2 or Section 3.3 without the written consent of each Lender directly and adversely affected thereby;
(vi)    amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section without the written consent of each Lender;

(vii)    modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Revolving Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Revolving Lender;
(viii)    release any Borrower from its obligations hereunder or under the applicable Loan Documents without the written consent of each Lender;
(ix)    amend, or waive the Borrower’s compliance with, Section 2.16 without the written consent of each Lender;
(x)    release or dispose of any Collateral without the written consent of each Lender unless released or disposed of as permitted by, and in accordance with, the terms of this Agreement, including, Sections 4.2, 10.4 or 12.4; or
(xi)    permit the Collateral to secure any debt other than (A) the Credit Facility, and (B) any Specified Derivatives Obligations of a Borrower in connection with the Credit Facility, except as otherwise permitted herein.
(c)    Amendment of Administrative Agent’s Duties, Etc. Unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.4 or the obligations of the Issuing Bank under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Issuing Bank. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.
(d)    Technical Amendments. Notwithstanding anything to the contrary in this Section 13.7, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders and the Issuing Bank. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.
(e)    Benchmark Replacement. Notwithstanding anything to the contrary contained in this Section, (i) the Administrative Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 5.2(c) in accordance with the terms of Section 5.2(c).
(f)    Amendment and Restatement. Notwithstanding anything to the contrary contained in this Agreement, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent) to amend and restate this Agreement if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have been terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
Section 13.8     Nonliability of Administrative Agent and Lenders.
The relationship between the Borrower, on the one hand, and the Lenders, the Issuing Bank and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent, the Issuing Bank or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, the Issuing Bank or any Lender to any Lender, the Borrower or any Subsidiary. None of the Administrative Agent, the Issuing Bank or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.
Section 13.9     Confidentiality.
The Administrative Agent, the Issuing Bank and each Lender shall maintain the confidentiality of all Information (as defined below), but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s, the Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the Information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any such Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent, the Issuing Bank or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Affiliate of the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent, the Issuing Bank and each Lender may disclose any such confidential Information, without notice to the Borrower, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, the Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, the Issuing Bank or such Lender. As used in this Section, the term “Information” means all information received from the Borrower or any other Subsidiary or Affiliate relating to any Borrower or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower, any Subsidiary or any Affiliate, provided that, in the case of any such information received from the Borrower, any Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 13.10     Indemnification.
(a)    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, and shall pay or reimburse any such Indemnified Party for, any and all losses, claims (including without limitation, Environmental Claims), damages, liabilities and related expenses (including without limitation, the fees, charges and disbursements of any counsel for any Indemnified Party) (which counsel may be employees of any Indemnified Party), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower or any other Subsidiary) other than such Indemnified Party and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Claim related in any way to the Borrower or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding (an “Indemnity Proceeding”) relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Subsidiary, and regardless of whether any Indemnified Party is a party thereto, (v) any claim (including without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent, the Issuing Bank or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, (vi) Administrative Agent and Lenders entering into this Agreement, (vii) the establishment of this credit facility in favor of the Borrower, (viii) Administrative Agent and/or Lenders being deemed creditors in possession of the Borrower’s information, (ix) Administrative Agent and/or Lenders being deemed material creditors that are alleged to have exercised direct or indirect influence, (x) exercise by the Administrative Agent and/or Lenders of any of the rights or remedies available to them pursuant to any Loan Document, (xi) any civil penalties or fines assessed by OFAC as a result of the Borrower’s conduct, together with all costs and expenses related thereto, or (xii) the violation of, or non-compliance with, any Applicable Law.
(b)    If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.
(c)    The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.
References in this Section 13.10 to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.
Section 13.11     Termination; Survival.
This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated or expired or been canceled, (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and the Issuing Bank is no longer obligated under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent, the Issuing Bank and the Lenders are entitled under the provisions of Sections 3.10, 5.1, 5.4, 12.8, 13.2, 13.3 and 13.10 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.5, 13.6 and 13.7, shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Bank and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.
Section 13.12     Severability of Provisions.
If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.
Section 13.13     GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF SOUTH CAROLINA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.14     Counterparts; Electronic Execution.
(a)    Counterparts. To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.
(b)    Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
Section 13.15     Obligations with Respect to the Borrower and Subsidiaries and Affiliates.
The obligations of any Borrower to direct or prohibit the taking of certain actions by any other Borrower, Subsidiary or Affiliate as specified herein shall be absolute and not subject to any defense such Borrower may have that the applicable Borrower does not control such Borrower, Subsidiary or Affiliate.

Section 13.16     Independence of Covenants.
All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 13.17     Limitation of Liability.
None of the Administrative Agent, the Issuing Bank, any Lender, or any of their respective Related Parties shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any of the transactions contemplated by this Agreement or any of the other Loan Documents.
Section 13.18     Entire Agreement.
THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. TO THE EXTENT ANY TERM OF THIS AGREEMENT IS INCONSISTENT WITH A TERM OF ANY OTHER LOAN DOCUMENT TO WHICH THE PARTIES TO THIS AGREEMENT ARE PARTY, THE TERM OF THIS AGREEMENT SHALL CONTROL TO THE EXTENT OF SUCH INCONSISTENCY. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.
Section 13.19     Construction.
The Administrative Agent, the Issuing Bank, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Issuing Bank, the Borrower and each Lender.
Section 13.20     Headings.
The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.
Section 13.21     Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 13.22     Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Derivatives Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regime”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)        In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)        As used in this Section 13.22, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Section 13.23     Co-Borrower Provisions.
Each Borrower acknowledges and agrees that it shall be jointly and severally liable for the Loan and all other obligations arising under this Agreement and/or any of the other Loan Documents. In furtherance thereof, each Borrower acknowledges and agrees as follows:
(a)    For the purpose of implementing the joint borrower provisions of the Loan Documents, each Borrower hereby irrevocably appoints each other Borrower as its agent and attorney-in-fact for all purposes of the Loan Documents, including the giving and receiving of notices and other communications, and Administrative Agent and Lenders shall be entitled to rely on requests and instructions of any Borrower.
(b)    To induce Lenders to make the Loan, and in consideration thereof, each Borrower hereby agrees to indemnify Administrative Agent, Lenders, and the other Indemnified Parties against, and hold Administrative Agent, Lenders and the other Indemnified Parties harmless from, any and all out of pocket liabilities, expenses, losses, damages and/or claims of damage or injury asserted against Administrative Agent and/or Lenders by any Borrower or by any other Person arising from or incurred by reason of reliance by Administrative Agent and/or Lenders on any requests or instructions from any Borrower.
(c)    Each Borrower acknowledges that the liens and security interests created or granted herein and by the other Loan Documents will secure the obligations of each Borrower under the Loan Documents and, in full recognition of that fact, each Borrower consents and agrees that Administrative Agent and/or Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or security hereof or of any other Loan Document:
(i)    agree with any Borrower to supplement, modify, amend, extend, renew, accelerate, or otherwise change the time for payment or the terms of the obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon;
(ii)    agree with any Borrower to supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the obligations or any part thereof or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder;
(iii)    accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the obligations or any part thereof;

(iv)    accept partial payments on the obligations;
(v)    receive and hold additional security or guaranties for the obligations or any part thereof;
(vi)    release, reconvey, terminate, waive, abandon, subordinate, exchange, substitute, transfer and enforce any security for or guaranties of the obligations, and apply any security and direct the order or manner of sale thereof as Administrative Agent, in its sole and absolute discretion, may determine;
(vii)    release any Person or any guarantor from any personal liability with respect to the obligations or any part thereof; or
(viii)    settle, release on terms satisfactory to Administrative Agent or by operation of applicable laws or otherwise liquidate or enforce any obligations and any security therefor or guaranty thereof in any manner, consent to the transfer of any such security and bid and purchase at any sale; and consent to the merger, change or any other restructuring or termination of the corporate existence of any Borrower or any other Person, and correspondingly restructure the obligations of such Borrower or other Person, and any such merger, change, restructuring or termination shall not affect the liability of any Borrower or the continuing existence of any lien or security interest hereunder, under any other Loan Document to which any Borrower is a party or the enforceability hereof or thereof with respect to all or any part of the obligations.
(d)    Upon the occurrence of and during the continuance of any Event of Default, Administrative Agent may enforce this Agreement and the other Loan Documents independently as to each Borrower and independently of any other remedy or security Administrative Agent and/or Lenders at any time may have or hold in connection with the obligations, and in collecting on the Loan it shall not be necessary for Administrative Agent to marshal assets in favor of any Borrower or any other Person or to proceed upon or against and/or exhaust any other security or remedy before proceeding to enforce this Agreement and the other Loan Documents. Each Borrower expressly waives any right to require Administrative Agent and/or Lenders, in connection with Administrative Agent’s and/or Lenders’ efforts to obtain repayment of the Loan and other obligations, to marshal assets in favor of any Borrower or any other Person or to proceed against any other Person or any collateral provided by any other Person, and agrees that Administrative Agent and/or Lenders may proceed against any Persons and/or collateral in such order as it shall determine in its sole and absolute discretion in connection with Administrative Agent’s efforts to obtain repayment of the Loan and other obligations. Administrative Agent may file a separate action or actions against each Borrower to enforce the obligations, whether action is brought or prosecuted with respect to any other security or against any other Person, or whether any other Person is joined in any such action or actions. Each Borrower agrees that Administrative Agent, Lenders, each other Borrower and/or any other Person may deal with Administrative Agent and Lenders in connection with the obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them or between any Borrower and/or any other Person, in any manner whatsoever, all without in any way altering or affecting the security of this Agreement or the other Loan Documents. The rights of Administrative Agent and/or Lenders hereunder and under the other Loan Documents shall be reinstated and revived, and the enforceability of this Agreement and the other Loan Documents shall continue, with respect to any amount at any time paid on account of the obligations thereunder which thereafter shall be required to be restored or returned by Administrative Agent and/or Lenders as a result of the bankruptcy, insolvency or reorganization of any Borrower or any other Person, or otherwise, all as though such amount had not been paid. The enforceability of this Agreement and the other Loan Documents at all times shall remain effective in accordance with their terms as to any remaining party even though any or all obligations, or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any Borrower or any other Person and whether or not any Borrower or any other Person shall have any personal liability with respect thereto. Each Borrower expressly waives any and all defenses to the enforcement of its obligations under the Loan Documents now or hereafter arising or asserted by reason of: (i) any disability or other defense of any other Borrower or any other Person with respect to the obligations; (ii) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal thereof or any defect in the formation of any Borrower or any such principal; (iii) any defense based upon the application by any Borrower of the proceeds of the Loan for purposes other than the purposes permitted under this Agreement or any other Loan Document; (iv) any and all rights and defenses arising out of an election of remedies by Administrative Agent and/or Lenders; (v) any defense based upon Administrative Agent and/or Lender’s failure to disclose any information concerning any other Borrower’s financial condition or any other circumstances bearing on any other Borrower’s ability to pay all sums payable under the Notes or any of the other Loan Documents; (vi) the unenforceability or invalidity of any security or guaranty for the obligations or the lack of perfection or continuing perfection or failure of priority of any security for the obligations; (vii) the cessation for any cause whatsoever of the liability of any other Borrower or any other Person (other than by reason of the full and final payment and performance of all obligations); (viii) any failure of Administrative Agent and/or Lenders to marshal assets in favor of any Borrower or any other Person; (ix) any failure of Administrative Agent and/or Lenders to give notice of sale or other disposition of any Collateral for the obligations to any Borrower or to any other Person or any defect in any notice that may be given in connection with any such sale or disposition; (x) any failure of Administrative Agent and/or Lenders to comply in any non-material respect with applicable laws in connection with the sale or other disposition of any Collateral or other security for any obligation; (xi) any act or omission of Administrative Agent and/or Lenders or others that directly or indirectly results in or aids the discharge or release of any other Borrower or of any other Person or of any of the obligations or any other security or guaranty therefor by operation of law or otherwise; (xii) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (xiii) any right to enforce any remedy which Administrative Agent and/or Lenders may have against any other Borrower and any right to participate in, or benefit from, any security for the Note or the other Loan Documents now or hereafter held by Administrative Agent and/or Lenders; (xiv) the benefit of any statute of limitations affecting the liability of each Borrower or the enforcement hereof; (xv) any failure of Administrative Agent and/or Lenders to file or enforce a claim in any bankruptcy proceeding with respect to any Person; (xvi) the election by Administrative Agent and/or Lenders, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code; (xvii) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code except to the extent otherwise provided in this Agreement; (xviii) any use of cash collateral under Section 363 of the United States Bankruptcy Code; (xix) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person; (xx) the avoidance of any lien or security interest in favor of Administrative Agent securing the obligations for any reason; or (xxi) any bankruptcy proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any of the obligations (or any interest thereon) in or as a result of any such proceeding.
(e)    Each Borrower represents and warrants to Administrative Agent and Lenders that it has established adequate means of obtaining from each other Borrower, on a continuing basis, financial and other information pertaining to their respective businesses, operations and condition (financial and otherwise) and their respective properties, and each now is and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of the other and their respective properties. Each Borrower hereby expressly waives and relinquishes any duty on the part of

Administrative Agent and/or Lenders to disclose to such Borrower any matter, fact or thing related to the businesses, operations or condition (financial or otherwise) of any other Borrower or any other Borrower’s property, whether now known or hereafter known by Administrative Agent and/or Lenders during the life of this Agreement. If Administrative Agent or any Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, Administrative Agent or such Lender shall not be under any obligation to update any such information or to provide any such information to such Borrower or any other Person on any subsequent occasion. With respect to any of the obligations, Administrative Agent and/or Lenders need not inquire into the powers of any Borrower or the officers, employees or other Persons acting or purporting to act on such Borrower’s behalf.
(f)    Each Borrower understands that the exercise by Administrative Agent and/or Lenders of certain rights and remedies may affect or eliminate such Borrower’s right of subrogation against any other Borrower and that such Borrower may therefore incur partially or totally nonreimbursable liability hereunder. Nevertheless, each Borrower hereby authorizes and empowers Administrative Agent, Lenders and their successors, endorsees and assigns, to exercise in its or their sole discretion (but subject to the terms of the Loan Documents), any rights and remedies, or any combination thereof, which may then be available, it being the purpose and intent of such Borrower that the obligations hereunder shall be absolute, continuing, independent and unconditional until fully satisfied. Notwithstanding any other provision of the Loan Documents to the contrary, until all obligations have been repaid and each Mortgage has been released or reconveyed, each Borrower hereby waives and releases any claim or other rights which such Borrower may now have or hereafter acquire against any other Borrower of all or any of the obligations of such Borrower hereunder that arise from the existence or performance of such Borrower’s obligations under this Agreement or any of the other Loan Documents, including any right of subrogation, reimbursement, exoneration, contribution or indemnification, any right to participate in any claim or remedy of Administrative Agent and Lenders against any other Borrower or any collateral which Administrative Agent now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including, without limitation, the right to take or receive from any other Borrower, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other rights.
(g)    Without limiting the foregoing, or anything else contained in this Agreement, each Borrower waives all rights and defenses that it may have because the obligations are secured by real property. This means, among other things:
(i)    Administrative Agent and/or Lenders may collect on the Loan obligations from any Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower; and
(ii)    If Administrative Agent and/or Lenders foreclose on any real property collateral pledged by any Borrower for the Loan obligations: (A) the amount of the indebtedness owed by any other Borrower hereunder may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) Administrative Agent and Lenders may collect from any Borrower even if Administrative Agent and/or Lenders, by foreclosing on the real property collateral, has destroyed any right any Borrower may have to collect from any other Borrower.

(iii)    The immediately preceding subparagraphs (i) and (ii) represent unconditional and irrevocable waivers of any rights and defenses each Borrower may have because the obligations are secured by real property.
(h)    Without limiting the foregoing waivers and release contained in this Section 13.23:
(i)    Each Borrower subordinates all present and future indebtedness owing by any other Borrower to such Borrower to the obligations at any time owing by any other Borrower to Administrative Agent and Lenders under this Agreement and the other Loan Documents. Each Borrower assigns all such indebtedness to Lender as security for the obligations.
(ii)    Each Borrower agrees to make no claim on such indebtedness until all obligations of any other Borrower under this Agreement and the other Loan Documents have been fully discharged.
(iii)    Each Borrower further agrees not to assign all or any part of any such indebtedness unless Administrative Agent is given prior notice and such assignment is expressly made subject to the terms of this Agreement and the other Loan Documents. If Administrative Agent so requests, (i) all instruments evidencing such indebtedness shall be duly endorsed and delivered to Administrative Agent, (ii) all security for such indebtedness shall be duly assigned and delivered to Administrative Agent, (iii) such indebtedness shall be enforced, collected and held by such Borrower as trustee for Administrative Agent and shall be paid over to Administrative Agent on account of the Loan, but without reducing or affecting in any manner the liability of such Borrower under the other provisions of this Agreement and the other Loan Documents, and (iv) such Borrower shall execute, file and record such documents and instruments and take such other action as Administrative Agent deems necessary or appropriate to perfect, preserve and enforce Administrative Agent’s rights in and to such indebtedness and any security therefor. If such Borrower fails to take any such action, Administrative Agent, as attorney in fact for such Borrower, is hereby authorized to do so in the name of such Borrower. The foregoing power of attorney is coupled with an interest and cannot be revoked.
    Each Borrower acknowledges that: (a) the obligations under the Loan Documents are complex in nature, (b) numerous possible defenses to the enforceability of these obligations may presently exist and/or may arise hereafter, and (c) as part of Administrative Agent’s and Lenders’ consideration for entering into these transactions, Administrative Agent and Lenders have specifically bargained for the waiver and relinquishment by each Borrower of all such defenses, and each Borrower has had the opportunity to seek and receive legal advice from skilled legal counsel in the area of financial transactions of the type contemplated herein. Given all of the above, each Borrower does hereby represent and confirm to Administrative Agent and Lenders that each Borrower is fully informed regarding, and thoroughly understands: (i) the nature of all such possible defenses, (ii) the circumstances under which such defenses may arise, (iii) the benefits which such defenses might confer upon Borrower, and (iv) the legal consequences to Borrower of waiving such defenses. Each Borrower acknowledges that all of the informed waivers herein shall be fully enforceable by Administrative Agent and/or Lenders, and that Administrative Agent and Lenders are induced to enter into this transaction in material reliance upon the presumed full enforceability thereof. If any of the waivers or consents set forth herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.
Section 13.24     Contribution Agreement.
(a)    Each Borrower represents and warrants to Administrative Agent and Lenders that it will derive benefit, directly and indirectly, from the collective administration and availability of the

Loan under this Agreement, the Note and the other Loan Documents. Each Borrower agrees that Administrative Agent and Lenders will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement, the Note or any of the other Loan Documents.
(b)    As used in this Section 13.24: (i) the “Allocable Amount” of any Borrower, as of any date of determination, shall be determined to be an amount equal to one hundred percent (100%) of the maximum amount which could then be claimed against such Borrower with respect to the Loan without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law; and (ii) the term “Allocable Share” mean, at the relevant time of calculation with respect to any Borrower, a fraction, the numerator of which equals such Borrower’s Allocable Amount and the denominator of which equals the Allocable Amounts of each Borrower, collectively.
(c)    To the extent that a payment is made on the Loan by a Borrower (an “Individual Borrower Payment”) which, taking into account all other Individual Borrower Payments then previously or concurrently made by or attributable to any other Borrower, exceeds such Borrower’s Allocable Share of all such Individual Borrower Payments (as such share would then be calculated immediately prior to such Individual Borrower Payment), then such Borrower shall be entitled to contribution and indemnification from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Shares as in effect immediately prior to such Individual Borrower Payment. Notwithstanding the foregoing, each Borrower may provide for an allocation consistent with the foregoing which requires each Borrower which received a direct financial benefit from the Loan in respect of which a payment by a Borrower has been made and for which contribution is sought to make contribution payments before each Borrower which did not receive a direct financial benefit is obligated to make contribution payments.
(d)    Each Borrower acknowledges that the rights of contribution and indemnification hereunder shall constitute an asset in favor of any Borrower to which such contribution and indemnification is owing. This Section 13.24 is intended only to define the relative rights of each Borrower, and nothing set forth in this Section 13.24 is intended to or shall impair or expand the obligations of any Borrower with respect to its obligations and liabilities to Administrative Agent and Lenders under this Agreement or any of the other Loan Documents.
Section 13.25     Subordination of Intercompany Obligations.
(a)    Each Borrower executing this Agreement or any other Loan Document covenants and agrees that the payment of all obligations, principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or for the reorganization of any Borrower), fees, charges, expenses, attorneys’ fees and any other sum, obligation or liability owing by any other Borrower to such Borrower, including any intercompany trade payables or royalty or licensing fees (collectively, the “Intercompany Obligations”), is subordinated, to the extent and in the manner provided in this Section 13.25, to the prior payment in full in cash of all Obligations and that the subordination is for the benefit of Administrative Agent, the Issuing Bank, and Lenders, and Administrative Agent, the Issuing Bank, and Lenders may enforce such provisions directly.
(b)    Each Borrower executing this Agreement or any other Loan Document hereby (i) authorizes Administrative Agent, the Issuing Bank, and Lenders to demand specific performance of the terms of this Section 13.25 irrespective of whether any other Borrower shall have complied with any of the provisions hereof applicable to it, at any time when such Borrower shall have failed to comply with any provisions of this Section 13.25 that are applicable to it and (ii) to the extent not prohibited by applicable law irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.
(c)    Except to the extent otherwise permitted herein, upon any distribution of assets of any Borrower in any dissolution, winding-up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):
(i)    all Obligations shall be fully and finally paid and performed and all of the obligations of Administrative Agent, the Issuing Bank, and Lenders to make extensions of credit hereunder shall be terminated before any Borrower is entitled to receive any payment on account of the Intercompany Obligations;
(ii)    any payment or distribution of assets of any Borrower of any kind or character, whether in cash, property or securities, to which any other Borrower would be entitled, except for the provisions of this Section 13.25 shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to Administrative Agent, to the extent necessary to make full and final payment on the Obligations; and
(iii)    if any payment or distribution of assets of any Borrower of any kind or character, whether in cash, property or securities, shall be received by any other Borrower on account of the Intercompany Obligations before the full and final payment and performance of the Obligations and the termination of all of the obligations of Administrative Agent, the Issuing Bank, and Lenders to make extensions of credit hereunder, such payment or distribution shall be received and held for and shall be paid over to Administrative Agent for application to the payment of the Obligations.
(d)    No right of Administrative Agent, the Issuing Bank, any Lender or any other present or future holders of any of the Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Borrower or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by any Borrower with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.
Section 13.26     Standard of Consent.
Except where the consent or approval of Administrative Agent, the Issuing Bank or any Lender is permitted to be given in such party’s sole and/or absolute discretion, and except as otherwise expressly set forth herein, whenever the consent or approval of the Administrative Agent, the Issuing Bank or any Lender is required hereunder or under any other Loan Document, such consent or approval shall not be unreasonably withheld, conditioned or delayed.
Section 13.27     Assumption and Joinder to Existing Credit Agreement and Existing Loan Documents.
UHG hereby acknowledges that it has assumed, and has agreed to perform and observe, each and every one of the covenants, rights, promises, agreements, terms, conditions, obligations, appointments, duties and liabilities of the “Borrower” under the Existing Credit Agreement, as amended by this Agreement, and all of the other Existing Loan Documents, as amended by the Loan Documents (other than any covenants, rights, promises, agreements, terms, conditions, obligations, appointments, duties or liabilities under any Existing Loan Document to the extent that direct ownership of the Land is required to satisfy same, in which case UHG shall cause GSH to perform in accordance with such Existing Loan Documents), applicable to it as a Borrower under the Existing Credit Agreement, as amended by this Agreement. By virtue of the foregoing, UHG hereby accepts and assumes any liability of the Borrower related to each representation, warranty, covenant or obligation made by a Borrower in the Existing Credit Agreement, as amended by this Agreement, and any other Existing Loan Documents, as amended by the Loan Documents (other than any representation, warranty, covenant or obligation under any Existing Loan Document to the extent that direct ownership of the Land is required to satisfy same, in which case GSH alone makes such representations and warranties and UHG shall cause GSH to perform such covenants and obligations), and hereby expressly affirms, as of the date hereof, each of such representations, warranties, covenants and obligations.
Section 13.28     Amended and Restated Credit Agreement.
This Agreement shall amend and restate the Existing Credit Agreement in its entirety. Without limiting the generality of the foregoing, (i) the Existing Credit Agreement is merged and incorporated into this Agreement and (ii) this Agreement shall supersede and control any inconsistent provision in the Existing Credit Agreement. All references in the Loan Documents (including the Existing Loan Documents) and the Existing Hazardous Materials Indemnity Agreement to the Existing Credit Agreement are hereby modified and shall now be deemed to refer to this Agreement. All references in the Loan Documents (including the Existing Loan Documents) and the Existing Hazardous Materials Indemnity Agreement to the Obligations, the Notes, the Loan Documents and other terms defined herein are hereby modified and shall now be deemed to refer to such terms and items as defined or described in this Agreement. Except as modified hereby or by any other Loan Document (whether dated as of or prior to the Agreement Date) which expressly modifies any of the Existing Loan Documents or the Existing Hazardous Materials Indemnity Agreement, all of the terms and provisions of the Existing Loan Documents and Existing Hazardous Materials Indemnity (in each case, including schedules and exhibits thereto), and the indebtedness, duties and obligations thereunder, are ratified and affirmed in all respects and shall remain in full force and effect. This Agreement shall not, however, constitute a novation of the Borrower’s indebtedness, duties and obligations under or with respect to the Existing Loan Documents or Existing Hazardous Materials Indemnity Agreement.
Section 13.29     Keepwell.
Each Borrower that is a Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Borrower that is not a Qualified ECP Guarantor (each a “Specified Loan Party”) as m ay be needed by such Specified Loan Party from time to time to honor all of its obligations under this Agreement in respect of Swap Obligations (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Borrower’s obligations under this Section voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each such Borrower under this Section shall remain in full force and effect until all Revolving Loans have been fully and finally paid, performed and discharged and all obligations of Lenders to make disbursements under this Agreement have terminated. Each Borrower intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
[Signatures Pages Intentionally Omitted]